EXECUTION VERSION

WORTHINGTON ENTERPRISES, INC.

______________

NOTE PURCHASE AND EXCHANGE AGREEMENT

______________

2.06% SERIES A SENIOR NOTES DUE AUGUST 23, 2031

2.40% SERIES B SENIOR NOTES DUE AUGUST 23, 2034

Dated as of May 17, 2024

(Not Part of Agreement)

Page

1.	AUTHORIZATION OF ISSUE OF NOTES	2
1A.	Authorization of Issue of Series A Notes	2
1B.	Authorization of Issue of Series B Notes	2
1C.	Authorization of Issue of Shelf Notes	3
2.	PURCHASE AND SALE OF NOTES	3
2A.	Sale and Exchange of Existing Series A Notes for Series A Notes and Existing Series B Notes for Series B Notes	3
2B.	Purchase and Sale of Shelf Notes	4
3.	CONDITIONS OF NOTE EXCHANGE; CONDITIONS OF CLOSING	9
3A.	Conditions of Note Exchange	9
3B.	Conditions of Closing	12
4.	PREPAYMENTS	15
4A.	Required Prepayment	15
4B.	Optional Prepayment With Yield-Maintenance Amount	16
4C.	Notice of Optional Prepayment	16
4D.	Application of Prepayments	16
4E.	Offer to Prepay Notes in the Event of a Change of Control	17
4F.	No Acquisition of Notes	17
5.	AFFIRMATIVE COVENANTS	18
5A.	Financial Statements	18
5B.	[Intentionally Omitted]	20
5C.	Inspection of Property	20
5D.	Covenant to Secure Notes Equally	20
5E.	Compliance with Law	20
5F.	Maintenance of Insurance	21
5G.	Maintenance of Properties	21
5H.	Payment of Obligations	21
5I.	Corporate Existence	21
5J.	Agreement Assuming Liability on Notes	21
5K.	Priority of Obligations	22

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(continued)

Page

6.	NEGATIVE COVENANTS	22
6A.	Limitation on Indebtedness of Subsidiaries	22
6B.	Restriction on Liens	23
6C.	Merger	23
6D.	Dispositions	24
6E.	ERISA	24
6F.	Designation of Restricted and Unrestricted Subsidiaries	24
6G.	Change in Nature of Business	25
6H.	Transactions with Affiliates	25
6I.	Burdensome Agreements	25
6J.	Governance Documents	25
6K.	Financial Covenants	25
6L.	U.S. Economic Sanctions, Etc	26
6M.	Most Favored Lender	26
7.	EVENTS OF DEFAULT	27
7A.	Acceleration	27
7B.	Rescission of Acceleration	29
7C.	Notice of Acceleration or Rescission	30
7D.	Other Remedies	30
8.	REPRESENTATIONS, COVENANTS AND WARRANTIES	30
8A(1).	Organization; Subsidiaries	30
8A(2)	Power and Authority	31
8B.	Financial Statements	31
8C.	Actions Pending	32
8D.	Outstanding Indebtedness	32
8E.	Title to Properties	32
8F.	Taxes	32
8G.	Conflicting Agreements and Other Matters	33
8H.	Offering of Notes	33
8I.	Use of Proceeds	34

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(continued)

Page

8J.	ERISA	34
8K.	Governmental Consent	36
8L.	Compliance with Environmental and Other Laws	36
8M.	Regulatory Status	36
8N.	Permits and Other Operating Rights	36
8O.	Rule 144A	37
8P.	Absence of Financing Statements, etc	37
8Q.	Foreign Assets Control Regulations, Etc	37
8R.	Disclosure	38
8S.	Ranking of Obligations	38
9.	REPRESENTATIONS OF EACH PURCHASER	38
9A.	Nature of Purchase	38
9B.	Source of Funds	38
10.	DEFINITIONS; ACCOUNTING MATTERS	40
10A.	Yield-Maintenance Terms	40
10B.	Other Terms	42
10C.	Accounting and Legal Principles, Terms and Determinations	60
11.	MISCELLANEOUS	61
11A.	Note Payments	61
11B.	Expenses	62
11C.	Consent to Amendments	63
11D.	Form, Registration, Transfer and Exchange of Notes; Lost Notes	64
11E.	Persons Deemed Owners; Participations	64
11F.	Confidential Information	64
11G.	Survival of Representations and Warranties; Entire Agreement	66
11H.	Successors and Assigns	66
11I.	Independence of Covenants; Beneficiaries of Covenants	66
11J.	Notices	66
11K.	Payments Due on Non-Business Days	67
11L.	Satisfaction Requirement	67

-iii-

(continued)

Page

11M.	GOVERNING LAW	67
11N.	SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL	67
11O.	Severability	68
11P.	Descriptive Headings; Advice of Counsel; Interpretation; Time of the Essence	69
11Q.	Counterparts; Facsimile or Electronic Signatures	69
11R.	Severalty of Obligations	69
11S.	Independent Investigation	69
11T.	Directly or Indirectly	69
11U.	Transaction References	69
11V.	Payment Currency	70

-iv-

PURCHASER SCHEDULE

INFORMATION SCHEDULE

SCHEDULE 6B -- CERTAIN EXISTING LIENS
SCHEDULE 6F -- UNRESTRICTED SUBSIDIARIES
SCHEDULE 8A(1) -- SUBSIDIARIES
SCHEDULE 8G -- LIST OF AGREEMENTS RESTRICTING INDEBTEDNESS

EXHIBIT A-1 -- FORM OF SERIES A NOTE

EXHIBIT A-2 -- FORM OF SERIES B NOTE

EXHIBIT A-3 -- FORM OF SHELF NOTE

EXHIBIT B -- [RESERVED]

EXHIBIT C -- FORM OF REQUEST FOR PURCHASE

EXHIBIT D -- FORM OF CONFIRMATION OF ACCEPTANCE

EXHIBIT E-1 FORM OF GUARANTY AGREEMENT

EXHIBIT E-2 -- FORM OF CONFIRMATION OF GUARANTY

EXHIBIT F-1 -- FORM OF OPINION OF GENERAL COUNSEL TO THE TRANSACTION PARTIES

EXHIBIT F-2 -- FORM OF OPINION OF COMPANY’S SPECIAL COUNSEL

-v-

WORTHINGTON ENTERPRISES, INC.

200 Old Wilson Bridge Road
Columbus, Ohio 43085

As of May 17, 2024

PGIM, Inc. (“Prudential”)

Each of the holders of Existing Series A Notes

party hereto (the “Existing Series A Holders”)

Each of the holders of Existing Series B Notes

party hereto (the “Existing Series B Holders”; together
with the Existing Series A Holders, the “Existing Holders”)

Each other Prudential Affiliate (as hereinafter

defined) which becomes bound by certain

provisions of this Agreement as hereinafter

provided

c/o Prudential Private Capital

Two Prudential Plaza, Suite 5600

Chicago, Illinois 60601

Ladies and Gentlemen:

The undersigned, Worthington Enterprises, Inc., an Ohio corporation (formerly known as Worthington Industries, Inc.) (the “Company” or the “Issuer”), hereby agrees with you as set forth below. Reference is made to paragraph 10 hereof for definitions of capitalized terms used herein and not otherwise defined herein.

BACKGROUND

Prudential, the Existing Holders, the Company, Worthington Industries International S.à.r.l., a private limited liability company (société à responsabilité limitée) having its registered office at 2B, Ennert dem Bierg, L-5244 Sandweiler, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register under number B 155530 and having a share capital of EUR58,818 (herein called “LuxCo”), and Worthington Cylinders GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) under Austrian law, having its seat at Kienberg, municipality Gaming, and its registered business address at Beim Flaschenwerk 1, 3291 Kienberg, Austria, registered with the Austrian companies register under number FN 167898 i (herein called “AustriaCo”), are parties to that certain Note Purchase and Private Shelf Agreement dated as of August 23, 2019 (as amended to date, the “Existing Note Agreement”), pursuant to which LuxCo issued and sold, and the Existing Series A Holders purchased, LuxCo’s Series A Senior Notes due August 23, 2031 (the “Existing Series A Notes”), in the original aggregate principal amount of

€36,700,000, all of which is outstanding as of the date hereof, and AustriaCo issued and sold, and the Existing Series B Holders purchased, AustriaCo’s Series B Senior Notes due August 23, 2034 (the “Existing Series B Notes”; collectively with the Existing Series A Notes, the “Existing Notes”), in the aggregate principal amount of €55,000,000, all of which is outstanding as of the date hereof. The Existing Notes are guaranteed by the Company.

The Company has requested that (i) each Existing Series A Holder exchange the Existing Series A Notes held by such Existing Series A Holder for Series A Notes issued under this Agreement and (ii) each Existing Series B Holder exchange the Existing Series B Notes held by such Existing Series B Holder for Series B Notes issued under this Agreement, and each of the Existing Holders is willing to exchange such Existing Notes on the terms and conditions set forth herein.

1. AUTHORIZATION OF ISSUE OF NOTES TC "1. AUTHORIZATION OF ISSUE OF NOTES" \l "1" \u.

1A. Authorization of Issue of Series A Notes TC "1A. Authorization of Issue of Series A Notes" \l "2" \u. The Company will authorize the issue and sale of its senior promissory notes (the “Series A Notes”) in the original aggregate principal amount of €36,700,000, to be dated the Exchange Closing Day, to mature August 23, 2031, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 2.06% per annum (provided that, during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of the Series A Notes the outstanding principal balance of the Series A Notes shall bear interest from and after the date of such Event of Default and until the date such Event of Default ceases to be in existence at the rate per annum from time to time equal to the Default Rate) and on overdue payments at the rate per annum from time to time equal to the Default Rate, and to be substantially in the form of Exhibit A-1 attached hereto. The terms “Series A Note” and “Series A Notes” as used herein shall include each Series A Note delivered pursuant to any provision of this Agreement and each Series A Note delivered in substitution or exchange for any other such Series A Note pursuant to any such provision, as such Series A Notes are amended, restated or otherwise modified from time to time.

1B. Authorization of Issue of Series B Notes TC "1B. Authorization of Issue of Series B Notes" \l "2" \u. The Company will authorize the issue and sale of its senior promissory notes (the “Series B Notes”) in the original aggregate principal amount of €55,000,000, to be dated the Exchange Closing Day, to mature August 23, 2034, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 2.40% per annum (provided that, during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of the Series B Notes the outstanding principal balance of the Series B Notes shall bear interest from and after the date of such Event of Default and until the date such Event of Default ceases to be in existence at the rate per annum from time to time equal to the Default Rate) and on overdue payments at the rate per annum from time to time equal to the Default Rate, and to be substantially in the form of Exhibit A-2 attached hereto. The terms “Series B Note” and “Series B Notes” as used herein shall include each Series B Note delivered pursuant to any provision of this Agreement and each Series B Note delivered in substitution or exchange for any other such Series B Note pursuant to any such provision, as such Series B Notes are amended, restated or otherwise modified from time to time.

1C. Authorization of Issue of Shelf Notes TC "1C. Authorization of Issue of Shelf Notes" \l "2" \u. The Issuer will authorize the issue of one or more additional senior promissory notes (the “Shelf Notes”) to be denominated in Dollars or Euros (at the option of the Issuer) in the aggregate Dollar equivalent principal amount of $0.00, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 15 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 15 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to paragraph 2B(5), and to be substantially in the form of Exhibit A-3 attached hereto. The terms “Shelf Note” and “Shelf Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision as such Shelf Notes are amended, restated or otherwise modified from time to time. The terms “Note” and “Notes” as used herein shall include each Series A Note, each Series B Note and each Shelf Note. Notes which have (i) [reserved], (ii) the same final maturity, (iii) the same principal prepayment dates, (iv) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (v) the same interest rate, (vi) the same interest payment periods, (vii) the same currency specification and (viii) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

2. PURCHASE AND SALE OF NOTES TC "2. PURCHASE AND SALE OF NOTES" \l "1" \u.

2A. Sale and Exchange of Existing Series A Notes for Series A Notes and Existing Series B Notes for Series B Notes TC "2A. Sale and Exchange of Existing Series A Notes for Series A Notes and Existing Series B Notes for Series B Notes" \l "2" \u. Subject to the terms and conditions of this Agreement, the Company hereby agrees to sell to (i) each Existing Series A Holder and, subject to the terms and conditions herein set forth, each Existing Series A Holder agrees to purchase from the Company, at the Exchange Closing described in this paragraph 2A, Series A Notes in consideration for the exchange of the Existing Series A Notes in the aggregate principal amount of Series A Notes set forth opposite such Existing Series A Holder’s name on the Purchaser Schedule attached hereto at 100% of such aggregate principal amount, and (ii) each Existing Series B Holder and, subject to the terms and conditions herein set forth, each Existing Series B Holder agrees to purchase from the Company, at the Exchange Closing described in this paragraph 2A, Series B Notes in consideration for the exchange of the Existing Series B Notes in the aggregate principal amount of Series B Notes set forth opposite such Existing Series B Holder’s name on the Purchaser Schedule attached hereto at 100% of such aggregate principal amount. The exchange of the Existing Series A Notes for the Series A Notes and the Existing Series B Notes for the Series B Notes (the “Note Exchange”) shall occur at the offices of ArentFox Schiff LLP, at 233 South Wacker Drive, Suite 7100, Chicago, IL 60606, at a closing (the “Exchange Closing”) on May 17, 2024 (the “Exchange Closing Day”). At the Exchange Closing, the Company will deliver to (a) each Existing Series A Holder one or more Series A Notes registered in such Existing Series A Holder’s name (or, if specified in the Purchaser Schedule attached hereto, in the name of the nominee(s) for such Existing Series A Holder specified in the Purchaser Schedule attached hereto), evidencing the aggregate principal amount of Series A Notes to be exchanged for such Existing Series A Holder’s Existing Series A Note(s) and in the denomination or denominations specified with respect to such Existing Series A Holder in the Purchaser Schedule attached hereto, against delivery by such Existing Series A Holder of such Existing Series A Holder’s Existing Series A Note(s), and (b) each Existing Series B Holder one or more Series B Notes registered in such Existing Series B Holder’s name (or, if specified in the Purchaser Schedule attached hereto, in the name of the nominee(s) for such Existing Series B Holder specified in the Purchaser Schedule attached hereto), evidencing the aggregate principal amount of Series B Notes to be exchanged for such Existing Series B Holder’s Existing Series B Note(s) and in the denomination or denominations specified with respect to such Existing Series B Holder in the Purchaser Schedule attached hereto, against delivery by such Existing Series B Holder of such Existing Series B Holder’s Existing Series B Note(s). If at the Exchange Closing the Company shall fail to tender such Series A Notes to any Existing Series A Holder or such Series B Notes to any Existing Series B Holder as provided in this paragraph 2A, or any of the conditions specified in paragraph 3A shall not have been fulfilled to such Existing Series A Holder’s or Existing Series B Holder’s satisfaction, such Existing Series A Holder or Existing Series B Holder shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Existing Series A Holder or such Existing Series B Holder may have by reason of such failure by the Company to tender such Series A Notes or such Series B Notes or any of the conditions specified in paragraph 3 not having been fulfilled to such Existing Series A Holder’s or such Existing Series B Holder’s satisfaction.

2B. Purchase and Sale of Shelf Notes TC "2B. Purchase and Sale of Shelf Notes" \l "2" \u.

2B(1). Facility. Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”. At any time, the aggregate principal amount of Shelf Notes stated in paragraph 1C, minus the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) (other than Accepted Notes the Closing for which has been cancelled pursuant to paragraph 2B(8)(iv) and with respect to which the related Cancellation Fee has been paid) prior to such time, is herein called the “Available Facility Amount” at such time. For purposes of the preceding sentence, all aggregate principal amounts of Notes and Accepted Notes shall be calculated in Dollars; with respect to any Notes denominated or Accepted Notes to be denominated in Euros, the Dollar equivalent of such Notes or Accepted Notes at the time of the applicable Acceptance under paragraph 2B(5) shall be used for such calculation. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES BY PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

2B(2). Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) August 23, 2022 (or if the date is not a Business Day, the Business Day next preceding such date), (ii) the 30th day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that Prudential or the Company, as applicable, elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such 30th day is not a Business Day, the Business Day next preceding such 30th day), (iii) the last Closing Day after which there is no Available Facility Amount, (iv) the termination of the Facility under paragraph 7A of this Agreement, and (v) the acceleration of any Note under paragraph 7A of this Agreement. The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

2B(3). Request for Purchase. The Issuer may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being a “Request for Purchase”). Each Request for Purchase shall be made to Prudential by facsimile transmission or overnight delivery service, and shall (i) specify the currency (which shall be Dollars or Euros) of the Shelf Notes covered thereby, (ii) [reserved], (iii) specify the aggregate principal amount of the Shelf Notes covered thereby, which shall not be less than $10,000,000 (or its equivalent in Euros) and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (iv) specify the principal amounts, final maturities, principal prepayment dates (if any) and amounts and interest payment periods (quarterly in arrears) of the Shelf Notes covered thereby, (v) specify the use of proceeds of such Shelf Notes, (vi) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 25 days after the making of such Request for Purchase, (vii) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (viii) certify that the representations and warranties contained in paragraph 8 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, and (ix) be substantially in the form of Exhibit C attached hereto. Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.

2B(4). Rate Quotes. Not later than five Business Days after the Issuer shall have given Prudential a Request for Purchase pursuant to paragraph 2B(3), Prudential may, but shall be under no obligation to, provide to the Issuer by telephone or facsimile transmission, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several currencies, principal amounts, maturities, principal prepayment schedules and interest payment periods of Shelf Notes specified in such Request for Purchase. Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which a Prudential Affiliate or Affiliates would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

2B(5). Acceptance. Within the Acceptance Window with respect to any interest rate quotes provided pursuant to paragraph 2B(4), the Issuer may, subject to paragraph 2B(6), elect to accept such interest rate quotes as to not less than $10,000,000 (or its equivalent in Euros) aggregate principal amount of the Shelf Notes specified in the related Request for Purchase. Such election shall be made by an Authorized Officer of the Issuer notifying Prudential by telephone or facsimile transmission within the Acceptance Window that the Issuer elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being an “Accepted Note”) as to which such acceptance (an “Acceptance”) relates. The day the Issuer notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. Subject to paragraph 2B(6) and the other terms and conditions hereof, the Issuer agrees to sell to a Prudential Affiliate or Affiliates, and Prudential agrees to cause the purchase by a Prudential Affiliate or Affiliates of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Issuer and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit D attached hereto (a “Confirmation of Acceptance”) and cause such Confirmation of Acceptance to be delivered to the Company on the date of such execution. If the Issuer should fail to execute and return to Prudential within three Business Days following the Company’s receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential or any Prudential Affiliate may at its election at any time prior to Prudential’s receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

2B(6). Market Disruption. Notwithstanding the provisions of paragraph 2B(5), if Prudential shall have provided interest rate quotes pursuant to paragraph 2B(4) and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with paragraph 2B(5): (i) in the case of Shelf Notes to be denominated in Dollars, the domestic market for U.S. Treasury securities, derivatives or other financial instruments shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities, derivatives or other financial instruments, or (ii) in the case of Shelf Notes to be denominated in Euros, the markets for German Bunds, derivatives or other financial instruments or the spot and forward currency market, the financial futures market or the interest rate swap market shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. If the Issuer thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this paragraph 2B(6) are applicable with respect to such Acceptance.

2B(7). Facility Closings. Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Issuer will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Prudential Private Capital, 180 North Stetson Avenue, Suite 5600, Chicago, Illinois 60601, Attention: Law Department, or at such other place as Prudential may have directed, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds in the currency in which such Notes are denominated for credit to the account of the Issuer specified in the Request for Purchase of such Notes. If the Issuer fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this paragraph 2B(7), or any of the conditions specified in paragraph 3 shall not have been fulfilled by the time required on such scheduled Closing Day, the Issuer shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Issuer reasonably believes that it will be able to comply with the conditions set forth in paragraph 3 on such Rescheduled Closing Day and that the Issuer will pay the Delayed Delivery Fee in accordance with paragraph 2B(8)(iii) or (ii) such closing is to be canceled. If a Rescheduled Closing Day is established in respect of Notes denominated in Euros, such Notes shall have the same maturity date, principal prepayment dates and amounts and interest payment dates as originally scheduled. In the event that the Issuer shall fail to give such notice referred to in the second preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 p.m., New York City local time, on such scheduled Closing Day, notify the Issuer in writing that such closing is to be canceled. In the event that the Issuer shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Issuer in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Issuer may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless Prudential shall have otherwise consented in writing.

2B(8). Fees.

2B(8)(i). Draw Fee. The Issuer will pay to each Purchaser in immediately available funds a fee (the “Draw Fee”) on each Closing Day (other than, for the avoidance of doubt, with respect to any Notes issued on the Exchange Closing Day) in an amount equal to 0.10% of the aggregate principal amount of Shelf Notes sold to such Purchaser on such Closing Day.

2B(8)(ii). [Reserved].

2B(8)(iii). Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason (other than solely as a result of the failure of the Purchaser thereof to fund the purchase price of such Accepted Note on such original Closing Day when all conditions precedent to such Purchaser’s obligation to purchase and pay for such Accepted Note in paragraph 3 have been satisfied on or before such original Closing Day) beyond the original Closing Day for such Accepted Note, the Issuer will pay to each Purchaser which shall have agreed to purchase such Accepted Note (a) on the Cancellation Date or actual closing date of such purchase and sale and (b) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Note and on each Business Day following 90 days after the prior payment hereunder, a fee (the “Delayed Delivery Fee”) equal to:

(a) in the case of an Accepted Note denominated in Dollars, the product of (1) the amount determined by Prudential to be the amount by which the bond equivalent yield per annum of such Accepted Note exceeds the investment rate per annum on an alternative Dollar investment of the highest quality selected by Prudential and having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day from time to time fixed for the delayed delivery of such Accepted Note, (2) the principal amount of such Accepted Note, and (3) a fraction the numerator of which is equal to the number of actual days elapsed from and including the original Closing Day for such Accepted Note to but excluding the date of such payment, and the denominator of which is 360; and

(b) in the case of an Accepted Note denominated in Euros, the sum of (1) the product of (x) the amount by which the bond equivalent yield per annum of such Accepted Note exceeds the arithmetic average of the Overnight Interest Rates on each day from and including the original Closing Day for such Accepted Note, (y) the principal amount of such Accepted Note, and (z) a fraction the numerator of which is equal to the number of actual days elapsed from and including the original Closing Day for such Accepted Note to but excluding the date of such payment, and the denominator of which is 360 and (2) the costs and expenses (if any) incurred by such Purchaser or its affiliates with respect to any interest rate, currency exchange or similar agreement entered into by the Purchaser or any such affiliate in connection with the delayed closing of such Accepted Notes.

In no case shall the Delayed Delivery Fee be less than zero. The Delayed Delivery Fee described in clause (b) above shall be paid in Euros. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2B(7).

2B(8)(iv). Cancellation Fee. If the Issuer at any time notifies Prudential in writing that the Issuer is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Issuer in writing under the circumstances set forth in the last sentence of paragraph 2B(5) or the penultimate sentence of paragraph 2B(7) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (other than solely as a result of the failure of the Purchaser thereof to fund the purchase price of such Accepted Note on such original Closing Day when all conditions precedent to such Purchaser’s obligation to purchase and pay for such Accepted Note in paragraph 3 have been satisfied on or before such original Closing Day) (the date of any such notification or the last day of the Issuance Period, as the case may be, being the “Cancellation Date”), the Issuer will pay to each Purchaser which shall have agreed to purchase such Accepted Note on the Cancellation Date in immediately available funds an amount (the “Cancellation Fee”) equal to:

(a) in the case of an Accepted Note denominated in Dollars, the product of (1) the principal amount of such Accepted Note and (2) the quotient (expressed in decimals) obtained by dividing (y) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Note(s) on the Acceptance Day for such Accepted Note by (z) such bid price, with the foregoing bid and ask prices as reported on the Bridge\Telerate Service, or if such information ceases to be available on the Bridge\Telerate Service, any publicly available source of such market data selected by Prudential, and rounded to the second decimal place; and

(b) in the case of an Accepted Note denominated in Euros, the aggregate of all unwinding costs incurred by such Purchaser or its affiliates on positions executed by or on behalf of such Purchaser or such affiliates in connection with the proposed lending in such currency and fixing the coupon in such currency, provided, however, that any gain realized upon the unwinding of any such positions shall be offset against any such unwinding costs. Such positions include (without limitation) currency and interest rate swaps, futures and forwards, government bond (including U.S. Treasury bond) hedges and currency exchange contracts, all of which may be subject to substantial price volatility. Such costs may also include (without limitation) losses incurred by such Purchaser or its affiliates as a result of fluctuations in exchange rates. All unwinding costs incurred by such Purchaser shall be determined by Prudential or its affiliate in accordance with generally accepted financial practice.

In no case shall the Cancellation Fee be less than zero.

3. CONDITIONS OF NOTE EXCHANGE; CONDITIONS OF CLOSING TC "3. CONDITIONS OF NOTE EXCHANGE; CONDITIONS OF CLOSING" \l "1" \u.

3A. Conditions of Note Exchange TC "3A. Conditions of Note Exchange" \l "2" \u. The Note Exchange as contemplated by paragraph 2A hereof is subject to the satisfaction, on or before the date hereof, of the following conditions:

3A(1). Certain Documents. Prudential and each Existing Holder shall have received original counterparts or, if satisfactory to Prudential and each Existing Holder, certified or other copies of all of the following, each duly executed and delivered by the party or parties thereto, in form and substance satisfactory to Prudential and each Existing Holder dated the Exchange Closing Day unless otherwise indicated, and, on the Exchange Closing Day, in full force and effect with no event having occurred and being then continuing that would constitute a default thereunder or constitute or provide the basis for the termination thereof:

(i) this Agreement executed by the Company, Prudential and the Existing Holders;

(ii) (x) the Series A Note or Notes to be purchased by such Existing Series A Holder on the Exchange Closing Day in the form of Exhibit A-1 attached hereto, and (y) the Series B Note or Notes to be purchased by such Existing Series B Holder on the Exchange Closing Day in the form of Exhibit A-2 attached hereto;

(iii) to the extent applicable on the Exchange Closing Day, a Guaranty Agreement in the form of Exhibit E-1 made by each Person which, as of the Exchange Closing Day, is a borrower, co‑borrower, obligor or co‑obligor under, or is obligated under a Guaranty Obligation with respect to any Indebtedness outstanding or incurrable under, any Material Debt Facility (other than a Foreign Subsidiary to the extent such Foreign Subsidiary is only liable for such Foreign Subsidiary’s obligations thereunder and does not guarantee any obligations of the Company or any Domestic Subsidiary thereunder) in favor of the holders of the Notes pursuant to which the Notes are guarantied (together with any other Guaranty Agreement pursuant to which the Notes are guarantied and with any joinder to any such Guaranty Agreement or any such other Guaranty Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof, collectively called the “Guaranty Agreements” and individually called a “Guaranty Agreement”);

(iv) a certificate signed by an authorized officer of the Company certifying, among other things (a) as to the names, titles and true signatures of the officers of the Company authorized to sign the Transaction Documents to which the Company is a party being delivered on the Exchange Closing Day and the other documents to be delivered in connection with this Agreement, (b) that attached thereto is a true, accurate and complete copy of the articles of incorporation of the Company, certified by the Secretary of State of Ohio as of a recent date, (c) that attached thereto is a true, accurate and complete copy of the code of regulations of the Company which was duly adopted and is in effect as of the Exchange Closing Date and have been in effect immediately prior to and at all times since the adoption of the resolutions referred to in clause (d) below, (d) that attached thereto is a true, accurate and complete copy of the resolutions of the board of directors of the Company, duly adopted at a meeting or by unanimous written consent of such board of directors, authorizing the execution, delivery and performance of the Transaction Documents to which the Company is a party being delivered on the Exchange Closing Day and the other documents to be delivered in connection with this Agreement, and that such resolutions have not been amended, modified, revoked or rescinded, and are in full force and effect and are the only resolutions of the board of directors of the Company or any committee thereof relating to the subject matter thereof, (e) that the Transaction Documents to which the Company is a party being delivered on the Exchange Closing Day and the other documents executed and delivered to such Existing Holder by the Company are in the form approved by its board of directors in the resolutions referred to in clause (d), above, and (f) that no dissolution or liquidation proceedings as to the Company or any of its Subsidiaries have been commenced or are contemplated;

(v) a certificate of good standing for the Company from the Secretary of State of Ohio and of each jurisdiction in which the Company is required to be qualified to transact business as a foreign organization, in each case dated as of a recent date;

(vi) [reserved]; and

(vii) such other certificates, documents and agreements as such Existing Holder may reasonably request.

3A(2). Opinion of Prudential’s Special Counsel. Prudential and each Existing Holder shall have received from ArentFox Schiff LLP, or such other counsel who is acting as special counsel for Prudential and such Existing Holder in connection with the Note Exchange, a favorable opinion satisfactory to Prudential and such Existing Holder as to such matters incident to the matters herein contemplated as it may reasonably request.

3A(3). Opinion of Transaction Parties’ Counsel. Prudential and each Existing Holder shall have received from (a) the General Counsel of the Company, a favorable opinion satisfactory to such Existing Holder dated the Exchange Closing Day and substantially in the form of Exhibit F-1 attached hereto, and (b) Vorys, Sater, Seymour and Pease LLP, special counsel for the

Company, a favorable opinion satisfactory to such Existing Holder dated the Exchange Closing Day and substantially in the form of Exhibit F-2 attached hereto, and the Company, by its execution hereof, hereby requests and authorizes such General Counsel and such special counsel to render such opinions and to allow Prudential and each Existing Holder to rely on such opinions, agrees that the Note Exchange and the entering into of this Agreement will constitute a reconfirmation of such request and authorization, and understand and agree that Prudential and each Existing Holder receiving such an opinion will be relying and is hereby authorized to rely on such opinions.

3A(4). Representations and Warranties; No Default; Satisfaction of Conditions. The representations and warranties contained in paragraph 8 and in the other Transaction Documents shall be true on and as of the Exchange Closing Day, both before and immediately after giving effect to the issuance of the Series A Notes and the Series B Notes to be issued on the Exchange Closing Day and the consummation of any other transactions contemplated hereby and by the other Transaction Documents; there shall exist on the Exchange Closing Day no Event of Default or Default, both before and immediately after giving effect to the issuance of the Series A Notes and the Series B Notes to be issued on the Exchange Closing Day and the consummation of any other transactions contemplated hereby and by the other Transaction Documents; each Transaction Party shall have performed all agreements and satisfied all conditions required under this Agreement or the other Transaction Documents to be performed or satisfied on or before the Exchange Closing Day; and the Company shall have delivered to such Existing Holder a certificate signed by an authorized officer, dated the Exchange Closing Day, to each such effect.

3A(5). Note Exchange Permitted by Applicable Laws; Approvals. On the Exchange Closing Day, the Note Exchange shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Existing Holder to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Existing Holder shall have received such certificates or other evidence as it may request to establish compliance with this condition. All necessary authorizations, consents, approvals, exceptions or other actions by or notices to or filings with any court or administrative or governmental body or other Person required in connection with the execution, delivery and performance of this Agreement, the Series B Notes to be issued on the Exchange Closing Day or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby shall have been issued or made, shall be final and in full force and effect and shall be in form and substance satisfactory to such Existing Holder.

3A(6). Accrued Interest on Existing Notes. On or prior to the Exchange Closing Day, (i) each Existing Series A Holder shall have received payment in cash of all accrued and unpaid interest on the Existing Series A Note(s) held by it to the Exchange Closing Day and (ii) each Existing Series B Holder shall have received payment in cash of all accrued and unpaid interest on the Existing Series B Note(s) held by it to the Exchange Closing Day.

3A(7). Fees and Expenses. Without limiting the provisions of paragraph 11B hereof, the Company shall have paid the reasonable fees, charges and disbursements of no more than one special counsel to the Existing Holders in each appropriate jurisdiction or specialty in connection with this Agreement or the transactions contemplated hereby.

3A(8). Private Placement Number. A Private Placement Number issued by CUSIP Global Services (in cooperation with the SVO) shall have been obtained for each of the Series A Notes and the Series B Notes.

3A(9). Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to such Existing Holder, and such Existing Holder shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

3B. Conditions of Closing TC "3B. Conditions of Closing" \l "2" \u. Each Purchaser’s obligation to purchase and pay for the Notes to be purchased by such Purchaser hereunder on any Closing Day (other than the Exchange Closing Day) is subject to the satisfaction, on or before such Closing Day, of the following conditions:

3B(1). Certain Documents. Such Purchaser shall have received original counterparts or, if satisfactory to such Purchaser, certified or other copies of all of the following, each duly executed and delivered by the party or parties thereto, in form and substance satisfactory to such Purchaser dated the date of the applicable Closing Day unless otherwise indicated, and, on the applicable Closing Day, in full force and effect with no event having occurred and being then continuing that would constitute a default thereunder or constitute or provide the basis for the termination thereof:

(i) the Note or Notes to be purchased by such Purchaser on such Closing Day in the form of Exhibit A-3 attached hereto;

(ii) (a) a Confirmation of Guaranty Agreement (each such Confirmation of Guaranty Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time, a “Confirmation of Guaranty”) in the form of Exhibit E-2 hereto made by each Person which is a Guarantor as of such Closing Day and (b) a Guaranty Agreement in the form of Exhibit E-1 (or a joinder to an existing Guaranty Agreement) from each other Person, if any, which is required to be a Guarantor as of such Closing Day in accordance with paragraph 5J but is not then a party to a Guaranty Agreement;

(iii) a certificate signed by an authorized officer or representative or attorney in fact and one other authorized officer or representative or attorney in fact of each Transaction Party certifying, among other things (a) as to the names, titles and true signatures of the officers of such Transaction Party authorized to sign the Transaction Documents to which such Transaction Party is a party being delivered on such Closing Day and the other documents to be delivered in connection with this Agreement, (b) that attached thereto is a true, accurate and complete copy of the articles or certificate of incorporation or other formation document of such Transaction Party, certified by the Secretary of State (or similar officer or governing body) of the jurisdiction of organization of such Transaction Party as of a recent date, (c) that attached thereto is a true, accurate and complete copy of the regulations, by-laws, operating agreement, memorandum and articles of association or other organizational document of such Transaction Party which were duly adopted and are in effect as of the date of closing and have been in effect immediately prior to and at all times since the adoption of the resolutions referred to in clause (d) below, (d) that attached thereto is a true, accurate and complete copy of the resolutions of the board of directors or other managing body of such Transaction Party, duly adopted at a meeting or by unanimous written consent of such board of directors or other managing body, authorizing the execution, delivery and performance of the Transaction Documents to which such Transaction Party is a party being delivered on such Closing Day and the other documents to be delivered in connection with this Agreement, and that such resolutions have not been amended, modified, revoked or rescinded, and are in full force and effect and are the only resolutions of the shareholders, partners or members of such Transaction Party or of such board of directors or other managing body or any committee thereof relating to the subject matter thereof, (e) that the Transaction Documents to which such Transaction Party is a party being delivered on such Closing Day and the other documents executed and delivered to such Purchaser by such Transaction Party are in the form approved by its board of directors or other managing body in the resolutions referred to in clause (d), above, and (f) that no dissolution or liquidation proceedings as to the Company or any of its Subsidiaries have been commenced or are contemplated; provided, however, that with respect to any Closing Day subsequent to the Exchange Closing Day, if none of the matters certified to in the certificate delivered by any Transaction Party under this clause (iii) on any prior Closing Day have changed and the resolutions referred to in clause (d) of this clause (iv) authorize the execution and delivery of the Notes and other Transaction Documents being delivered on such subsequent Closing Day, then such Transaction Party may, in lieu of the certificate described above, deliver a certificate signed by an authorized officer or authorized representative or attorney in fact certifying that there have been no changes to the matters certified to in the certificate delivered by such Transaction Party on such prior Closing Day under this clause (iii);

(iv) a certificate of corporate or other type of entity good standing for each Transaction Party from the Secretary of State (or similar officer or governmental body, if applicable) of the jurisdiction of its organization and of each jurisdiction in which such Transaction Party is required to be qualified to transact business as a foreign organization, in each case dated as of a recent date;

(v) certified copies of Requests for Information or Copies (Form UCC‑11) or equivalent reports listing all effective financing statements which name the Company (under its present name and previous names used) as debtor and which are filed in the office of the Secretary of State (or such other office which is, under the Uniform Commercial Code as in effect in the applicable jurisdiction, the proper office in which to file a financing statement under section 9-501(a)(2) of such Uniform Commercial Code) of the location (as determined under the Uniform Commercial Code) of the Company, together with copies of such financing statements, and lien and judgment search reports from the county recorder of any county in which the Company maintains an office or in which any assets of the Company are located; and

(vi) such other certificates, documents and agreements as such Purchaser may reasonably request.

3B(2). Opinion of Prudential’s Special Counsel. Such Purchaser shall have received from ArentFox Schiff LLP, or such other counsel who is acting as special counsel for such Purchaser in connection with the purchase of such Notes, a favorable opinion satisfactory to such Purchaser as to such matters incident to the matters herein contemplated as such Purchaser may reasonably request.

3B(3). Opinion of Transaction Parties’ Counsel. Such Purchaser shall have received from (a) the General Counsel of the Company, a favorable opinion satisfactory to such Purchaser dated such Closing Day and substantially in the form of Exhibit F-1 attached hereto (with appropriate changes thereto satisfactory to such Purchaser for such Closing Day), and (b) Vorys, Sater, Seymour and Pease LLP, special counsel for the Transaction Parties, a favorable opinion satisfactory to such Purchaser dated such Closing Day and substantially in the form of Exhibit F-2 attached hereto (with appropriate changes thereto satisfactory to such Purchaser for such Closing Day), and the Company, by its execution hereof, hereby requests and authorizes such General Counsel and such special counsel to render such opinions and to allow such Purchaser to rely on such opinions, agrees that the issuance and sale of any Notes will constitute a reconfirmation of such request and authorization, and understand and agree that each Purchaser receiving such an opinion will be relying and is hereby authorized to rely on such opinions.

3B(4). Representations and Warranties; No Default; Satisfaction of Conditions. The representations and warranties contained in paragraph 8 and in the other Transaction Documents shall be true on and as of such Closing Day, both before and immediately after giving effect to the issuance of the Notes to be issued on such Closing Day and the consummation of any other transactions contemplated hereby and by the other Transaction Documents; there shall exist on such Closing Day no Event of Default or Default, both before and immediately after giving effect to the issuance of the Notes to be issued on such Closing Day and the consummation of any other transactions contemplated hereby and by the other Transaction Documents; each Transaction Party shall have performed all agreements and satisfied all conditions required under this Agreement or the other Transaction Documents to be performed or satisfied on or before such Closing Day; and each Transaction Party shall have delivered to such Purchaser an a certificate signed by an authorized officer or representative or attorney in fact, dated such Closing Day, to each such effect.

3B(5). Purchase Permitted by Applicable Laws; Approvals. The purchase of and payment for the Notes to be purchased by such Purchaser on such Closing Day on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Issuer) shall not violate any applicable law or governmental regulation (including, without limitation, section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition. All necessary authorizations, consents, approvals, exceptions or other actions by or notices to or filings with any court or administrative or governmental body or other Person required in connection with the execution, delivery and performance of this Agreement, the Notes to be issued on such Closing Day or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby shall have been issued or made, shall be final and in full force and effect and shall be in form and substance satisfactory to such Purchaser.

3B(6). Payment of Feesu. The Issuer shall have paid to Prudential and such Purchaser in immediately available funds any fees due to them pursuant to or in connection with this Agreement, including any Draw Fee due pursuant to paragraph 2B(8)(i) and any Delayed Delivery Fee due pursuant to paragraph 2B(8)(iii).

3B(7). Fees and Expenses. Without limiting the provisions of paragraph 11B hereof, the Company shall have paid the reasonable fees, charges and disbursements of no more than one special counsel to the Purchasers in each appropriate jurisdiction or specialty in connection with this Agreement or the transactions contemplated hereby.

3B(8). Private Placement Number. A Private Placement Number issued by CUSIP Global Services (in cooperation with the SVO) shall have been obtained for each Series of Notes to be issued at such Closing.

3B(9). Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby or by the other Transaction Documents and all documents incident thereto shall be satisfactory in substance and form to such Purchaser, and such Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

4. PREPAYMENTS TC "4. PREPAYMENTS" \l "1" \u. The Series A Notes, the Series B Notes and any Shelf Notes shall be subject to prepayment only with respect to the required prepayments specified in paragraphs 4A(1), 4A(2) and 4A(3), respectively, the offer of prepayment specified in paragraph 4E, the optional prepayments permitted by paragraph 4B and upon acceleration pursuant to paragraph 7A.

4A. Required Prepayment TC "4A. Required Prepayment" \l "2" \u.

4A(1). Required Prepayments of Series A Notes. Until the Series A Notes shall be paid in full, the Company shall apply to the prepayment of the Series A Notes, without premium, the sum of €30,000,000 on August 23, 2029 and €6,700,000 on August 23, 2031, in each case, inclusive, and such principal amounts of the Series A Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates (provided that upon any prepayment or purchase of the Series A Notes pursuant to paragraph 4E or paragraph 4F the principal amount of each required prepayment of the Series A Notes becoming due under this paragraph 4A(1) on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Series A Notes is reduced as a result of such prepayment or purchase). The remaining outstanding principal amount of the Series A Notes, together with any accrued and unpaid interest thereon, shall become due on August 23, 2031, the maturity date of the Series A Notes.

4A(2). Required Prepayments of Series B Notes. Until the Series B Notes shall be paid in full, the Company shall apply to the prepayment of the Series B Notes, without premium, the sum of €23,300,000 on August 23, 2031 and €31,700,000 on August 23, 2034, in each case, inclusive, and such principal amounts of the Series B Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates (provided that upon any prepayment or purchase of the Series B Notes pursuant to paragraph 4E or paragraph 4F the principal amount of each required prepayment of the Series B Notes becoming due under this paragraph 4A(2) on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Series B Notes is reduced as a result of such prepayment or purchase). The remaining outstanding principal amount of the Series B Notes, together with any accrued and unpaid interest thereon, shall become due on August 23, 2034, the maturity date of the Series B Notes.

4A(3). Required Prepayments of Shelf Notes. Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series.

4B. Optional Prepayment With Yield-Maintenance Amount TC "4B. Optional Prepayment With Yield-Maintenance Amount" \l "2" \u. The Notes of each Series shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $500,000 (or its equivalent in Euros) and in a minimum amount of $1,000,000 (or its equivalent in Euros), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note, so long as, at the time of such prepayment, and after giving effect thereto, no Default or Event of Default shall be in existence. Any partial prepayment of a Series of Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal thereof (including the required payment of principal due upon the maturity thereof) in inverse order of their scheduled due dates.

4C. Notice of Optional Prepayment TC "4C. Notice of Optional Prepayment" \l "2" \u. The Issuer shall give the holder of each Note of a Series to be prepaid pursuant to paragraph 4B irrevocable written notice of such prepayment not less than 10 Business Days prior to the prepayment date (which shall be a Business Day), specifying such prepayment date and the aggregate principal amount of the Notes of such Series, and the Notes of such Series held by such holder, to be prepaid on such date and stating that such prepayment is to be made pursuant to paragraph 4B. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, with respect thereto, shall become due and payable on such prepayment date. The Issuer shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient of such notices in the Purchaser Schedule attached hereto or the applicable Confirmation of Acceptance or by notice in writing to the Issuer.

4D. Application of Prepayments TC "4D. Application of Prepayments" \l "2" \u. In the case of each prepayment of less than the entire outstanding principal amount of all Notes of any Series pursuant to paragraph 4A(1), 4A(2), 4A(3) or 4B, the principal amount so prepaid shall be allocated pro rata to all Notes of such Series at the time outstanding in proportion to the respective outstanding principal amounts thereof.

4E. Offer to Prepay Notes in the Event of a Change of Control TC "4E. Offer to Prepay Notes in the Event of a Change of Control" \l "2" \u.

4E(1). Notice of Change of Control. The Issuer will, at least 30 days prior to any Change of Control, give written notice of such Change of Control to each holder of the Notes. Such notice shall contain and constitute an offer by the Issuer to prepay the Notes as described in paragraph 4E(3) and shall be accompanied by the certificate described in paragraph 4E(6).

4E(2). Notice of Acceptance of Offer under Paragraph 4E(1). If the Issuer shall at any time receive an acceptance to an offer to prepay Notes under paragraph 4E(1) from some, but not all, of the holders of the Notes, then the Issuer will, within two Business Days after the receipt of such acceptance, give written notice of such acceptance to each other holder of the Notes.

4E(3). Offer to Prepay Notes. The offer to prepay Notes contemplated by paragraph 4E(1) shall be an offer to prepay, in accordance with and subject to this paragraph 4E, all, but not less than all, of the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) at the time of the occurrence of the Change of Control.

4E(4). Rejection; Acceptance. A holder of Notes may accept or reject the offer to prepay made pursuant to this paragraph 4E by causing a notice of such acceptance or rejection to be delivered to the Company prior to the prepayment date. A failure by a holder of Notes to so respond to an offer to prepay made pursuant to this paragraph 4E shall be deemed to constitute an acceptance of such offer by such holder.

4E(5). Prepayment. Prepayment of the Notes to be prepaid pursuant to this paragraph 4E shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment. The prepayment shall be made on the date of the occurrence of a Change of Control.

4E(6). Officer’s Certificate. Each offer to prepay the Notes pursuant to this paragraph 4E shall be accompanied by a certificate, executed by a Responsible Officer and dated the date of such offer, specifying (i) the proposed prepayment date (which shall be the date of the Change of Control), (ii) that such offer is made pursuant to this paragraph 4E, (iii) the principal amount of each Note offered to be prepaid, (iv) the interest that would be due on each Note offered to be prepaid, accrued to the prepayment date, (v) that the conditions of this paragraph 4E have been fulfilled, and (vi) in reasonable detail, the nature and anticipated date of the Change of Control.

4F. No Acquisition of Notes TC "4F. No Acquisition of Notes" \l "2" \u. The Company shall not, nor shall it permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraph 4A)(1), 4A(2), 4A(3) or 4B, upon acceptance of an offer to prepay pursuant to paragraph 4E or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes of any Series held by any holder unless (i) the Company or any such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes of such Series held by each other holder of Notes of such Series at the time outstanding upon the same terms and conditions and (ii) at the time of such prepayment or other retirement or purchase or other acquisition, and after giving effect thereto, no Default or Event of Default shall be in existence. Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Issuer or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement.

5. AFFIRMATIVE COVENANTS TC "5. AFFIRMATIVE COVENANTS" \l "1" \u. So long as any of the Notes are outstanding, the Company covenants as follows:

5A. Financial Statements TC "5A. Financial Statements" \l "2" \u. The Company covenants that it will deliver to each Significant Holder:

(i) as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of earnings, comprehensive income, equity and cash flows of the Company and its Consolidated Subsidiaries for the period from the beginning of the then current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form corresponding consolidated figures for the corresponding period in the preceding fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles applicable to quarterly financial statements and certified by an authorized financial officer of the Company as fairly presenting in accordance with generally accepted accounting principles, in all material respects, the consolidated financial position of the Company and its Consolidated Subsidiaries and their consolidated results of operations and cash flows, subject to changes resulting from year-end adjustments and except as disclosed in the notes to such financial statements; provided, however, that delivery within the time period specified above pursuant to clause (iii) below of copies of the Quarterly Report on Form 10-Q of the Company for such quarterly period (including all exhibits and financial statement schedules incorporated by reference therein) prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (i);

(ii) as soon as practicable and in any event within 90 days after the end of each fiscal year, consolidated statements of earnings, comprehensive income, equity and cash flows of the Company and its Consolidated Subsidiaries for such year, and a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail, prepared in accordance with generally accepted accounting principles and, as to the consolidated financial statements, accompanied by an opinion thereon of independent public accountants of recognized national standing selected by the Company, which opinion shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications or exceptions not reasonably acceptable to the Required Holder(s), which opinion shall be to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles and present fairly, in accordance with generally accepted accounting principles, the consolidated financial position and consolidated results of operations and cash flows of the Company and its Consolidated Subsidiaries in accordance with generally accepted accounting principles consistently applied (except for changes with which such accountants concur); provided, however, that delivery within the time period specified above pursuant to clause (iii) below of copies of the Annual Report on Form 10-K of the Company for such fiscal year (including all exhibits and financial statement schedules incorporated by reference therein) prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (ii) with respect to the consolidated financial statements;

(iii) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as the Company or any Subsidiary shall send to its principal lending banks under any Material Debt Facility (excluding information that is immaterial or information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public shareholders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission); provided, however, that the Company shall be deemed to have made delivery of any such registration statements and reports if the Company shall have delivered such registration statements and reports to the Securities and Exchange Commission and such registration statements and reports shall have been made available for free on the Securities and Exchange Commission’s EDGAR system (or any successor system adopted by the Securities and Exchange Commission);

(iv) within ten Business Days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such supporting information as the Required Holder(s) may request; and

(v) with reasonable promptness, such other information as such Significant Holder may reasonably request.

Together with each delivery of financial statements required by clauses (i) and (ii) above, the Company will deliver to each Significant Holder an Officer’s Certificate (x) demonstrating (with computations in reasonable detail) compliance by the Company and any Subsidiary with the provisions of paragraphs 6A, 6B and 6K and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto, and (y) setting forth the aggregate operating income of the Unrestricted Subsidiaries for the period consisting of the most recently completed four fiscal quarters, and the percentage of the consolidated operating income of the Company and its Consolidated Subsidiaries for such period attributable to Unrestricted Subsidiaries. In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to paragraph 10C) as to the period covered by any such financial statement, such Officer’s Certificate as to such period shall include a reconciliation from generally accepted accounting principles with respect to such election. The Company also covenants that promptly after any Responsible Officer obtains knowledge of an Event of Default or Default, the Company will deliver to each Significant Holder an Officer’s Certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

5B. [Intentionally Omitted] TC "5B. [Intentionally Omitted]" \l "2" \u.

5C. Inspection of Property TC "5C. Inspection of Property" \l "2" \u. The Company covenants that it will permit any Person reasonably designated by any Significant Holder in writing, at such Significant Holder’s expense if no Default or Event of Default exists and at the Company’s expense if a Default or an Event of Default exists, to visit and inspect any of the properties of the Company and its Subsidiaries, to examine the corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such entities with the principal officers of the Company and its independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries with any such Person), all at such reasonable times provided in advance by writing to the Company and as often as such Significant Holder may reasonably request.

5D. Covenant to Secure Notes Equally TC "5D. Covenant to Secure Notes Equally" \l "2" \u. The Company covenants that if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6 (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 11C), it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured; provided that the creation and maintenance of such equal and ratable Lien shall not in any way limit or modify the right of the holders of the Notes to enforce the provisions of paragraph 6B.

5E. Compliance with Law TC "5E. Compliance with Law" \l "2" \u. The Company covenants that it will, and will cause each of its Restricted Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, environmental laws, the USA PATRIOT Act and the other laws and regulations that are referred to in paragraph 8Q, and will obtain and maintain in full force and effect all licenses, certificates, permits, franchises, operating rights and other authorizations from federal, state, foreign, regional, municipal and other local regulatory bodies or administrative agencies or governmental bodies having jurisdiction over the Company and its Restricted Subsidiaries or any of their respective properties, products or services necessary to the ownership, operation or maintenance of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in full force and effect such licenses, certificates, permits, franchises, operating rights and other authorizations could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5F. Maintenance of Insurance TC "5F. Maintenance of Insurance" \l "2" \u. The Company covenants that it will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts reasonably consistent with the Company’s current practices.

5G. Maintenance of Properties TC "5G. Maintenance of Properties" \l "2" \u. The Company covenants that it will, and will cause each of its Restricted Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements thereto, so that the business carried on in connection therewith may be properly conducted at all times, provided that this paragraph 5G shall not prevent the Company or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties if (1) such discontinuance is desirable in the conduct of its business and such discontinuance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (2) such discontinuance would not reasonably be expected individually or in the aggregate, to have a Material Adverse Effect.

5H. Payment of Obligations TC "5H. Payment of Obligations" \l "2" \u. The Company covenants that it will, and will cause each of its Restricted Subsidiaries to, pay and discharge as the same shall become due and payable, all its obligations and liabilities the non-payment of which would reasonably be expected to have a Material Adverse Effect, including: (i) material taxes, assessments, charges, levies and other similar material liabilities imposed upon it, its income, profits, property or business, except those which currently are being contested in good faith by appropriate proceedings and for which it has set aside reserves or made other adequate provision with respect thereto; and (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property which is not a Permitted Lien.

5I. Corporate Existence TC "5I. Corporate Existence" \l "2" \u. Subject to paragraph 6C, the Company covenants that it will at all times preserve and keep in full force and effect its corporate existence. Subject to paragraph 6C, the Company covenants that it will at all times preserve and keep in full force and effect the corporate, limited liability company or partnership, as the case may be, existence of each of its Restricted Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary that is a Restricted Subsidiary), unless the termination of or failure to preserve and keep in full force and effect such corporate existence would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5J. Agreement Assuming Liability on Notes TC "5J. Agreement Assuming Liability on Notes" \l "2" \u. (i) The Company covenants that, if at any time any Subsidiary is or becomes liable as a borrower, co-borrower, obligor or co-obligor under, or becomes obligated under a Guaranty Obligation with respect to, any Indebtedness or other obligation under any Material Debt Facility (other than a Foreign Subsidiary to the extent such Foreign Subsidiary is only liable for such Foreign Subsidiary’s obligations thereunder and does not guarantee any obligations of the Company or any Domestic Subsidiary thereunder), the Company will, at the same time, cause such Subsidiary to deliver to the holders of the Notes a Guaranty Agreement. Each such Guaranty Agreement shall be accompanied by a (a) certificate of an authorized officer or authorized representative or attorney in fact of such Person certifying such Person’s charter and by-laws (or comparable governing documents), resolutions of the board of directors (or comparable governing body) of such Person authorizing the execution and delivery of such Guaranty Agreement (or joinder thereto) and incumbency and specimen signatures of the officers or other authorized representative or attorney in fact of such Person executing such documents and (b) a favorable opinion of counsel to the Company or such Person, in form and substance acceptable to the Required Holder(s). The delivery of such a Guaranty Agreement shall not in any way limit or modify the rights of the holders of the Notes to enforce the provisions of paragraph 6A.

(ii) If at any time pursuant to the terms and conditions of any Material Debt Facility any Subsidiary is discharged and released from all Guaranty Obligations, if any, with respect to any Indebtedness under all applicable Material Debt Facilities and all obligations, if any, under all applicable Material Debt Facilities as borrower, co-borrower, obligor or co-obligor and if (a) immediately preceding the release of such Guarantor from its Guaranty Agreement under this Agreement and the Notes and after giving effect thereto, no Default or Event of Default will have existed or would exist, (b) any fees or other consideration are given to the lenders under any Material Debt Facility to obtain such discharge and release (other than commitment fees and similar fees given in consideration of a new extension of credit in connection with an extension or replacement of a Material Debt Facility and excluding any amounts paid in satisfaction of principal or interest), each holder of a Note shall have received such fees or other consideration on a pro rata basis in proportion to the respective outstanding principal amount of such Indebtedness under such Material Debt Facility and the outstanding principal amount of such holder’s Notes and (c) the Company shall have delivered to each holder of Notes an Officer’s Certificate certifying that the conditions specified in this clause (ii) have been satisfied, then, upon receipt by the holders of Notes of such Officer’s Certificate, the holders of the Notes shall promptly deliver a written discharge and release of such Subsidiary from its obligations under its Guaranty Agreement. Notwithstanding any provision of this paragraph 5J(ii) to the contrary, if a Subsidiary released and discharged from a Guaranty Agreement pursuant to paragraph 5J(ii) subsequently becomes liable as a borrower, co-borrower, obligor or co-obligor under, or becomes obligated under a Guaranty Obligation with respect to, any Indebtedness or other obligation under any Material Debt Facility (other than a Foreign Subsidiary to the extent such Foreign Subsidiary is only liable for such Foreign Subsidiary’s obligations thereunder and does not guarantee any obligations of the Company or any Domestic Subsidiary thereunder), then the provisions of paragraph 5J(i) shall again apply to such Subsidiary.

5K. Priority of Obligations TC "5K. Priority of Obligations" \l "2" \u. The Company will ensure that its payment obligations under this Agreement and the Notes, and the payment obligations of any Guarantor under its Guaranty Agreement, will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Company and such Guarantor, as applicable.

6. NEGATIVE COVENANTS TC "6. NEGATIVE COVENANTS" \l "1" \u. So long as any of the Notes are outstanding, the Company covenants as follows:

6A. Limitation on Indebtedness of Subsidiaries TC "6A. Limitation on Indebtedness of Subsidiaries" \l "2" \u. The Company covenants that it will not cause or permit any Subsidiary to, directly or indirectly, incur, create, assume or permit to exist any Indebtedness except:

(i) Indebtedness under the Transaction Documents;

(ii) Indebtedness under the AR Facility in an aggregate principal amount at any time outstanding not in excess of 10% of Consolidated Total Assets at any time;

(iii) Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Company (including any Indebtedness of a Person existing at the time such Person is merged with or into or consolidated with a Subsidiary of the Company, or at the time of a sale, lease or other disposition of all or substantially all of the properties of a Person to a Subsidiary of the Company); provided that such Indebtedness was not incurred in connection with, or in anticipation of, such event;

(iv) Indebtedness owing to the Company, any Restricted Subsidiary or Worthington Receivables (or any replacement or substitute thereof);

(v) Indebtedness evidenced by letters of credit not issued or deemed issued under the Credit Agreement; provided that the aggregate face amount of all such letters of credit shall not exceed $30,000,000 in the aggregate at any time;

(vi) Indebtedness of the Company and Restricted Subsidiaries that are party to a Guaranty Agreement evidenced by letters of credit issued or deemed issued under the Credit Agreement;

(vii) Indebtedness of (a) Guarantors under a Guaranty Agreement and (b) guaranties of a Guarantor with respect to the Primary Bank Facility or other senior unsecured Indebtedness permitted hereunder;

(viii) Indebtedness of Foreign Subsidiaries under the Primary Bank Facility in an outstanding aggregate principal amount not to exceed $50,000,000; and

(ix) other Indebtedness (excluding Indebtedness of the type described in clause (ii) or clause (viii) above) in an aggregate principal amount at any time outstanding not in excess of 12.5% of Consolidated Net Tangible Assets.

6B. Restriction on Liens TC "6B. Restriction on Liens" \l "2" \u. The Company covenants that it will not, and will not cause or permit any Restricted Subsidiary to, incur, create, assume, become or be liable in any way, or suffer to exist any mortgage, pledge, lien, charge, or other encumbrance of any nature whatsoever on any of its assets, now or hereafter owned, other than Permitted Liens; provided that no such Lien shall secure any Indebtedness under any Material Debt Facility unless the obligations of the Transaction Parties under the Transaction Documents are secured by such Liens on a pari passu basis pursuant to agreements and documentation, including an intercreditor agreement, in form and substance satisfactory to the Required Holder(s).

6C. Merger TC "6C. Merger" \l "2" \u. The Company covenants that it will not, and will not cause or permit or any Restricted Subsidiary to, merge or consolidate with or into any other Person or consummate an LLC Division except: (i) any Restricted Subsidiary or any other Person may merge or consolidate with the Company; provided that (a) the Company is the surviving entity of such merger or consolidation and (b) such surviving entity has the majority of its property and assets within the continental limits of the U.S.; (ii) the Company may merge or consolidate with any Restricted Subsidiary; provided that (a) such Restricted Subsidiary is the surviving entity of such merger or consolidation, (b) such surviving entity is organized and existing under the laws of a state of the United States, (c) such surviving entity has the majority of its property and assets within the continental limits of the U.S. and (d) such surviving entity assumes in writing all of the obligations and liabilities of the Company under this Agreement and the Notes and such Restricted Subsidiary shall have caused to be delivered to each holder of Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holder(s), to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms; (iii) any Restricted Subsidiary may merge or consolidate with any other Person; provided that the surviving entity of such merger or consolidation is a Restricted Subsidiary after such merger or consolidation; (iv) any merger may be consummated in furtherance of a Disposition not prohibited under paragraph 6D; or (v) any Foreign Subsidiary may merge or consolidate with any other Foreign Subsidiary; provided that with respect to any merger or consolidation described in subsections (i) through (v) above, immediately prior to and after giving effect to any such transaction, no condition or event exists which constitutes a Default or an Event of Default shall have occurred and be continuing.

6D. Dispositions TC "6D. Dispositions" \l "2" \u. The Company covenants that it will not, and will not cause or permit any Restricted Subsidiary to, make any Disposition or enter into any agreement to make any Disposition of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis.

6E. ERISA TC "6E. ERISA" \l "2" \u. The Company covenants that it will not, and will not cause or permit any Subsidiary to, at any time engage in a transaction which could be subject to section 4069 or 4212(c) of ERISA, or permit any Plan to (i) engage in any non-exempt “prohibited transaction” (as defined in section 4975 of the Code); (ii) fail to comply with ERISA or any other related applicable laws; or (iii) fail to satisfy the “minimum funding standard” (as defined in section 412 of the Code or section 302 of ERISA), whether or not waived, which, with respect to each event listed above, could be reasonably expected to have a Material Adverse Effect.

6F. Designation of Restricted and Unrestricted Subsidiaries TC "6F. Designation of Restricted and Unrestricted Subsidiaries" \l "2" \u.

(i) Schedule 6F sets forth a complete and accurate list of the Company’s Unrestricted Subsidiaries as of the Exchange Closing Day. The Company may designate any Restricted Subsidiary as an Unrestricted Subsidiary; provided that: (a) immediately prior to and after giving pro forma effect to such change in designation no Default or an Event of Default would exist, (b) such Subsidiary is an Unrestricted Subsidiary under the Primary Bank Facility or the Company is concurrently designating such Restricted Subsidiary as an Unrestricted Subsidiary under the Primary Bank Facility, (c) the designation of the Subsidiary as an Unrestricted Subsidiary would not have a Material Adverse Effect and (d) the Disposition resulting from the designation of the

Restricted Subsidiary as an Unrestricted Subsidiary could have been permitted in compliance with paragraph 6D; provided further that Company may not designate any Restricted Subsidiaries as Unrestricted Subsidiaries if the aggregate operating income of the Unrestricted Subsidiaries (after giving pro forma effect to the Restricted Subsidiaries so designated) at that time would account for more than 15% of the consolidated operating income of the Company and its Consolidated Subsidiaries for the period consisting of the most recently completed four fiscal quarters.

(ii) The Company shall not designate any Unrestricted Subsidiary which otherwise meets the definition of a Restricted Subsidiary, as a Restricted Subsidiary, unless if, and only if, immediately after giving effect to such change in designation: (a) any and all outstanding Indebtedness of such Subsidiary could then have been incurred in compliance with paragraph 6A and (b) immediately prior to and after giving pro forma effect to such change in designation no Default or an Event of Default would exist; provided that if the Company has designated a Subsidiary which was previously treated as a Restricted Subsidiary as an Unrestricted Subsidiary during the term of this Agreement, the Company may not again designate such Subsidiary as a Restricted Subsidiary without the consent of the Required Holder(s).

(iii) Any change in designation pursuant to this paragraph 6F will be made by the Company giving written notice to the Significant Holders on or prior to the date for such change in designation, specifying such date and the name of the Subsidiary whose designation is to be so changed, which notice will be accompanied by an Officer’s Certificate certifying that the conditions required for such change in designation will not be violated. Notwithstanding the foregoing, if due to an acquisition or other event, in either case to the extent permitted by this Agreement, which would cause a Person which was not previously a Consolidated Subsidiary to become a Consolidated Subsidiary, the Company may immediately elect to have such Person not become a Restricted Subsidiary, but instead to be designated as an Unrestricted Subsidiary.

6G. Change in Nature of Business TC "6G. Change in Nature of Business" \l "2" \u. The Company covenants that it will not, and will not cause or permit any of its Restricted Subsidiaries to, make any change in its business which would cause the type of business primarily conducted by the Company or any Restricted Subsidiary, considered on a consolidated basis, to be materially different from the type of business primarily being conducted on the date of closing.

6H. Transactions with Affiliates TC "6H. Transactions with Affiliates" \l "2" \u. The Company covenants that it will not, and will not cause or permit any Restricted Subsidiary to, enter into any material transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service with any Affiliate of the Company (other than a Restricted Subsidiary), other than arm’s-length transactions with Affiliates that are otherwise permitted hereunder.

6I. Burdensome Agreements TC "6I. Burdensome Agreements" \l "2" \u. The Company covenants that it will not, and will not cause or permit any Restricted Subsidiary to, enter into any Contractual Obligation that materially limits the ability of any Restricted Subsidiary to make Restricted Payments to the Company or to otherwise generally transfer property to the Company.

6J. Governance Documents TC "6J. Governance Documents" \l "2" \u. The Company covenants that it will not amend or change its organizational documents in any manner which is materially adverse to the holders of Notes.

6K. Financial Covenants TC "6K. Financial Covenants" \l "2" \u.

(i) Interest Coverage Ratio. The Company covenants that it will not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Company, in each case taken as a single accounting period, calculated as of the end of each fiscal quarter of the Company, to be less than 3.25 to 1.00.

(ii) Consolidated Indebtedness to Capitalization. The Company covenants that it will not permit the ratio of Consolidated Indebtedness to Capitalization, calculated as of the end of each fiscal quarter of the Company, to be greater than 55%.

6L. U.S. Economic Sanctions, Etc TC "6L. U.S. Economic Sanctions, Etc" \l "2" \u. The Company covenants that it will not, and will not permit any Controlled Entity to (i) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (ii) directly or indirectly have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of any Notes) with any Person if such investment, dealing or transaction (a) would cause any holder of any Notes or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (b) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

6M. Most Favored Lender TC "6M. Most Favored Lender" \l "2" \u.

(i) If at any time after the Exchange Closing Day any Material Debt Facility contains a Financial Covenant that is not contained in this Agreement or a Financial Covenant that is contained in this Agreement which would in any respect be more beneficial to the holders of Notes than the Financial Covenants set forth in this Agreement (any such provision, a “More Favorable Covenant”), then such More Favorable Covenant shall be deemed automatically incorporated by reference into this Agreement, mutatis mutandis, as if set forth in full herein, effective as of the date when such More Favorable Covenant shall have become effective under such Material Debt Facility. Thereafter, upon the request of any holder of a Note, the Company shall (at its sole cost and expense) enter into any additional agreement or amendment to this Agreement requested by such holder evidencing any of the foregoing. For the avoidance of doubt, on the date of closing by operation of this paragraph 6M(i) with respect to Section 6.13(a) of the Credit Agreement, the minimum Interest Coverage Ratio set forth in paragraph 6K(i) shall be 3.25:1.00 and no additional agreement or amendment pursuant to the preceding sentence shall be required to evidence such levels.

(ii) Any More Favorable Covenant incorporated into this Agreement (herein referred to as an “Incorporated Covenant”) pursuant to this paragraph 6M (a) shall be deemed automatically amended herein to reflect any subsequent amendments made to such More Favorable Covenant under the applicable Material Debt Facility (provided that, if a Default or an Event of Default then exists (including in respect of such Incorporated Covenant) and the amendment of such More Favorable Covenant would make such covenant less restrictive on the Company, such Incorporated Covenant shall only be deemed automatically amended at such time, if it should occur, when such Default or Event of Default no longer exists) and (b) shall be deemed automatically deleted from this Agreement at such time as such More Favorable Covenant is deleted or otherwise removed from each Material Debt Facility or each Material Debt Facility shall be terminated (provided that, if a Default or an Event of Default then exists (including in respect of such Incorporated Covenant), such Incorporated Covenant shall only be deemed automatically deleted from this Agreement at such time, if it should occur, when such Default or Event of Default no longer exists); provided, however, that if any fee or other consideration shall be given to the lenders (whether directly or indirectly through an agent) under any such Material Debt Facility for such amendment or deletion, other than commitment fees and similar fees given in consideration of a new extension of credit in connection with an extension or replacement of any Material Debt Facility and excluding any amounts paid in satisfaction of principal or interest, the equivalent of such fee or other consideration shall be given to the holders of the Notes (determined on a pro rata basis in accordance with the outstanding principal amount of the Notes held by such holders and the amount of the commitment of the lenders under such Material Debt Facility to make loans to the Company) promptly, and in any event not more than 10 Business Days after such consideration is given to such lenders. Upon the occurrence of any event described in clause (a) of the preceding sentence, upon the request of the Company or any holder of Notes, the holders of Notes (if applicable) and the Company shall (at the Company’s sole cost and expense) enter into any additional agreement or amendment to this Agreement reasonably requested by the Company or a holder of Notes, as the case may be, evidencing the amendment of any such Incorporated Covenants. Upon the occurrence of any event described in clause (b) of the second preceding sentence, upon the request of the Company, the holders of Notes shall (at the Company’s sole cost and expense) enter into any additional agreement or amendment to this Agreement requested by the Company evidencing the deletion and termination of any such Incorporated Covenants.

(iii) For the avoidance of doubt, each of the Financial Covenants as of the date of closing (as amended other than by application of this paragraph 6M) shall remain in this Agreement regardless of whether any Incorporated Covenants are incorporated into this Agreement, except that the Interest Coverage Ratio set forth in paragraph 6K(i) may, by operation of clause (ii) of this paragraph 6M, be reduced to no less than a ratio of 3.00:1.00 (but no less restrictive on the Company than such level).

7. EVENTS OF DEFAULT TC "7. EVENTS OF DEFAULT" \l "1" \u.

7A. Acceleration TC "7A. Acceleration" \l "2" \u. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i) the Issuer shall fail to pay: (a) as and when due (whether by scheduled maturity, mandatory prepayment, acceleration or otherwise) any amount of principal or Yield-Maintenance Amount payable with respect to any Note or (b) within five days of when due (whether by scheduled maturity, mandatory prepayment, acceleration or otherwise) any interest on any Note or any other amount payable hereunder or under the Notes; or

(ii) any representation, warranty or statement made or deemed to be made by any Transaction Party herein or in any other Transaction Document or by any Transaction Party in any statement or certificate delivered or required to be delivered pursuant hereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made; or

(iii) the Company shall fail to observe or perform any covenant, condition or agreement contained in paragraph 4E, the last sentence of paragraph 5A, paragraph 5I (with respect to the existence of the Company) or paragraph 6;

(iv) the Company shall default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement (other than those covered in the foregoing clauses (i), (ii) and (iii)), and such default shall continue unremedied for a period of at least 30 days after the earlier of an officer of the Company becoming aware of such default or notice thereof given by any holder of Notes, or any Transaction Party shall default in the due performance or observance by it of any term, covenant or agreement contained in any other Transaction Document, and such default shall continue unremedied for a period of at least 30 days after the earlier of an officer of the Company becoming aware of such default or notice thereof given by any holder of Notes; or

(v) a Bankruptcy Event shall occur with respect to the Company or any of its Active Restricted Subsidiaries; or

(vi) a Bankruptcy Event shall occur with respect to any Unrestricted Subsidiary of the Company and such event would reasonably be expected to have a Material Adverse Effect; or

(vii) a default by the Company or any of its Subsidiaries with respect to any evidence of Indebtedness in excess of $50,000,000 by it for borrowed money (other than to the holders pursuant to this Agreement and the other Transaction Documents), if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to the stated maturity thereof, or if any Indebtedness of it in excess of $50,000,000 for borrowed money (other than to the holders pursuant to this Agreement and the other Transaction Documents) is not paid when due and payable, whether at the due date thereof or a date fixed for prepayment or otherwise (after the expiration of any applicable grace period); provided that the occurrence of a Change of Control Triggering Event (as defined in the Indenture) shall not constitute an Event of Default under this paragraph 7A(vii) so long as the Company redeems any Indebtedness required to be redeemed as a result thereof at the time required by, and in accordance with the terms and conditions of, the Indenture; or

(viii) unless adequately insured or bonded, the entry of a final judgment for the payment of money involving more than $50,000,000 against the Company or any of its Subsidiaries and the failure by the Company or any of its Subsidiaries: (a) to discharge the same, or cause it to be discharged, within 30 days from the date of the order, decree or process under which or pursuant to which such judgment was entered or (b) to secure a stay of execution pending appeal of such judgment; or the entry of one or more final non-monetary judgments or orders against the Company or any of its Subsidiaries which, singly or in the aggregate, does or could reasonably be expected to cause a Material Adverse Effect; or

(ix) an ERISA Event shall have occurred that, in the opinion of the Required Holder(s), when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(x) any material provision of any Transaction Document for any reason ceases to be valid, binding and enforceable in accordance with the terms hereof or thereof (or any Transaction Party shall challenge the enforceability of any Transaction Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any Transaction Document has ceased to be or otherwise is not valid, binding and enforceable in accordance with terms hereof or thereof);

then (a) if such event is an Event of Default specified in clause (i) of this paragraph 7A, any holder of any Note (other than the Company or any of its Subsidiaries or Affiliates) may at its option, by notice in writing to the Company, declare all of the Notes held by such holder to be, and all of the Notes held by such holder shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, (b) if such event is an Event of Default specified in clause (v) of this paragraph 7A with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and the Facility, to the extent not previously terminated, shall automatically terminate, (c) [reserved], and (d) the Required Holder(s) may at its or their option, by notice in writing to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable (to the extent not already due and payable pursuant to the foregoing clause (b) or (c)) together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, and Prudential may at its option, by notice in writing to the Company, terminate the Facility (to the extent not already terminated pursuant to the foregoing clause (b) or (c)). The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Issuer (except as herein specifically provided for) and without the occurrence of an Event of Default and that the provision for payment of Yield-Maintenance Amount by the Company in the event the Notes are prepaid or are accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and without the occurrence of an Event of Default and that the provision for payment of Yield-Maintenance Amount by the Company in the event the Notes are prepaid or are accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances.

7B. Rescission of Acceleration TC "7B. Rescission of Acceleration" \l "2" \u. At any time after any or all of the Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the Default Rate, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes of such Series or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

7C. Notice of Acceleration or Rescission TC "7C. Notice of Acceleration or Rescission" \l "2" \u. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note of each Series at the time outstanding.

7D. Other Remedies TC "7D. Other Remedies" \l "2" \u. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement, such Note and any other Transaction Document by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or any other Transaction Document or in aid of the exercise of any power granted in this Agreement or any other Transaction Document. No remedy conferred in this Agreement or any other Transaction Document upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

8. REPRESENTATIONS, COVENANTS AND WARRANTIES TC "8. REPRESENTATIONS, COVENANTS AND WARRANTIES" \l "1" \u. The Company represents, covenants and warrants as follows:

8A(1). Organization; Subsidiaries TC "8A(1). Organization; Subsidiaries" \l "2" \u. The Company and each of its Active Restricted Subsidiaries is a corporation or other legal entity duly organized and in good standing under the laws of the state of its incorporation or organization, is duly qualified in all jurisdictions where required by the conduct of its business or ownership of its assets, except where the failure to so qualify would not have a Material Adverse Effect, and has the power and authority to own and operate its assets and to conduct its business as is now done. Schedule 8A(1) sets forth a complete and accurate list as of the Exchange Closing Day of all Restricted Subsidiaries and Unrestricted Subsidiaries of the Company. Schedule 8A(1) sets forth as of the Exchange Closing Day the jurisdiction of formation of the Company and each Restricted Subsidiary, and for each Restricted Subsidiary which is not a Wholly‑Owned Subsidiary of the

Company, the number of authorized shares or interests of each class of Equity Interests of each Restricted Subsidiary, the number of outstanding shares or certificates of each class of Equity Interests (if applicable), the number and percentage of outstanding shares or certificates of each class of Equity Interests of each Restricted Subsidiary (if applicable) owned (directly or indirectly) by any Person and the number and effect, if exercised, of all Equity Equivalents with respect to Equity Interests of each such Restricted Subsidiary. As of the Exchange Closing Day, (i) each Restricted Subsidiary has been designated as, or constitutes, a Restricted Subsidiary under the Credit Agreement and (ii) each Unrestricted Subsidiary has been designated as, or constitutes, an Unrestricted Subsidiary under the Credit Agreement. As of the Exchange Closing Day, no Subsidiary of the Company is an obligor, co-obligor, borrower or co-borrower under, or is obligated under a Guaranty Obligation with respect to, any Indebtedness under any Material Debt Facility.

8A(2) Power and Authority TC "8A(2) Power and Authority" \l "2" \u. The Company has, and each of its Active Restricted Subsidiaries has, all requisite corporate, limited liability company, partnership or similar organizational, as the case may be, power to own or hold under lease and operate its respective properties which it purports to own or hold under lease and to conduct its business as currently conducted and as currently proposed to be conducted. Each Transaction Party has all requisite corporate or other organizational power to execute, deliver and perform its obligations under each Transaction Document to which it is a party. The execution, delivery and performance of this Agreement, the Notes and the other Transaction Documents has been duly authorized by all requisite corporate, limited liability company or partnership, as the case may be, action by each Transaction Party which is a party thereto, and this Agreement, the Notes and the other Transaction Documents have been duly executed and delivered by authorized officers, authorized representatives or attorneys in fact of each Transaction Party which is a party thereto and are valid obligations of each Transaction Party which is a party thereto, legally binding upon and enforceable against each such Transaction Party in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

8B. Financial Statements TC "8B. Financial Statements" \l "2" \u. The Company has furnished each Existing Holder and each Purchaser of any Accepted Notes with the following financial statements, designated by a principal financial officer of the Company: (i) a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at May 31 in each of the three fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 90 days prior to such date for which audited financial statements have not been released) and consolidated statements of earnings, comprehensive income, equity and cash flows of the Company and its Consolidated Subsidiaries for each such year, all reported on by KPMG LLP or another independent public accounting firm of recognized national standing selected by the Company, or by an independent public accounting firm of regional standing then approved by the Public Company Accounting Oversight Board selected by the Company, and (ii) a consolidated balance sheet of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 60 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of earnings, comprehensive income, cash flows and equity for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Consolidated Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Company and its Consolidated Subsidiaries as at the dates thereof, and the statements of earnings, comprehensive income, shareholders’ equity and cash flows fairly present the results of the operations of the Company and its Consolidated Subsidiaries and their cash flows for the periods indicated. There has been no material adverse change in the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole since the end of the most recent fiscal year for which audited consolidated financial statements have been furnished.

8C. Actions Pending TC "8C. Actions Pending" \l "2" \u. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which, individually or in the aggregate, could reasonably be expected to result in any Material Adverse Effect.

8D. Outstanding Indebtedness TC "8D. Outstanding Indebtedness" \l "2" \u. Neither the Company nor any of its Consolidated Subsidiaries has outstanding any Indebtedness except as permitted by paragraphs 6A and 6K. Neither the Company nor any of its Consolidated Subsidiaries is in default in the payment of any principal or interest on any Indebtedness of the Company or such Consolidated Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any of its Consolidated Subsidiaries the outstanding principal balance of which exceeds in the aggregate $10,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

8E. Title to Properties TC "8E. Title to Properties" \l "2" \u. The Company has, and each of its Restricted Subsidiaries has, good and indefeasible title to its respective real properties (other than properties which it leases) and good title to all of its other respective properties and assets, including the properties and assets reflected in the most recent audited balance sheet referred to in paragraph 8B (other than properties and assets disposed of in the ordinary course of business), that in each case individually or in the aggregate are material with respect to the Company and the Company's Restricted Subsidiaries, all taken as a whole, subject to no Lien of any kind except Liens permitted by paragraph 6B. All leases necessary in any material respect for the conduct of the respective businesses of the Company and its Restricted Subsidiaries are valid and subsisting and are in full force and effect in all material respects.

8F. Taxes TC "8F. Taxes" \l "2" \u.

(i) The Company has, and each of its Restricted Subsidiaries has, filed all federal, state and other income tax returns which, to the knowledge of the officers of the Company and each of its Restricted Subsidiaries, are required to be filed, except where the failure to file would not reasonably be expected to have a Material Adverse Effect, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being actively contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles or as to which timely extensions have been appropriately filed.

(ii) No liability for any Tax, directly or indirectly, imposed, assessed, levied or collected by or for the account of any Governmental Authority of Luxembourg or Austria or any political subdivision thereof will be incurred by the Company or any holder of a Note as a result of the Note Exchange. No deduction or withholding in respect of Taxes imposed by or for the account of Luxembourg, Austria or, to the knowledge of the Company, any other jurisdiction other than the United States (or any political subdivision or taxing authority of or in such jurisdiction) is required to be made in connection with the Note Exchange except, to the extent applicable, (x) for any such liability, withholding or deduction imposed, assessed, levied or collected by or for the account of any such Governmental Authority of Luxembourg or Austria arising out of circumstances described in clause (i), (ii) or (iii) of paragraph 11W and (y) any tax deduction that is required to be made pursuant to the Luxembourg law of 23 December 2005 introducing a withholding tax on savings income, as amended from time to time.

8G. Conflicting Agreements and Other Matters TC "8G. Conflicting Agreements and Other Matters" \l "2" \u. Neither the Company nor any of its Restricted Subsidiaries is a party to any contract or agreement or subject to any charter, by-law, limited liability company operating agreement, partnership agreement or other corporate, limited liability company or partnership restriction which materially and adversely affects the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries, taken as a whole. Neither the execution nor delivery of this Agreement, the Notes or the other Transaction Documents, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Notes and the other Transaction Documents will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Restricted Subsidiaries pursuant to, the charter, by-laws, limited liability company operating agreement, memorandum and articles of association, partnership agreement or similar organizational document of the Company or any of the Company’s Restricted Subsidiaries, any award of any arbitrator or any agreement (including any agreement with shareholders, members or partners), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Restricted Subsidiaries is subject. Neither the Company nor any of its Restricted Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or any such Restricted Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter, by-laws, limited liability company operating agreement, memorandum and articles of association, partnership agreement or similar organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company of the type to be evidenced by the Notes or Indebtedness of any Guarantor of the type to be evidenced by any Guaranty Agreement except as set forth in the agreements listed in Schedule 8G attached hereto (as such Schedule 8G may have been modified from time to time by written supplements thereto delivered by the Company and accepted in writing by Prudential).

8H. Offering of Notes TC "8H. Offering of Notes" \l "2" \u. Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Company or any Guarantor for sale to, or solicited any offers to buy the Notes, any Guaranty Agreement or any similar security of the Company or any Guarantor from, or otherwise approached or negotiated with respect thereto with, any Person other than Institutional Investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes or the issuance of any Guaranty Agreement to the provisions of section 5 of the Securities Act or to similar provisions of any securities or Blue Sky law of any applicable jurisdiction, including Luxembourg and Austria.

8I. Use of Proceeds TC "8I. Use of Proceeds" \l "2" \u. Neither the Company nor any of its Subsidiaries owns or has any present intention of acquiring any “margin stock” as defined in Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called “margin stock”). The proceeds of the Series A Notes and the Series B Notes under the Existing Note Agreement were used to refinance existing Indebtedness of the Company and its Subsidiaries and for general corporate purposes. The proceeds of any Series of Shelf Notes will be used as specified in the Request for Purchase with respect to such Series. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock or for the purpose of maintaining, reducing or retiring any Indebtedness which was originally incurred to purchase or carry any stock that is currently a margin stock or for any other purpose which might constitute the sale or purchase of any Notes a “purpose credit” within the meaning of such Regulation U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement, any Note or any other Transaction Document to violate Regulation T, Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

8J. ERISA TC "8J. ERISA" \l "2" \u.

(i) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or Title IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

(ii) Except in connection with the Gerstenslager Plan as referenced in Note M of the Notes to Consolidated Financial Statements included in Item 8 – Financial Statements and Supplementary Date to the Company’s Annual Report on Form 10‑K for the fiscal year ended May 31, 2023, the present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan that is funded, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(iii) The Company and its ERISA Affiliates have not incurred (a) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or Section 4204 of ERISA in respect of Multiemployer Plans or (b) any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan, in each case that individually or in the aggregate are material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

(iv) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

(v) All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by the Company and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.

(vi) The execution and delivery of this Agreement and the other Transaction Documents and the issuance and sale of the Notes will be exempt from, or will not involve any transaction which is subject to, the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a tax could be imposed pursuant to section 4975(c)(1(A)-(D) of the Code. The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of each Purchaser’s representation in paragraph 9B.

8K. Governmental Consent TC "8K. Governmental Consent" \l "2" \u. Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the date of closing with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement, the offering, issuance, sale or delivery of the Notes or fulfillment of or compliance with the terms and provisions hereof or of the Notes.

8L. Compliance with Environmental and Other Laws TC "8L. Compliance with Environmental and Other Laws" \l "2" \u. The Company and its Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all federal, state, local, foreign and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations, including, without limitation, those relating to protection of the environment, the USA PATRIOT Act or any of the other laws and regulations that are referred to in paragraph 8Q, except, in any such case, where failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

8M. Regulatory Status TC "8M. Regulatory Status" \l "2" \u. Neither the Company nor any of its Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 2005, or (iii) a “public utility” within the meaning of the Federal Power Act, as amended. Neither the Company nor any Subsidiary is subject to regulation as a “public utility” (or any analogous term) under any state or local law or subject to regulation under the ICC Termination Act of 1995, as amended.

8N. Permits and Other Operating Rights TC "8N. Permits and Other Operating Rights" \l "2" \u. The Company and each of its Restricted Subsidiaries has all such valid and sufficient certificates of convenience and necessity, franchises, licenses, permits, operating rights and other authorizations from federal, state, foreign, regional, municipal and other local regulatory bodies or administrative agencies or other governmental bodies having jurisdiction over the Company or such Restricted Subsidiary or any of its properties, products or services, as are necessary for the ownership, operation and maintenance of its respective businesses and properties, as presently conducted and as proposed to be conducted while the Notes are outstanding, subject to exceptions and deficiencies which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and such certificates of convenience and necessity, franchises, licenses, permits, operating rights and other authorizations from federal, state, foreign, regional, municipal and other local regulatory bodies or administrative agencies or other governmental bodies having jurisdiction over the Company or such Restricted Subsidiary or any of its respective properties, products or services are free from restrictions or conditions which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its Restricted Subsidiaries is in violation of any thereof in any material respect.

8O. Rule 144A TC "8O. Rule 144A" \l "2" \u. The Notes are not of the same class as securities of the Company, if any, listed on a national securities exchange, registered under section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

8P. Absence of Financing Statements, etc. TC "8P. Absence of Financing Statements, etc" \l "2" \u Except with respect to Liens permitted by paragraph 6B hereof, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, any assets or property of the Company or any of its

Restricted Subsidiaries or any rights relating thereto.

8Q. Foreign Assets Control Regulations, Etc. TC "8Q. Foreign Assets Control Regulations, Etc" \l "2" \u

(i) Neither the Company nor any Controlled Entity (a) is a Blocked Person, (b) has been notified that its name appears or may in the future appear on a State Sanctions List or (c) is a target of sanctions that have been imposed by the United Nations or the European Union.

(ii) Neither the Company nor any Controlled Entity (a) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (b) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(iii) No part of the proceeds from the sale of the Notes hereunder:

(a) constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (1) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (2) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (3) otherwise in violation of any U.S. Economic Sanctions Laws;

(b) will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(c) will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(iv) The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

8R. Disclosure TC "8R. Disclosure" \l "2" \u. Neither this Agreement nor any other document, certificate or statement furnished to Prudential or any Purchaser by or on behalf of the Company or any other Transaction Party in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not materially misleading. There is no fact or facts peculiar to the Company or any of its Subsidiaries which materially adversely affects or in the future could (so far as the Company can now reasonably foresee), individually or in the aggregate, reasonably be expected to materially adversely affect the business, property or assets, or financial condition of the Company and its Subsidiaries, taken as a whole, and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to each Purchaser by or on behalf of the Company or any other Transaction Party in connection with the transactions contemplated hereby prior to, in the case of the making of this representation at the time of the execution of this Agreement and the issuance of the Series B Notes to be issued in the Note Exchange, the date of this Agreement, or, in the case of the making of this representation at the time of the issuance of a Series of Shelf Notes, prior to the time Prudential provided the interest rate quote to the Issuer pursuant to paragraph 2B(4) with respect to such Series of Shelf Notes. Any financial projections delivered to any Purchaser on or prior to the date hereof were made in good faith based on the assumptions stated therein and the information available to the Company. The Company has delivered to the Purchasers a true, correct and complete copy of each Material Debt Facility that is in effect as of the Exchange Closing Day and all amendments thereto, in each case as in effect as of the Exchange Closing Day.

8S. Ranking of Obligations TC "8S. Ranking of Obligations" \l "2" \u. The Company’s payment obligations under this Agreement and its Notes will, upon issuance of the Notes, rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Company.

9. REPRESENTATIONS OF EACH PURCHASER TC "9. REPRESENTATIONS OF EACH PURCHASER" \l "1" \u. Each Purchaser represents as follows:

9A. Nature of Purchase TC "9A. Nature of Purchase" \l "2" \u. Such Purchaser (i) is purchasing the Notes solely for its own account or for one or more separate accounts maintained by it, for investment purposes only, and is not acquiring the Notes purchased by it hereunder with a view to or for resale in connection with any distribution thereof within the meaning of the

Securities Act, provided that the disposition of such Purchaser’s property shall at all times be and remain within its control; (ii) has had the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the Company, the offering and sale of the Notes, and any other relevant matters, including but not limited to the business, management, financial affairs and prospects of the Company, and has been given access to all material information concerning the Company that it has requested; (iii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Notes; (iv) is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act; (v) is aware that the Notes are being offered and sold to it in a private placement transaction that does not involve a public offering within the meaning of the Securities Act; (vi) understands that the Notes have not been registered under the Securities Act, and are being offered and sold to it in reliance upon an exemption from registration under the Securities Act provided by Section 4(a)(2) thereof; (vii) understands that the Notes may be resold or transferred only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available; and (viii) is aware that there is no market for the Notes, that it may not be possible to sell or dispose of the Notes, and that the Company is not required to register the Notes under the Securities Act. Nothing contained in this paragraph 9A shall limit the ability of any Purchaser to rely upon the representations and warranties of the Transaction Parties in the Transaction Documents without additional inquiry or investigation.

9B. Source of Funds TC "9B. Source of Funds" \l "2" \u. At least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(i) the Source is an “insurance company general account” (as that term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(ii) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(iii) the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1, or (b) a bank collective investment fund, within the meaning of PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84‑14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (iv); or

(v) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or

(vi) the Source is a governmental plan; or

(vii) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or

(viii) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph 9B, the terms “employee benefit plan”, “governmental plan”, and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

10. DEFINITIONS; ACCOUNTING MATTERS TC "10. DEFINITIONS; ACCOUNTING MATTERS" \l "1" \u. For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.

10A. Yield-Maintenance Terms TC "10A. Yield-Maintenance Terms" \l "2" \u.

“Called Principal” shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4B or has become or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Discounted Value” shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Implied Dollar Yield” shall mean, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the "Ask Yields" reported, as of 10:00 a.m. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the Treasury Yield Monitor page of Standard & Poor’s MMS – Treasury Market Insight (or, if Standard & Poor’s shall cease to report such yields in MMS – Treasury Market Insight or shall cease to be Prudential Private Capital’s customary source of information for calculating yield-maintenance amounts on privately placed notes, then such source as is then Prudential Private Capital’s customary source of such information), or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life of such Called Principal and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Average Life of such Called Principal.

“Implied Euro Yield” shall mean, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the "Ask Yields" reported, as of 10:00 a.m. (New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page 0#DEBMK” on the Reuters Screen (or such other display as may replace “Page 0#DEBMK” on the Reuters Screen) for the actively traded benchmark German Bunds having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields are not reported as of such time or the yields reported shall not be ascertainable, (ii) the average of the yields for such securities as determined by Recognized German Bund Market Makers. Such implied yield will be determined, if necessary, by (a) converting quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded benchmark German Bunds with the maturity closest to and greater than the Remaining Average Life of such Called Principal and (2) the actively traded benchmark German Bunds with the maturity closest to and less than the Remaining Average Life of such Called Principal.

“Recognized German Bund Market Makers” shall mean two internationally recognized dealers of German Bund reasonably selected by Prudential.

“Reinvestment Yield” shall mean, with respect to the Called Principal of any Note denominated in (i) Dollars, 0.50% plus the Implied Dollar Yield, and (ii) Euros, 0.50% plus the Implied Euro Yield. The Reinvestment Yield will be rounded to that number of decimals as appears in the coupon for the applicable Note.

“Remaining Average Life” shall mean, with respect to the Called Principal of any Note, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under such Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to paragraph 4B or 7A.

“Settlement Date” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B or has become or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Yield-Maintenance Amount” shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Yield-Maintenance Amount shall in no event be less than zero.

All payments of Yield-Maintenance Amount in respect of (1) any Note that is denominated in Euros, shall be made in Euros, and (2) any Note that is denominated in Dollars, shall be made in Dollars.

10B. Other Terms TC "10B. Other Terms" \l "2" \u.

“Acceptance” shall have the meaning given in paragraph 2B(5) hereof.

“Acceptance Day” shall have the meaning given in paragraph 2B(5) hereof.

“Acceptance Window” shall mean, with respect to any interest rate quotes provided by Prudential pursuant to paragraph 2B(4), the time period designated by Prudential as the time period during which the Issuer may elect to accept such interest rate quotes. If no such time period is designated by Prudential with respect to any such interest rate quotes, then the Acceptance Window for such interest rate quotes will be two minutes after the time Prudential shall have provided such interest rate quotes to the Issuer.

“Accepted Note” shall have the meaning given in paragraph 2B(5) hereof.

“Active Restricted Subsidiary” shall mean a Restricted Subsidiary having a net worth in excess of $1,000,000.

“Affiliate” shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such first Person, except a Subsidiary of the Company shall not be an Affiliate of the Company. A Person shall be deemed to control a corporation or other entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or other entity, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Corruption Laws” shall mean any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” shall mean any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“AR Facility” shall mean the receivables financing facility by and among Worthington Receivables, as seller, the Company, as servicer, the members of the various purchaser groups from time to time party thereto and PNC Bank, National Association, as administrator, in each case as may be amended, restated, refinanced or otherwise modified from time to time (or any replacement or substitute thereof).

“Austria” shall mean the Republic of Austria.

“AustriaCo” shall have the meaning given in the background paragraph.

“Authorized Officer” shall mean (i) in the case of the Company, its chief executive officer, president, chief financial officer, chief accounting officer, treasurer, comptroller or any other officer of the Company designated as an “Authorized Officer” of the Company in the Information Schedule attached hereto and (ii) in the case of Prudential or any Prudential Affiliate, any Person designated as an “Authorized Officer” of Prudential and Prudential Affiliates in the Information Schedule or any Person designated as Prudential’s or such Prudential Affiliate's “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of Prudential’s Authorized Officers or a lawyer in Prudential’s law department. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer, authorized representative or attorney in fact of the Company and whom Prudential or any Prudential Affiliate in good faith believes to be an Authorized Officer, authorized representative or attorney in fact of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer, authorized representative or attorney in fact of the Company, and any action taken under this Agreement on behalf of Prudential or any Prudential Affiliate by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential or such Prudential Affiliate and whom the Company in good faith believes to be an Authorized Officer of Prudential or such Prudential Affiliate at the time of such action shall be binding on Prudential or such Prudential Affiliate even though such individual shall have ceased to be an Authorized Officer of Prudential or such Prudential Affiliate.

“Available Facility Amount” shall have the meaning given in paragraph 2B(1) hereof.

“Bankruptcy Event” shall mean, with respect to any Person, (i) a court or governmental agency having appropriate jurisdiction shall enter a decree or order for relief in respect of such Person in an involuntary case under any Debtor Relief Law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or for any substantial part of its property or ordering the winding up or liquidation of its affairs, (ii) an involuntary case under any applicable Debtor Relief Law now or hereafter in effect is commenced against such Person and such petition remains unstayed and in effect for a period of 60 consecutive days, (iii) such Person shall commence a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors or (iv) such Person shall admit in writing its inability to pay its debts generally as they become due or any definitive action shall be taken by such Person in preparation for any of the aforesaid.

“Blocked Person” shall mean (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (ii) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (iii) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (i) or (ii).

“Business Day” shall mean (i) other than as provided in clauses (ii) and (iii) below, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are authorized or required to be closed (a “New York Business Day”) that is also a TARGET Business Day for the settlement of payments in Euros, (ii) for purposes of paragraph 2B(3) only, any day which is a New York Business Day, a TARGET Business Day for the settlement of payments in Euros and a day on which Prudential is open for business and (iii) for purposes of paragraph 10A only, (a) if with respect to Notes denominated in Dollars, a New York Business Day and a TARGET Business Day for the settlement of payments in Euros, and (b) if with respect to Notes denominated in Euros, any day which is a New York Business Day, a TARGET Business Day for the settlement of payments in Euros and a day on which commercial banks are not required or authorized to be closed in Frankfurt and Brussels.

“Cancellation Date” shall have the meaning given in paragraph 2B(8)(iv) hereof.

“Cancellation Fee” shall have the meaning given in paragraph 2B(8)(iv) hereof.

“Capitalization” shall mean Consolidated Indebtedness plus Consolidated Net Worth.

“Capital Lease” of any Person shall mean any lease of property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital or financing lease on the balance sheet of such Person.

“Capital Lease Obligations” shall mean, with respect to any Person, all obligations of such Person as lessee under Capital Leases, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Center of Main Interest” shall mean the place where the debtor conducts the administration of his interests on a regular basis pursuant to the Regulation (EU) No 20-15/848 of the European Parliament and of the Council of May 20, 2015 on insolvency proceedings, as amended.

“Change of Control” shall mean an event or series of events by which:

(i) any “person” or “group” (within the meaning of section 13(d) and 14(d) of the Exchange Act) (other than the spouses, siblings, descendants, spouses of any such siblings or descendants, trusts created exclusively for the benefit of such Persons, executors, administrators, guardians, or conservators of the estate of John H. McConnell, John P. McConnell, their respective Affiliates and Associates (as defined in Rule 12b-2 under the Exchange Act), or a group which any of the foregoing is a principal participant, or any profit sharing, employee stock ownership or other employee benefit plan of the Company or any Subsidiary of the Company or any trustee or fiduciary with respect to any such plan when acting in such capacity) has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or otherwise, of 30% or more of the Equity Interests of the Company on a fully-diluted basis after giving effect to the conversion and exercise of all outstanding

Equity Equivalents (whether or not such Equity Equivalents are then currently convertible or exercisable); or

(ii) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (ii)(A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (ii)(A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Day” shall mean, with respect to the Series A Notes and the Series B Notes, the Exchange Closing Day and, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance for such Accepted Note, provided that (i) if the Issuer and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to paragraph 2B(7), the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in paragraph 2B(8)(iii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning given in the introductory paragraph.

“Confirmation of Acceptance” shall have the meaning given in paragraph 2B(5).

“Confirmation of Guaranty” shall have the meaning given in paragraph 3B(1)(ii).

“Consolidated EBITDA” shall mean, for any period, the sum of (i) Consolidated Net Income for such period plus (ii) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (A) Consolidated Interest Expense, (B) provisions for Federal, state, local and foreign income, value added and similar taxes and (C) (1) depreciation, (2) amortization (including, without limitation, amortization of goodwill and other intangibles), (3) any writedown of goodwill, long-lived asset, or intangible asset impairment and (4) other non-cash expense, all determined in accordance with GAAP, minus (iii) an amount which, in the determination of Consolidated Net Income for such period, has been added for (A) interest income and (B) any non-cash income or non-cash gains, all as determined in accordance with GAAP. If the Company or any Subsidiary makes a material acquisition or divestiture, in either case to the extent permitted pursuant to this Agreement, during any period for which Consolidated EBITDA is measured, then for purposes of determining the Interest Coverage Ratio, Consolidated EBITDA shall be adjusted for the period of time prior to the date of such acquisition or divesture by adding the historical financial results for such period of the Person or assets acquired (without taking account of cost savings or others synergies unless approved by the Required Holder(s)) or deleting that portion of the financial results of the Company and its Consolidated Subsidiaries for such period attributable to the Person or assets divested, all as reasonably determined by the Company and certified to the holders of Notes.

“Consolidated Indebtedness” shall mean at any date the Indebtedness of the Company and its Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated Interest Expense” shall mean, for any period, the aggregate interest expense of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including, without duplication, the portion of any cash payments made or accrued in respect of Capital Lease Obligations allocable to interest expense.

“Consolidated Net Income” shall mean, for any period, the net income (or net loss) after taxes of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income (i) the income (or loss) of any Person (referred to herein as “Person A”) in which any other Person (other than the Company or any of its Wholly-Owned Subsidiaries) has an ownership interest and which Person A would not be consolidated with the Company and its Subsidiaries in their consolidated financial statements if such statements were prepared for such period in accordance with GAAP, except to the extent that any such income is actually received by the Company or any of its Wholly-Owned Subsidiaries in the form of dividends or other distributions during such period and (ii) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Net Tangible Assets” shall mean, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its Subsidiaries for the total assets (less accumulated depletion, depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, after deducting therefrom, to the extent included in total assets, in each case as determined on a consolidated basis in accordance with GAAP (without duplication): (i) the aggregate amount of liabilities of the Company and its Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated); (ii) current Indebtedness and current maturities of long-term Indebtedness; (iii) minority interests in the Company’s subsidiaries held by Persons other than the Company or a wholly-owned Subsidiary of the Company; and (iv) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items.

“Consolidated Net Worth” shall mean at any time the consolidated equity of the Company and its Subsidiaries calculated on a consolidated basis in accordance with GAAP as of such time.

“Consolidated Subsidiary” shall mean with respect to any Person at any date any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Consolidated Total Assets” shall mean, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its Subsidiaries for the total assets of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” shall mean, as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” shall mean (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Credit Agreement” shall mean the Fourth Amended and Restated Credit Agreement, dated as of September 27, 2023, by and among the Company, the foreign subsidiary borrowers party thereto, PNC Bank, National Association, as administrative agent, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as syndication agents, and the other agents and lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Debtor Relief Laws” shall mean the Bankruptcy Reform Act of 1978, as amended, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdiction from time to time affecting the rights of creditors generally.

“Default” shall mean any event or condition which constitutes an Event of Default or which upon the giving of notice, the lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” shall mean, with respect to any Note, a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (a) 2.00% per annum above the rate of interest stated in such Note, or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in New York City as its “Prime Rate”; provided that in any determination of the Default Rate with respect to a Note denominated in Euros, the rate in clause (b) shall be equal to 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in London, England as its “Prime Rate”.

“Delayed Delivery Fee” shall have the meaning given in paragraph 2B(8)(iii) hereof.

“Derivatives Agreement” shall mean (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement.

“Disposition” or “Dispose” shall mean the sale, transfer, license or other disposition (including any Sale/Leaseback Transaction, any designation of a Restricted Subsidiary as an Unrestricted Subsidiary or any LLC Division) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes, accounts receivable or payment intangible or any rights or claims associated therewith.

“Dollar” and the symbol “$” shall mean the lawful currency of the U.S..

“Domestic Subsidiary” shall mean a Subsidiary organized under the laws of the U.S., any state thereof or the District of Columbia.

“Draw Fee” shall have the meaning given in paragraph 2B(8)(i).

“Equity Equivalents” shall mean with respect to any Person any rights, warrants, options, convertible securities, exchangeable securities, Indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Equity Interests of such Person or securities exercisable for or convertible or exchangeable into Equity Interests of such Person, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“Equity Interests” shall mean all shares of capital stock, partnership interests (whether general or limited), limited liability company membership interests, beneficial interests in a trust and any other interest or participation that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, but excluding any debt securities convertible into such Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under section 414(b) or (c) of the

Code or, solely for purposes of section 302 of ERISA and section 412 of the Code, is treated as a single employer under section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in section 412 of the Code or section 302 of ERISA), whether or not waived; (c) the filing pursuant to section 412(c) of the Code or section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the Company or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the applicable funding requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up; or (i) the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans.

“Euros”, “€” and “EUR” shall mean the lawful currency of the member states of the European Union that have adopted the single currency in accordance with the Treaty establishing the European Communities, as amended by the Treaty on European Union.

“Event of Default” shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Closing” shall have the meaning given in paragraph 2A hereof.

“Exchange Closing Day” shall have the meaning given in paragraph 2A hereof.

“Existing Holders” shall have the meaning given in the address block of this Agreement.

“Existing Note Agreement” shall have the meaning given in the background paragraph of this Agreement.

“Existing Notes” shall have the meaning given in the background paragraph of this Agreement.

“Existing Series A Holders” shall have the meaning given in the address block of this Agreement.

“Existing Series A Notes” shall have the meaning given in the background paragraph of this Agreement.

“Existing Series B Holders” shall have the meaning given in the address block of this Agreement.

“Existing Series B Notes” shall have the meaning given in the background paragraph of this Agreement.

“Facility” shall have the meaning given in paragraph 2B(1) hereof.

“Financial Covenant” shall mean any covenant (whether set forth as a covenant, undertaking, event of default, restriction or other such provision) that requires the Company or any Restricted Subsidiary to achieve or maintain a stated level of financial condition or performance and includes, without limitation, any requirement that the Company or any Restricted Subsidiary:

(a) maintain a specified level of net worth, shareholders’ equity, total assets, cash flow or net income;

(b) maintain any relationship of any component of its capital structure to any other component thereof (including without limitation, the relationship of Indebtedness, senior indebtedness or subordinated indebtedness to total capitalization or to net worth); or

(c) maintain any measure of its ability to service its Indebtedness (including, without limitation, exceeding any specified ratio of revenues, cash flow or net income to Indebtedness, interest expense, rental expense, capital expenditures and/or scheduled payments of indebtedness).

For purposes hereof, any covenant similar to the covenants set forth in paragraph 6K of this Agreement shall be deemed to be a Financial Covenant.

“Fitch” shall mean Fitch, Inc. or, if applicable, its successor.

“Foreign Subsidiary” shall mean any Subsidiary which is not a Domestic Subsidiary.

“Governmental Authority” shall mean

(a) the government of

(i) the U.S. or any state or other political subdivision thereof, or

(ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” shall mean any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guarantor” shall mean each Person which may from time to time be a party to a Guaranty Agreement as a guarantor thereunder.

“Guaranty Agreement” shall have the meaning given in paragraph 3A(1)(iii), and shall include any guaranty provided by any Subsidiary pursuant to paragraph 5J.

“Guaranty Obligation” shall mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guaranty Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranty” used as a verb has a corresponding meaning. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hedge Treasury Note(s)” shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

“including” shall mean, unless the context clearly requires otherwise, “including without limitation”, whether or not so stated.

“Indenture” shall mean that certain Indenture dated April 13, 2010, between the Company and U.S. Bank National Association, as trustee (“U.S. Bank”), as supplemented by (i) that certain First Supplemental Indenture, dated April 13, 2010, between the Company and U.S. Bank, (ii) that certain Second Supplemental Indenture, dated April 15, 2014, between the Company and U.S. Bank, and (iii) that certain Third Supplemental Indenture, dated July 28, 2017, between the Company and U.S. Bank.

“Incorporated Covenant” shall have the meaning given in paragraph 6M(ii).

“Indebtedness” shall mean, with respect to any Person at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee that are capitalized in accordance with GAAP, (v) all Guaranty Obligations of such Person, (vi) all contingent or non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid or payable (currently or in the future, on a contingent or non-contingent basis) under a letter of credit or similar instrument, (vii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business) and (viii) proceeds paid to such Person from asset securitization, synthetic sale/leaseback and other similar off balance sheet transactions.

“Institutional Investor” shall mean any insurance company, commercial, investment or merchant bank, finance company, mutual fund, registered money or asset manager, savings and loan association, credit union, registered investment advisor, pension fund, investment company, licensed broker or dealer, “qualified institutional buyer” (as such term is defined under Rule 144A promulgated under the Securities Act) or “accredited investor” (as such term is defined in Regulation D promulgated under the Securities Act).

“Interest Coverage Ratio” shall mean, for any period, the ratio of (i) Consolidated EBITDA of the Company and its Subsidiaries for such period to (ii) Consolidated Interest Expense of the Company and its Subsidiaries for such period.

“Issuance Period” shall have the meaning given in paragraph 2B(2) hereof.

“Lien” shall mean, with respect to any asset, any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable laws of any jurisdiction), including the interest of a purchaser of accounts receivable, chattel paper, payment intangibles or promissory notes. Solely for the avoidance of doubt, the filing of a Uniform Commercial Code financing statement that is a protective lease filing in respect of an operating lease that does not constitute a security interest in the leased property or otherwise give rise to a Lien does not constitute a Lien solely on account of being filed in a public office.

“LLC Division” shall mean, in the event the Company is a limited liability company, (a) the division of the Company into two or more newly formed limited liability companies (whether or not the Company is a surviving entity following any such division) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under any similar act governing limited liability companies organized under the laws of any other State or Commonwealth or of the District of Columbia, or (b) the adoption of a plan contemplating, or the filing of any certificate with any applicable Governmental Authority that results or may result in, any such division.

“LuxCo” shall have the meaning given in the background paragraph.

“Luxembourg” shall mean the Grand Duchy of Luxembourg.

“Material Adverse Effect” shall mean an effect on the business, financial condition, assets or liabilities of the Company and its Restricted Subsidiaries, considered on a consolidated basis, which, when combined on a cumulative basis with other changes in the business, financial condition, assets and liabilities of the Company and its Consolidated Subsidiaries, considered on a consolidated basis, in each case would: (i) have a material adverse effect on the ability of the Company to perform its obligations under this Agreement, the Notes or any other Transaction Document to which it is party, or would result in a material impairment of the validity or enforceability of the rights of, or the benefits available to, the holders of any of the Notes under this Agreement, the Notes or any other Transaction Document, or (ii) result in a material adverse change in the financial condition of the Company and its Restricted Subsidiaries, considered on a consolidated basis.

“Material Debt Facility” shall mean, as to the Company and its Subsidiaries,

(a) the Primary Bank Facility; and

(b) any other agreement (or series of related agreements) creating or evidencing indebtedness for borrowed money (other than the AR Facility) entered into on or after the date of Closing by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (a “Debt Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $100,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency).

“More Favorable Covenant” shall have the meaning given in paragraph 6M(i).

“Multiemployer Plan” shall mean any Plan which is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” shall have the meaning ascribed to such term in paragraph 11F hereof.

“Non-U.S. Plan” shall mean any plan, fund or other similar program that (a) is established or maintained outside the U.S. by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the U.S., which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Note Exchange” shall have the meaning given in paragraph 2A hereof.

“Notes” shall have the meaning given in paragraph 1C hereof.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” shall mean any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” shall mean a certificate signed in the name of the Company by a Responsible Officer of the Company.

“Overnight Interest Rate” shall mean, with respect to any Accepted Notes denominated in Euros, the then applicable ECB Rate for overnight deposits as shown on “Page BTMM EU” (or such other display as may replace Page BTMM EU) on Bloomberg Financial Markets; provided that if the Overnight Interest Rate would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.

“Permitted Liens” shall mean:

(a) Liens securing the payment of taxes and special assessments, either not yet due or the validity of which is being contested by the Person being charged in good faith by appropriate proceedings, and as to which it has set aside on its books adequate reserves to the extent required by GAAP;

(b) deposits or Liens securing property under workers’ compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

(c) Liens imposed by law, such as carriers’, warehousemen’s or mechanics’ liens and liens of landlords or mortgagees of landlords arising by operation of law on property located on leased premises, incurred by it in good faith in the ordinary course of business;

(d) Liens incurred in connection with the lease or acquisition of fixed or capital assets limited to the specific assets acquired with such lease or financing or Capital Lease Obligation (subject to the acquisition of such assets and incurrence of such debt being otherwise permitted by the terms of this Agreement);

(e) Liens existing on February 16, 2018 securing Indebtedness outstanding on February 16, 2018 in an aggregate principal amount not exceeding $13,000,000 and set forth on Schedule 6B;

(f) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary of the Company and not created in contemplation of such event;

(g) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Company or a Subsidiary and not created in contemplation of such event;

(h) any Lien existing on any asset prior to the acquisition thereof by the Company or a Subsidiary and not created in contemplation of such event;

(i) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses (d), (e), (f), (g) or (h) of this definition; provided that such Indebtedness is not increased and is not secured by any additional assets;

(j) Liens incidental to the conduct of the business of the Company or its Subsidiaries or the ownership of their respective assets which (i) do not secure Indebtedness, (ii) do not secure any obligation, or related series of obligations, in an amount exceeding $50,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of the business of the Company or its Subsidiaries;

(k) any attachment Lien being contested in good faith and by proceedings promptly initiated and diligently conducted, unless the attachment giving rise thereto will not, within sixty days after the entry thereof, have been discharged or fully bonded or will not have been discharged within sixty days after the termination of any such bond;

(l) any judgment Lien, unless (i) the judgment it secures will not, within sixty days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or will not have been discharged within sixty days after the expiration of any such stay or (ii) the judgment it secures would result in an Event of Default under paragraph 7A(viii);

(m) easements, rights-of-way, zoning restrictions and other restrictions, charges or encumbrances not materially interfering with the ordinary conduct of the business;

(n) any Lien on property of a Subsidiary securing Indebtedness of such Subsidiary owing to Company or a Restricted Subsidiary;

(o) Liens to banks arising from the issuance of letters of credit issued by such banks (“issuing banks”) on the following: (i) any and all shipping documents, warehouse receipts, policies or certificates of insurance and other document accompanying or relative to drafts drawn under any credit, and any draft drawn thereunder (whether or not such documents, goods or other property be released to or upon the order of the Company or any Subsidiary under a security agreement or trust or bailee receipt or otherwise), and the proceeds of each and all of the foregoing; (ii) the balance of every deposit account, now or at any time hereafter existing, of the Company or any Subsidiary with the issuing banks, and any other claims of the Company or any Subsidiary against the issuing banks; and all property claims and demands and all rights and interests therein of the Company or any Subsidiary and all evidences thereof and all proceeds thereof which have been or at any time will be delivered to or otherwise come into the issuing bank’s possession, custody or control, or into the possession, custody or control of any bailee for the issuing bank or of any of its agents or correspondents for the account of the issuing bank, for any purpose, whether or not the express purpose of being used by the issuing bank as collateral security or for the safekeeping or for any other or different purpose, the issuing bank being deemed to have possession or control of all of such property actually in transit to or from or set apart for the issuing bank, any bailee for the issuing bank or any of its correspondents for others acting in its behalf, it being understood that the receipt at any time by the issuing bank, or any of its bailees, agents or correspondents, or other security, of whatever nature, including cash, will not be deemed a waiver of any of the issuing bank’s rights or power hereunder; (iii) all property shipped under or pursuant to or in connection with any credit or drafts drawn thereunder or in any way related thereto, and all proceeds thereof; and (iv) all additions to and substitutions for any of the property enumerated above in this subsection;

(p) any Lien on accounts of the Company or any Subsidiary (which accounts arise in the ordinary course of business) in connection with the sale or purported sale of accounts to an Unrestricted Subsidiary or a bankruptcy-remote entity that purchases receivables in the ordinary course of its business; and

(q) Liens to secure Indebtedness permitted pursuant to paragraph 6A(v).

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization and a government or any department or agency thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or section 412 of the Code or section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Primary Bank Facility” shall mean (i) the Credit Agreement, or (ii) any loan facility under which the Credit Agreement or any other Primary Bank Facility is refinanced or replaced, as amended, supplemented, restated or otherwise modified from time to time.

“Prudential” shall have the meaning given in the address block of this Agreement.

“Prudential Affiliate” shall mean any Affiliate of Prudential.

“Purchasers” shall mean, with respect to the Series A Notes and the Series B Notes, the Existing Holders and, with respect to any Accepted Notes, the Prudential Affiliate(s) which are purchasing such Accepted Notes.

“Required Holder(s)” shall mean the holder or holders of more than 50% of the aggregate principal amount of the Notes from time to time outstanding or, if the term is expressly used with respect to a Series of Notes, of such Series of Notes from time to time outstanding.

“Rescheduled Closing Day” shall have the meaning given in paragraph 2B(7) hereof.

“Responsible Officer” shall mean the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, comptroller of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.

“Restricted Payment” shall mean (i) any dividend or other distribution, direct or indirect, on account of any class of Equity Interests or Equity Equivalents of the Company or any Subsidiary, now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Equity Interests or Equity Equivalents of the Company or any Subsidiary, now or hereafter outstanding or (iii) any payment made to retire, or to obtain the surrender of, any Equity Interests or Equity Equivalents of or now or hereafter outstanding.

“Restricted Subsidiary” shall mean with respect to any Person at any date any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP, excluding, with respect to the Company at any date, all Unrestricted Subsidiaries designated as such pursuant to paragraph 6F. Unless the context otherwise clearly requires, any reference to a “Restricted Subsidiary” is a reference to a Restricted Subsidiary of the Company.

“Sale/Leaseback Transaction” shall mean any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or any of its Subsidiaries of any property, whether owned by the Company or any of its Subsidiaries as of the date of closing or later acquired, which has been or is to be sold or transferred by the Company or any of its Subsidiaries to such Person or to any other Person from whom funds have been, or are to be, advanced by such Person on the security of such property.

“SEC” shall mean the Securities and Exchange Commission of the United States of America.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series” shall have the meaning given in paragraph 1C hereof.

“Series A Note(s)” shall have the meaning given in paragraph 1A hereof.

“Series B Note(s)” shall have the meaning given in paragraph 1B hereof.

“Shelf Notes” shall have the meaning given in paragraph 1C hereof.

“Significant Holder” shall mean (i) Prudential, (ii) each Purchaser, so long as such Purchaser or any of its Affiliates shall hold (or be committed under this Agreement to purchase) any Note, or (iii) any other Person which, together with its Affiliates, is the holder of at least 5% of the aggregate principal amount of the Notes of any Series from time to time outstanding.

“State Sanctions List” shall mean a list that is adopted by any state Governmental Authority within the U.S. pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subsidiary” shall mean, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company. Notwithstanding the foregoing, any Person that is not included as a “Consolidated Subsidiary” under GAAP shall not be a Subsidiary hereunder. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.

“SVO” shall mean the NAIC’s Securities Valuation Office.

“TARGET Business Day” shall mean a day on which the Trans-European Automated Real-time Closing Settlement Express Transfer payment system (or any successor thereto) is open for the settlement of payments in a specified currency.

“Tax” shall mean any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.

“Transaction Documents” shall mean this Agreement, the Notes, the Guaranty Agreements, the Confirmations of Guaranty, the Requests for Purchase and the Confirmations of Acceptance.

“Transaction Party” shall mean the Company or any Guarantor.

“Transferee” shall mean any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.

“Unrestricted Subsidiary” shall mean any Subsidiary which would otherwise be a Restricted Subsidiary, but which has been designated as an Unrestricted Subsidiary by the Company pursuant to the provisions of paragraph 6F. Unless the context otherwise clearly requires, any reference to an “Unrestricted Subsidiary” is a reference to an Unrestricted Subsidiary of the Company.

“USA PATRIOT Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S.” shall mean the United States of America.

“U.S. Economic Sanctions Laws” shall mean those laws, executive orders, enabling legislation or regulations administered and enforced by the U.S. pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Wholly-Owned Subsidiary” shall mean any Subsidiary of the Company all of the outstanding capital stock or other equity interests of every class of which is owned by the Company or another Wholly-Owned Subsidiary of the Company, and which has outstanding no options, warrants, rights or other securities entitling the holder thereof (other than the Company or a Wholly-Owned Subsidiary) to acquire shares of capital stock or other equity interests of such Subsidiary.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Worthington Receivables” shall mean Worthington Receivables Company, LLC, a Delaware limited liability company established as a “special purpose entity” for the Company’s trade receivables securitization facility.

10C. Accounting and Legal Principles, Terms and Determinations TC "10C. Accounting and Legal Principles, Terms and Determinations" \l "2" \u.

(i) All references in this Agreement to “generally accepted accounting principles” or “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B; provided that, if the Company notifies the holders of Notes that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Required Holder(s) notify the Company that the Required Holder(s) request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should such citation, section or form be modified, amended or replaced.

Notwithstanding the foregoing or any other provision of this Agreement providing for any amount to be determined in accordance with generally accepted accounting principles, for purposes of determining compliance with the covenants contained in this Agreement, any election by the Company to measure an item of Indebtedness using fair value (Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made. Notwithstanding the foregoing or anything to the contrary set forth herein, the definitions set forth in this Agreement and any financial or other covenant calculations required by this Agreement shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on February 16, 2018.

(ii) All pro forma computations required to be made hereunder giving effect to any acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to paragraph 5A(i) or 5A(ii) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in paragraph 8B(ii)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of (but without giving effect to any synergies or cost savings) and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Derivatives Agreement applicable to such Indebtedness).

11. MISCELLANEOUS TC "11. MISCELLANEOUS" \l "1" \u.

11A. Note Payments TC "11A. Note Payments" \l "2" \u. The Issuer agrees that, so long as any Existing Holder shall hold any Note, it will make payments of principal of, interest on, and any Yield-Maintenance Amount payable with respect to, such Note, and any other amounts becoming due hereunder or under any other Transaction Document, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City local time, on the date due) to (i) such Existing Holder’s account or accounts specified in the Purchaser Schedule attached hereto in the case of any Series A Note or any Series B Note, (ii) such Purchaser’s account or accounts specified in the Confirmation of Acceptance with respect to such Note in the case of any Shelf Note or (iii) such other account or accounts in the United States as such Existing Holder or such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Existing Holder and each Purchaser agrees that, before disposing of any Note, such Existing Holder or such Purchaser will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Issuer agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as each Existing Holder or each Purchaser has made in this paragraph 11A. No holder shall be required to present or surrender any Note or make any notation thereon, except that upon the written request of the Issuer made concurrently with or reasonably promptly after the payment or prepayment in full of any Note, the applicable holder shall surrender such Note for cancellation, reasonably promptly after such request, to the Issuer at its principal office.

11B. Expenses TC "11B. Expenses" \l "2" \u. Whether or not the transactions contemplated hereby shall be consummated, the Company agrees to pay, and save Prudential, each Existing Holder and each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including:

(i) (a) all stamp and documentary taxes and similar charges imposed in connection with the issuance of the Notes to the Purchasers on any Closing Day, (b) costs of obtaining a private placement number from Standard and Poor’s Ratings Group for the Notes and (c) fees and expenses of brokers, agents, dealers, investment banks or other intermediaries or placement agents, in each case as a result of the execution and delivery of this Agreement or the other Transaction Documents or the issuance of the Notes, other than for any such brokers, agents, dealers, investment banks or other intermediaries or placement agents retained by any Purchaser;

(ii) document production and duplication charges and the reasonable fees and expenses of any special counsel engaged by such Purchaser or such Transferee in connection with (a) this Agreement, any of the other Transaction Documents and the transactions contemplated hereby and (b) any subsequent proposed waiver, amendment or modification of, or proposed consent under, this Agreement or any other Transaction Document, whether or not such proposed waiver, amendment, modification or consent shall be effected or granted;

(iii) the costs and expenses, including attorneys’ and financial advisory fees, incurred by such Purchaser or such Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement, the Notes or any other Transaction Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or by reason of such Purchaser’s or such Transferee’s having acquired any Note, including without limitation costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case or in connection with any prepayment of the Notes; and

(iv) any judgment, liability, claim, order, decree, cost, fee, expense, action or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.

The Company also agrees to promptly pay or reimburse each Existing Holder, Purchaser or holder of a Note (upon demand, in accordance with each such Existing Holder’s, Purchaser’s or holder’s written instruction) for all fees and costs paid or payable by such Purchaser or holder to the Capital Markets & Investment Analysis Office of the National Association of Insurance Commissioners in connection with the initial filing of this Agreement and all related documents and financial information, such amount not to exceed $3,500.

The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or any Transferee and the payment of any Note.

11C. Consent to Amendments TC "11C. Consent to Amendments" \l "2" \u. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) except that, (i) with the written consent of the holders of all Notes of a particular Series, and, if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate, method of computation or time of payment of interest on or any Yield‑Maintenance Amount payable with respect to the Notes of such Series, in each case in any manner detrimental to, or disproportionate with respect to, any holder of a Note, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of paragraph 2B may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2B and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company or any of the Company’s Subsidiaries and Prudential or the holder of any Note nor any delay in exercising any rights hereunder, under any Note or under any other Transaction Document shall operate as a waiver of any rights of Prudential or any holder of any Note. Without limiting the generality of the foregoing, no negotiations or discussions in which Prudential or any holder of any Note may engage regarding any possible amendments, consents or waivers with respect to this Agreement, the Notes or any other Transaction Document shall constitute a waiver of any Default or Event of Default, any term of this Agreement, any Note or any other Transaction Document or any rights of Prudential or any such holder under this Agreement, the Notes or any other Transaction Document. As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

11D. Form, Registration, Transfer and Exchange of Notes; Lost Notes TC "11D. Form, Registration, Transfer and Exchange of Notes; Lost Notes" \l "2" \u. The Notes are issuable as registered notes without coupons in denominations of at least $100,000 (or its equivalent in Euros), except as may be necessary to (i) reflect any principal amount not evenly divisible by $100,000 (or its equivalent in Euros) or (ii) enable the registration of transfer by a holder of its entire holding of any Series of Notes; provided, however, that no such minimum denomination shall apply to Notes issued upon transfer by any holder of the Notes to Prudential or Prudential Affiliates or to any other entity or group of Affiliates with respect to which the Notes so issued or transferred shall be managed by a single entity. The Issuer shall keep at its principal office a register in which the Issuer shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Issuer, the Issuer shall promptly, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Issuer shall promptly, at its expense (except as otherwise provided in the next sentence), execute and deliver the Notes which the holder making the exchange is entitled to receive. The Issuer may require payment of a sum sufficient to cover any stamp tax or other governmental charge imposed in respect of any such transfer of Notes. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Issuer will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee) shall be deemed to have made the representations set forth in paragraph 9B.

11E. Persons Deemed Owners; Participations TC "11E. Persons Deemed Owners; Participations" \l "2" \u. Prior to due presentment for registration of transfer, the Issuer may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of, interest on and any Yield-Maintenance Amount payable with respect to such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Issuer shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

11F. Confidential Information TC "11F. Confidential Information" \l "2" \u. For the purposes of this paragraph 11F, “Confidential Information” means information delivered to Prudential or any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by Prudential or such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to Prudential or such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by Prudential or such Purchaser or any person acting on Prudential’s or such Purchaser’s behalf, (c) otherwise becomes known to Prudential or such Purchaser other than through disclosure by the Company or any Subsidiary or by a third Person known by Prudential or such Purchaser to be bound by a confidentiality agreement with, or other contractual legal or fiduciary obligation of confidentiality to, the Company or any Subsidiary or (d) constitutes financial statements delivered to Prudential or such Purchaser under paragraph 5A that are otherwise publicly available. Prudential and each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by Prudential or such Purchaser in good faith to protect confidential information of third parties delivered to Prudential or such Purchaser, provided that Prudential or such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates who are required to hold confidential the Confidential Information substantially in accordance with the terms of this paragraph 11F (to the extent such disclosure reasonably relates to the administration of this Agreement or the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this paragraph 11F, (iii) any other holder of any Note or any other security (if any) of the Company, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 11F), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 11F), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the National Association of Insurance Commissioners or any successor thereto (the “NAIC”) or the Capital Markets & Investment Analysis Office of the NAIC or any successor to such Office or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about Prudential or such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to Prudential or such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which Prudential or such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent Prudential or such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any other Transaction Document. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this paragraph 11F as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this paragraph 11F.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, Prudential, any Purchaser or any holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this paragraph 11F, this paragraph 11F shall not be amended thereby and, as between Prudential, such Purchaser or such holder and the Company, this paragraph 11F shall supersede any such other confidentiality undertaking.

11G. Survival of Representations and Warranties; Entire Agreement TC "11G. Survival of Representations and Warranties; Entire Agreement" \l "2" \u. All representations and warranties contained herein or in any other Transaction Document or made in writing by or on behalf of the Company or any other Transaction Party in connection herewith or therewith shall survive the execution and delivery of this Agreement, the Notes and the other Transaction Documents, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement, the Notes and the other Transaction Documents embody the entire agreement and understanding between the Purchasers, the Company and the other Transaction Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter.

11H. Successors and Assigns TC "11H. Successors and Assigns" \l "2" \u. All covenants and other agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

11I. Independence of Covenants; Beneficiaries of Covenants TC "11I. Independence of Covenants; Beneficiaries of Covenants" \l "2" \u. All covenants hereunder and in the other Transaction Documents shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by Prudential or the holder of any Note to prohibit through equitable action or otherwise the taking of any action by the Company or any of its Subsidiaries which would result in a Default or Event of Default. The covenants of the Company contained in this Agreement are intended to be only for the benefit of Prudential, the Purchasers and the holders from time to time of the Notes, and their respective successors and assigns (including, without limitation, any Transferee), and are not intended to be for the benefit of, or enforceable by, any other Person.

11J. Notices TC "11J. Notices" \l "2" \u. All written communications provided for hereunder (other than communications provided for under paragraph 2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to Prudential or any Purchaser, addressed to Prudential or such Purchaser at the address specified for such communications in the Purchaser Schedule attached hereto (in the case of Prudential or the Existing Holders of the Series A Notes or the Series B Notes) or the Purchaser Schedule attached to the applicable Confirmation of Acceptance (in the case of any Purchaser of any Shelf Notes), or at such other address as Prudential or such Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to such other holder at such address as such other holder shall have specified to the Company in writing or, if any such other holder shall not have so specified an address to the Company, then addressed to such other holder in care of the last holder of such Note which shall have so specified an address to the Company, and (iii) if to the Company, addressed to it at 200 Old Wilson Bridge Road, Columbus, Ohio 43085, Attention: Marcus Rogier, Treasurer, or at such other address as the Company shall have specified to the holder of each Note in writing; provided, however, that any such communication to the Company may also, at the option of the holder of any Note, be delivered by any other means either to the Company at its address specified above or to any Authorized Officer of the Company. Any communication pursuant to paragraph 2 shall be made by the method specified for such communication in paragraph 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a facsimile transmission communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the facsimile terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other facsimile terminal as the party receiving the information shall have specified in writing to the party sending such information.

11K. Payments Due on Non-Business Days TC "11K. Payments Due on Non-Business Days" \l "2" \u. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of, interest on or Yield-Maintenance Amount payable with respect to any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of, or any date for a principal prepayment on, any Note is other than a Business Day, then all payments due on such Note on such maturity date or principal prepayment date that are to be made on such next succeeding Business Day shall include such additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

11L. Satisfaction Requirement TC "11L. Satisfaction Requirement" \l "2" \u. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser, to any holder of a Note or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser, such holder or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

11M. GOVERNING LAW TC "11M. GOVERNING LAW" \l "2" \u. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT OR IN CONNECTION WITH ANY CLAIMS OR DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER SOUNDING IN CONTRACT OR TORT) SHALL

BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS AGREEMENT TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

11N. SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL TC "11N. SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL" \l "2" \u. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER TRANSACTION DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY HEREBY IRREVOCABLY ACCEPTS, UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS PROVIDED IN PARAGRAPH 11J, SUCH SERVICE TO BECOME EFFECTIVE UPON RECEIPT. THE COMPANY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON SUCH JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF PRUDENTIAL OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OTHER TRANSACTION DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE COMPANY HAS OR MAY HEREAFTER ACQUIRE IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE WITH RESPECT TO ITSELF OR ITS PROPERTY), THE COMPANY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT, THE NOTES OR ANY OTHER TRANSACTION DOCUMENT. THE COMPANY, PRUDENTIAL AND EACH PURCHASER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS

CONTEMPLATED THEREBY (INCLUDING IN CONNECTION WITH ANY CLAIMS OR DISPUTES RELATING THERETO, WHETHER SOUNDING IN CONTRACT OR TORT).

11O. Severability TC "11O. Severability" \l "2" \u. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11P. Descriptive Headings; Advice of Counsel; Interpretation; Time of the Essence TC "11P. Descriptive Headings; Advice of Counsel; Interpretation; Time of the Essence" \l "2" \u. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Each party to this Agreement represents to the other parties to this Agreement that such party has been represented by counsel in connection with this Agreement, the Notes and the other Transaction Documents, that such party has discussed this Agreement, the Notes and the other Transaction Documents with its counsel and that any and all issues with respect to this Agreement, the Notes and the other Transaction Documents have been resolved as set forth herein and therein. No provision of this Agreement, the Notes and the other Transaction Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, drafted or dictated such provision. Time is of the essence in the performance of this Agreement, the Notes or any other Transaction Document.

11Q. Counterparts; Facsimile or Electronic Signatures TC "11Q. Counterparts; Facsimile or Electronic Signatures" \l "2" \u. This Agreement may be executed in any number of counterparts (or counterpart signature pages), each of which counterparts shall be an original but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

11R. Severalty of Obligations TC "11R. Severalty of Obligations" \l "2" \u. The sales of Notes to the Purchasers are to be several sales, and the obligations of Prudential and the Purchasers under this Agreement are several obligations. No failure by Prudential or any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Company of any of its obligations hereunder, and neither Prudential nor any Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other such Person hereunder.

11S. Independent Investigation TC "11S. Independent Investigation" \l "2" \u. Each Purchaser represents to and agrees with each other Purchaser that it has made its own independent investigation of the condition (financial and otherwise), prospects and affairs of the Company and its Subsidiaries in connection with its purchase of the Notes hereunder and has made and shall continue to make its own appraisal of the creditworthiness of the Company. No holder of Notes shall have any duties or responsibility to any other holder of Notes, either initially or on a continuing basis, to make any such investigation or appraisal or to provide any credit or other information with respect thereto. No holder of Notes is acting as agent or in any other fiduciary capacity on behalf of any other holder of Notes.

11T. Directly or Indirectly TC "11T. Directly or Indirectly" \l "2" \u. Where any provision in this Agreement refers to actions to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

11U. Transaction References TC "11U. Transaction References" \l "2" \u. Subject to the review of any such materials by, and the consent (such consent not to be unreasonably withheld) of, the Company, the Company agrees that Prudential and Prudential Private Capital (or an Affiliate thereof) may, at its expense, (i) refer to its role in establishing the Facility, as well as the private placement nature of the offerings, the identity of the Company, the Series A Notes, the Series B Notes and the maximum aggregate principal amount of the Notes and the date on which the Facility was established, on its internet site, social media channels or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (ii) display the Company’s corporate logo in conjunction with any such reference.

11V. Payment Currency TC "11V. Payment Currency" \l "2" \u. All payments on account of any Shelf Notes denominated in Dollars (including principal, interest and Yield-Maintenance Amounts) shall be made in Dollars, and all payments on account of the Series A Notes, the Series B Notes and any Shelf Notes denominated in Euros (including principal, interest and Yield-Maintenance Amounts) shall be made in Euros. The obligation of the Issuer to make payment on account of its Notes in the applicable currency specified in the preceding sentence shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any currency other than such applicable currency, except to the extent the holder of the applicable Note actually receives the full amount of the currency in which the underlying obligation is denominated. The obligation of the Issuer to make payment in any given currency as required by the first sentence of this paragraph shall be enforceable as an alternative or additional cause of action for the purpose of recovery in such currency, of the amount, if any, by which such actual receipt shall fall short of the full amount of such currency expressed to be payable in respect of any such obligation, and shall not be affected by judgment being obtained for any other sums due under the Notes or this Agreement, as the case may be.

When this Agreement is executed and delivered by the Company, Prudential and the Existing Holders, it shall become a binding agreement between the Company, on one hand, and Prudential and each Existing Holder, on the other hand. This Agreement shall also inure to the benefit of each Purchaser which shall have executed and delivered a Confirmation of Acceptance and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

,

Very truly yours.

WORTHINGTON ENTERPRISES, INC.
By:	/s/Marcus Rogier
Name: Marcus Rogier
Title: Treasurer

Signature Page to Note Purchase and Exchange Agreement

The foregoing Agreement
is hereby accepted as of the
date first above written

PGIM, INC.

By: /s/Thomas Molzahn

Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By: /s/Thomas Molzahn

Vice President

PRUCO LIFE INSURANCE COMPANY

By: /s/Thomas Molzahn

Vice President

PRUDENTIAL LEGACY INSURANCE COMPANY OF NEW JERSEY

By: PGIM, Inc., as investment manager

By: /s/Thomas Molzahn

Vice President

Signature Page to Note Purchase and Exchange Agreement

PURCHASER SCHEDULE

		Series of Notes to be Purchased	Aggregate Principal Amount of Notes to be Purchased	Note Denomination(s)

	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	Series A	€36,700,000	€36,700,000

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

JP Morgan Chase Bank N.A. Swift BIC: CHASGB2L London IBAN: GB24CHAS60924225491221
Account Name: PGF-INC-EUR Account No.: 25491221

Each such wire transfer shall set forth the name of the Company, a reference to "2.06% Senior Notes due August 23, 2031, Security No. INV11511, PPN 981811 C@9" and the due date and application (as among principal, interest and Yield-Maintenance Amount) of the payment being made.

(2)	Address for all communications and notices:

The Prudential Insurance Company of America
c/o Prudential Private Capital
Two Prudential Plaza 180 N. Stetson Ave., Suite 5600 Chicago, IL 60601
Attention: Managing Director
cc: Vice President and Corporate Counsel
and for all notices relating solely to scheduled principal and interest payments to:

The Prudential Insurance Company of America c/o PGIM, Inc. Prudential Tower 655 Broad Street 14th Floor - South Tower Newark, NJ 07102

Purchaser Schedule

Attention: PIM Private Accounting Processing Team Email: Pim.Private.Accounting.Processing.Team@prudential.com

(3)	Address for Delivery of Notes:

	(a)	Send physical security by nationwide overnight delivery service to:

PGIM, Inc. 655 Broad Street 14th Floor - South Tower Newark, NJ 07102 Attention: Trade Management Manager

	(b)	Send copy by email to:

Scott Barnett scott.barnett@prudential.com (312) 540-5428

and

Private.Disbursements@Prudential.com

(4)	Tax Identification No.: 22-1211670

		Series of Notes to be Purchased	Aggregate Principal Amount of Notes to be Purchased	Note Denomination(s)

	PRUCO LIFE INSURANCE COMPANY	Series B	€2,056,000	€2,056,000

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

JP Morgan Chase Bank N.A. Swift BIC: CHASGB2L London IBAN: GB24CHAS60924225491221
Account Name: PGF-INC-EUR Account No.: 25491221

Each such wire transfer shall set forth the name of the Company, a reference to "2.40% Senior Notes due August 23, 2034, Security No. INV11511, PPN 981811 C#7" and the due date and application (as among principal, interest and Yield-Maintenance Amount) of the payment being made.

(2)	Address for all communications and notices:

Pruco Life Insurance Company
c/o Prudential Private Capital
Two Prudential Plaza 180 N. Stetson Ave., Suite 5600 Chicago, IL 60601
Attention: Managing Director
cc: Vice President and Corporate Counsel
and for all notices relating solely to scheduled principal and interest payments to:

Pruco Life Insurance Company
c/o PGIM, Inc.
Prudential Tower
655 Broad Street
14th Floor - South Tower
Newark, NJ 07102

Attention: PIM Private Accounting Processing Team
Email: Pim.Private.Accounting.Processing.Team@prudential.com

(3)	Address for Delivery of Notes:

	(a)	Send physical security by nationwide overnight delivery service to:

PGIM, Inc. 655 Broad Street 14th Floor - South Tower Newark, NJ 07102 Attention: Trade Management Manager

	(b)	Send copy by email to:

Scott Barnett scott.barnett@prudential.com (312) 540-5428

and

Private.Disbursements@Prudential.com

(4)	Tax Identification No.: 22-1944557

		Series of Notes to be Purchased	Aggregate Principal Amount of Notes to be Purchased	Note Denomination(s)

	PRUDENTIAL LEGACY INSURANCE COMPANY OF NEW JERSEY	Series B	€14,742,600	€14,742,600

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

JP Morgan Chase Bank N.A. Swift BIC: CHASGB2L London IBAN: GB24CHAS60924225491221
Account Name: PGF-INC-EUR Account No.: 25491221

Each such wire transfer shall set forth the name of the Company, a reference to "2.40% Senior Notes due August 23, 2034, Security No. INV11511, PPN 981811 C#7" and the due date and application (as among principal, interest and Yield-Maintenance Amount) of the payment being made.

(2)	Address for all communications and notices:

Prudential Legacy Insurance Company of New Jersey
c/o Prudential Private Capital
Two Prudential Plaza 180 N. Stetson Ave., Suite 5600 Chicago, IL 60601
Attention: Managing Director
cc: Vice President and Corporate Counsel
and for all notices relating solely to scheduled principal and interest payments to:

Prudential Legacy Insurance Company of New Jersey
c/o PGIM, Inc.
Prudential Tower
655 Broad Street
14th Floor - South Tower
Newark, NJ 07102

Attention: PIM Private Accounting Processing Team
Email: Pim.Private.Accounting.Processing.Team@prudential.com

(3)	Address for Delivery of Notes:

	(a)	Send physical security by nationwide overnight delivery service to:

PGIM, Inc. 655 Broad Street 14th Floor - South Tower Newark, NJ 07102 Attention: Trade Management Manager

	(b)	Send copy by email to:

Scott Barnett scott.barnett@prudential.com (312) 540-5428

and

Private.Disbursements@Prudential.com

(4)	Tax Identification No.: 27-2457213

		Series of Notes to be Purchased	Aggregate Principal Amount of Notes to be Purchased	Note Denomination(s)

	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	Series B	€38,201,400	€23,397,000 €9,000,700 €5,803,700

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

JP Morgan Chase Bank N.A. Swift BIC: CHASGB2L London IBAN: GB24CHAS60924225491221
Account Name: PGF-INC-EUR Account No.: 25491221

Each such wire transfer shall set forth the name of the Company, a reference to "2.40% Senior Notes due August 23, 2034, Security No. INV11511, PPN 981811 C#7" and the due date and application (as among principal, interest and Yield-Maintenance Amount) of the payment being made.

(2)	Address for all communications and notices:

The Prudential Insurance Company of America
c/o Prudential Private Capital
Two Prudential Plaza 180 N. Stetson Ave., Suite 5600 Chicago, IL 60601
Attention: Managing Director
cc: Vice President and Corporate Counsel
and for all notices relating solely to scheduled principal and interest payments to:

The Prudential Insurance Company of America
c/o PGIM, Inc.
Prudential Tower
655 Broad Street
14th Floor - South Tower
Newark, NJ 07102

Attention: PIM Private Accounting Processing Team
Email: Pim.Private.Accounting.Processing.Team@prudential.com

(3)	Address for Delivery of Notes:

	(a)	Send physical security by nationwide overnight delivery service to:

PGIM, Inc. 655 Broad Street 14th Floor - South Tower Newark, NJ 07102 Attention: Trade Management Manager

	(b)	Send copy by email to:

Scott Barnett scott.barnett@prudential.com (312) 540-5428

and

Private.Disbursements@Prudential.com

(4)	Tax Identification No.: 22-1211670

INFORMATION SCHEDULE

Authorized Officers for Prudential and Prudential Affiliates

Matthew Douglass
Managing Director
Central Credit
Prudential Private Capital
Four Gateway Center
100 Mulberry Street
Newark, New Jersey 07102

Telephone: (973) 367-8752
Facsimile: (973) 802-2333
Email: mathew.douglass@prudential.com

Marie L. Fioramonti
Managing Director
Prudential Private Capital
Two Prudential Plaza, Suite 5600
Chicago, Illinois 60601

Telephone: (312) 540-4233
Facsimile: (312) 540-4222
Email: marie.fioramonti@pricoacapital.com

Peter Pricco Managing Director Prudential Private Capital 60 South 6th Street, Suite 3710 Minneapolis, Minnesota 55402 Telephone: (612) 326-2200 Facsimile: (612) 326-2222 Email: peter.pricco@prudential.com

G. Anthony Coletta
Senior Vice President
Prudential Private Capital
Two Prudential Plaza, Suite 5600
Chicago, Illinois 60601

Telephone: (312) 540-4226
Facsimile: (312) 540-4222
Email: anthony.coletta@prudential.com

Tan Vu Managing Director Prudential Private Capital Two Prudential Plaza, Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-5437 Facsimile: (312) 540-4222 Email: tan.vu@prudential.com	James J. McCrane Senior Vice President Prudential Private Capital 4 Gateway Center Newark, New Jersey 07102-4062 Telephone: (973) 802-4222 Facsimile: (973) 624-6432 Email: james.mccrane@prudential.com

Dianna D. Carr-Coletta
Managing Director
Prudential Private Capital
Two Prudential Plaza, Suite 5600
Chicago, Illinois 60601

Telephone: (312) 540-4224
Facsimile: (312) 540-4222
Email: dianna.carr@prudential.com

David S. Quackenbush
Managing Director
Prudential Private Capital
Two Prudential Plaza, Suite 5600
Chicago, Illinois 60601

Telephone: (312) 540-4222
Facsimile: (312) 540-4245
Email:
david.quackenbush@prudential.com

Information Schedule

Joshua Shipley Managing Director Prudential Private Capital Two Prudential Plaza, Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-4220 Facsimile: (312) 540-4245 Email: joshua.shipley@pricoa.com

Authorized Officers for the Company

B. Andrew Rose President & Chief Executive Officer Worthington Enterprises, Inc. 200 W. Old Wilson Bridge Road Worthington, Ohio 43085 Telephone: (614) 840-4146 Email: Andy.Rose@wthg.com

Joseph Hayek
Executive Vice President & Chief Financial & Operations Officer
Worthington Enterprises, Inc.
200 W. Old Wilson Bridge Road
Worthington, Ohio 43085

Telephone: (614) 840-4238
Email: Joseph.Hayek@wthg.com

Patrick Kennedy Chief Legal and Ethics Officer Worthington Enterprises, Inc. 200 W. Old Wilson Bridge Road Worthington, Ohio 43085 Telephone: (614) 438-3001 Email: Patrick.Kennedy@wthg.com	Marcus Rogier Treasurer & Investor Relations Officer Worthington Enterprises, Inc. 200 W. Old Wilson Bridge Road Worthington, Ohio 43085 Telephone: (614) 840-4663 Email: Marcus.Rogier@wthg.com

IS-2

EXHIBIT A-1

[FORM OF SERIES A NOTE]

Worthington ENTERPRISES, INC.

2.06% SERIES A SENIOR NOTE DUE AUGUST 23, 2031

No. RA-_____ [Date]
€________ PPN: 981811 C@9

FOR VALUE RECEIVED, the undersigned, Worthington ENTERPRISES, INC., an Ohio corporation (the “Issuer”), hereby promises to pay to ______________________, or registered assigns, the principal sum of _______________ EUROS on August 23, 2031, with interest (computed on the basis of a 360-day year—30-day month) (a) on the unpaid balance thereof at the rate of 2.06% per annum from the date hereof, payable quarterly on the 23rd day of February, May, August and November in each year, commencing with the February 23, May 23, August 23 or November 23 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) (i) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield-Maintenance Amount, any overdue payment of interest (to the extent permitted by applicable law), and (ii) during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of the Series A Notes, on the entire unpaid principal balance hereof, at a rate per annum from time to time equal to the Default Rate, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand). The “Default Rate” shall mean a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (a) 4.06% or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in London, England as its Prime Rate.

Payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank, National Association, in New York City or at such other place as the holder hereof shall designate to the Issuer in writing, in the single currency of the European Union.

This Note is one of a series of Senior Notes (the “Notes”) issued pursuant to a Note Purchase and Exchange Agreement, dated as of May 17, 2024 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof, the “Agreement”), between the Issuer, on the one hand, and PGIM, Inc., the Existing Holders named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Issuer may treat the person in

A-1-1

whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Issuer shall not be affected by any notice to the contrary.

The Issuer agrees to make required prepayments of principal on the dates and in the amounts specified in the Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement, but not otherwise.

This Note is guaranteed pursuant to one or more Guaranty Agreements executed by certain guarantors. Reference is made to such Guaranty Agreements for a statement concerning the terms and conditions governing such guarantee of the obligations of the Issuer hereunder.

The Issuer and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.

In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

A-1-2

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).

Worthington ENTERPRISES, INC.

By:
Name:
Title:

A-1-3

EXHIBIT A-2

[FORM OF SERIES B NOTE]

Worthington enterprises, inc.

2.40% SERIES B SENIOR NOTE DUE AUGUST 23, 2034

No. RB-_____ [Date]
€________ PPN: 981811 C#7

FOR VALUE RECEIVED, the undersigned, Worthington enterprises, INC., an Ohio corporation (the “Issuer”), hereby promises to pay to ______________________, or registered assigns, the principal sum of _______________ EUROS on August 23, 2034, with interest (computed on the basis of a 360-day year—30-day month) (a) on the unpaid balance thereof at the rate of 2.40% per annum from the date hereof, payable quarterly on the 23rd day of February, May, August and November in each year, commencing with the February 23, May 23, August 23 and November 23 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) (i) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield-Maintenance Amount, any overdue payment of interest (to the extent permitted by applicable law), and (ii) during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of the Series B Notes, on the entire unpaid principal balance hereof, at a rate per annum from time to time equal to the Default Rate, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand). The “Default Rate” shall mean a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (a) 4.40% or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in London, England as its Prime Rate.

Payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank, National Association, in New York City or at such other place as the holder hereof shall designate to the Issuer in writing, in the single currency of the European Union.

This Note is one of a series of Senior Notes (the “Notes”) issued pursuant to a Note Purchase and Exchange Agreement, dated as of May 17, 2024 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof, the “Agreement”), between the Issuer, on the one hand, and PGIM, Inc., the Existing Holders named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the

A-2-1

transferee. Prior to due presentment for registration of transfer, the Issuer may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Issuer shall not be affected by any notice to the contrary.

The Issuer agrees to make required prepayments of principal on the dates and in the amounts specified in the Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement, but not otherwise.

This Note is guaranteed pursuant to one or more Guaranty Agreements executed by certain guarantors. Reference is made to such Guaranty Agreements for a statement concerning the terms and conditions governing such guarantee of the obligations of the Issuer hereunder.

The Issuer and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.

In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).

Worthington ENTERPRISES, inc.

By:

Name:
Title:

A-2-2

EXHIBIT A-3

[FORM OF SHELF NOTE]

Worthington ENTERPRISES, inc.

___% SENIOR SERIES ___ NOTE DUE _____________

No.
ORIGINAL PRINCIPAL AMOUNT:
ORIGINAL ISSUE DATE:
INTEREST RATE:
INTEREST PAYMENT DATES:
FINAL MATURITY DATE:
PRINCIPAL PREPAYMENT DATES AND AMOUNTS:
PPN______________

FOR VALUE RECEIVED, the undersigned, Worthington ENTERPRISES, INC., an Ohio corporation (the “Issuer”), hereby promises to pay to ________________________, or registered assigns, the principal sum of ____________________ [DOLLARS][EUROS] [on the Final Maturity Date specified above] [, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year—30-day month) (a) on the unpaid balance thereof at the Interest Rate per annum specified above from the date hereof, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) (i) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield-Maintenance Amount, any overdue payment of interest (to the extent permitted by applicable law), and (ii) during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of this Series of Notes, on the entire unpaid principal balance hereof, at a rate per annum from time to time equal to the Default Rate, payable on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand). The “Default Rate” shall mean a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (a) 2.00% over the Interest Rate specified above or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in [New York City][London, England] as its “Prime Rate”.

Payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank, National Association, in New York City or at such other place as the holder hereof shall designate to the Issuer in writing, in [lawful money of the United States of America][the single currency of the European Union].

A-3-1

This Note is one of a series of Senior Notes (the “Notes”) issued pursuant to a Note Purchase and Exchange Agreement, dated as of May 17, 2024 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof, the “Agreement”), between the Issuer, on the one hand, and PGIM, Inc., the Existing Holders named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Issuer may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Issuer shall not be affected by any notice to the contrary.

[The Issuer agrees to make required prepayments of principal on the dates and in the amounts specified above or in the Agreement.] [This Note is [also] subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement, but not otherwise.]

This Note is guaranteed pursuant to one or more Guaranty Agreements executed by certain guarantors. Reference is made to such Guaranty Agreements for a statement concerning the terms and conditions governing such guarantee of the obligations of the Issuer hereunder.

The Issuer and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.

In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

A-3-2

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).

Worthington ENTERPRISES, inc.

By:
Name:
Title:

A-3-3

EXHIBIT B

[Reserved[

B-1

EXHIBIT C

[FORM OF REQUEST FOR PURCHASE]

WORTHINGTON ENTERPRISES, INC.

REQUEST FOR PURCHASE

Reference is made to the Note Purchase and Exchange Agreement (as the same may have been heretofore amended, the “Agreement”), dated as of May 17, 2024, between Worthington Enterprises, Inc., an Ohio corporation (the “Issuer”), on the one hand, and PGIM, Inc. (“Prudential”), the Existing Holders named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.

Pursuant to Paragraph 2B(3) of the Agreement, the Issuer hereby makes the following Request for Purchase:

1. Aggregate principal amount of the Notes covered hereby (the “Notes”) [$][€]__________

2. Individual specifications of the Notes:

Principal
Final Prepayment Interest
Principal Maturity Dates and Payment
Amount Date Amounts Period

3. Use of proceeds of the Notes:

4. Proposed day for the closing of the purchase and sale of the Notes:

5. The purchase price of the Notes is to be transferred to:

Name, Address, SWIFT Number

and ABA Routing Number of
Number of Bank Account

C-1

6. The Issuer certifies (a) that the representations and warranties contained in paragraph 8 of the Agreement are true on and as of the date of this Request for Purchase, and (b) that there exists on the date of this Request for Purchase no Event of Default or Default.

7. The Draw Fee to be paid pursuant to the Agreement will be paid by the Issuer on the closing date.

Dated:

Worthington ENTERPRISES, INC.

By:
Authorized Officer

C-2

EXHIBIT D

[FORM OF CONFIRMATION OF ACCEPTANCE]

Worthington ENTERPRISES, INC.

CONFIRMATION OF ACCEPTANCE

Reference is made to the Note Purchase and Exchange Agreement (as the same may have been heretofore amended, the “Agreement”), dated as of May 17, 2024, between Worthington Enterprises, Inc., on the one hand, and PGIM, Inc. (“Prudential”), the Existing Holders named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.

Prudential or the Prudential Affiliate which is named below as a Purchaser of Notes hereby confirms the representations as to such Notes set forth in paragraph 9 of the Agreement, and agrees to be bound by the provisions of paragraphs 2B(5) and 2B(7) of the Agreement relating to the purchase and sale of such Notes and by the provisions of the second sentence of paragraph 11A of the Agreement.

Pursuant to paragraph 2B(5) of the Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:

I. Accepted Notes: Aggregate principal amount [$][€]__________________
(A) (a) Name of Purchaser:
(b) Principal amount:
(c) Final maturity date:
(d) Principal prepayment dates and amounts:
(e) Interest rate:
(f) Interest payment period:
(g) Payment and notice instructions: As set forth on attached Purchaser Schedule

(B) (a) Name of Purchaser:
(b) Principal amount:
(c) Final maturity date:
(d) Principal prepayment dates and amounts:
(e) Interest rate:
(f) Interest payment period:
(g) Payment and notice instructions: As set forth on attached Purchaser Schedule

D-1

[(C), (D) same information as above.]

II. Closing Day:

III. Draw Fee:

Dated:

Worthington ENTERPRISES, INC.

By:
Title:

[PRUDENTIAL AFFILIATE]

By:
Vice President

D-2

EXHIBIT E-1

[FORM OF GUARANTY AGREEMENT]

GUARANTY AGREEMENT

This Guaranty Agreement (as amended, restated, supplemented or otherwise modified, this “Guaranty”), dated as of [_______ __], 20[__] is made by the guarantors named in the Guarantor Schedule attached hereto and each guarantor that may become a party to this Guaranty by executing a joinder hereto (herein referred to, individually, as a “Guarantor” and, collectively, as “Guarantors”), in favor of the Holders (as defined below).

RECITALS:

WHEREAS, Worthington Enterprises, Inc., an Ohio corporation (formerly known as Worthington Industries, Inc.) (herein called the “Company” or the “Issuer”), has authorized and may authorize the issue from time to time of its senior promissory notes (as the same from time to time may be amended, restated, supplemented or otherwise modified, the “Notes”) pursuant to the Note Purchase and Exchange Agreement, dated as of May 17, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”), among the Company, PGIM, Inc. (“Prudential”), the Existing Holders named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes bound by the provisions of the Note Agreement (the “Purchasers” and the Purchasers, collectively with the Existing Holders and any Person that becomes the holder of any Note, the “Holders”);

WHEREAS, each Guarantor party hereto is a Subsidiary of the Company;

Whereas, the Guarantors will derive substantial value and benefit from the issuance of the Notes pursuant to the Note Agreement; and

WHEREAS, as one of the conditions precedent to their willingness to enter into the financing arrangements proposed by the Note Agreement, the Holders have required, among other things, that the Guarantors execute this Guaranty for the benefit of the Holders.

NOW THEREFORE, for value received, to satisfy one of the conditions precedent to entering in the financing arrangements under the Note Agreement, to induce the Holders entering into such arrangements and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantors agree as follows:

1. DEFINITIONS. Capitalized terms that are used in this Guaranty and not defined in this Guaranty shall have the meanings ascribed to them in the Note Agreement.

2. THE GUARANTY.

2A. Guaranty of Payment and Performance of Obligations. Each Guarantor, jointly and severally with each other Guarantor, absolutely, unconditionally and irrevocably guarantees (i) the full and punctual payment in the applicable currency when due (whether at maturity, by

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acceleration, by redemption or otherwise) of the principal of, Yield-Maintenance Amount, if any, and interest (including any interest accruing after the commencement of any proceeding in bankruptcy and any additional interest that would accrue but for the commencement of such proceeding) on each Note issued by the Issuer and all other obligations of the Issuer under the Note Agreement and each other Transaction Document to which the Issuer is a party and (ii) the full and prompt performance and observance by the Issuer of each and all of the obligations, covenants and agreements required to be performed or observed by the Issuer under the terms of the Note Agreement, the Notes and the other Transaction Documents to which the Issuer is a party (all the foregoing being hereinafter collectively called the “Guarantied Obligations”). Notwithstanding the foregoing, the aggregate amount of any Guarantor’s liability under this Guaranty shall not exceed the maximum amount that such Guarantor can guaranty without violating, or causing this Guaranty or such Guarantor’s obligations under this Guaranty to be void, voidable or otherwise enforceable under, any fraudulent conveyance or fraudulent transfer law, including Section 548(a)(2) of the Bankruptcy Code (as defined below). Each Guarantor hereby agrees to pay, and save each Holder harmless against liability for the payment of, all out-of-pocket expenses (including attorneys’ fees) arising in connection with enforcing this Guaranty or incurred in the collection of all or any part of the Guarantied Obligations from, or in pursuing any action against, the Issuer or any Guarantor or enforcing any rights of any Holder in any security (if any) for the Guarantied Obligations or the liabilities of any Guarantor hereunder, and any taxes, fees or penalties which may be paid or payable in connection with any such enforcement. This is a continuing guaranty of payment and performance and not of collection. Notwithstanding any provision of this Guaranty, all covenants, obligations, waivers and agreements of the Guarantors under this Guaranty shall be joint and several.

During the existence of an Event of Default, any Holder may, at its sole election and without notice, proceed directly and at once against any Guarantor to seek and enforce performance of, and to collect and recover, the Guarantied Obligations, or any portion thereof, without first proceeding against the Issuer, any other Guarantor, any other guarantor (if any) of the Guarantied Obligations or any other Person (if any) or any security (if any) for the Guarantied Obligations or for the liability of any such other Person or any Guarantor hereunder. The Holders shall have the exclusive right to determine the application of payments and credits, if any, from any Guarantor, the Issuer or from any other Person (if any) on account of the Guarantied Obligations or otherwise. This Guaranty and all covenants and agreements of each Guarantor contained herein (subject to paragraph 4J hereof with respect to any Guarantor) shall continue in full force and effect and shall not be discharged until such time as all of the Guarantied Obligations shall be indefeasibly paid in full in cash, the Facility shall have terminated and no Holder shall have any commitment under the Note Agreement.

2B. Obligations Unconditional. The obligations of each Guarantor under this Guaranty shall be continuing, absolute and unconditional, irrespective of (i) the invalidity or unenforceability of the Note Agreement, the Notes, the other Transaction Documents or any provision thereof; (ii) the absence of any attempt by any Holder to collect the Guarantied Obligations or any portion thereof from the Issuer, any other Guarantor, any other guarantor (if any) of all or any portion of the Guarantied Obligations or any other Person (if any) or other action to enforce the same; (iii) any action taken by any Holder that is authorized by this Guaranty; (iv) any failure by any Holder to acquire, perfect or maintain any Lien (if any) on, or take any steps to preserve its rights to, any security (if any) for the Guarantied Obligations or any portion thereof or

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for the liability of the Issuer or any other Person (if any) or any or all of the Guarantied Obligations; (v) any defense arising by reason of any disability or other defense (other than the defense of indefeasible payment in full) of the Issuer or any other Person (if any) liable on the Guarantied Obligations or any portion thereof; (vi) a Holder’s election, in any proceeding instituted under Chapter 11 of Title 11 of the Federal Bankruptcy Code (11 U.S.C. §101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code; (vii) any borrowing or grant of a security interest to any Holder by the Issuer as debtor-in-possession, or extension of credit, under Section 364 of the Bankruptcy Code; (viii) the disallowance or avoidance of all or any portion of any Holder’s claim(s) for repayment of the Guarantied Obligations under the Bankruptcy Code or any similar state law or the avoidance, invalidity or unenforceability of any Lien (if any) securing the Guarantied Obligations or the liability of any Guarantor hereunder or under any of the other Transaction Documents or of the Issuer or any other guarantor (if any) of all or any part of the Guarantied Obligations; (ix) any amendment to, waiver or modification of, or consent, extension, indulgence or other action or inaction under or in respect of the Note Agreement, the Notes, the other Transaction Documents (including, without limitation, any increase in the interest rate on the Notes); (x) any change in any provision of any applicable law or regulation; (xi) any order, judgment, writ, award or decree of any Governmental Authority, domestic or foreign, binding on or affecting any Guarantor, the Issuer or any other guarantor (if any) of all or any part of the Guarantied Obligations or any of their respective assets; (xii) the certificate of incorporation or formation or other formation document, the bylaws, operating agreement or other similar document of any Guarantor, the Issuer or any other guarantor (if any); (xiii) any mortgage, indenture, lease, contract, or other agreement (including without limitation any agreement with members or stockholders or other equity interest holders of such Guarantor, as applicable), instrument or undertaking to which any Guarantor or the Issuer is a party or which purports to be binding on or affect any such Person or any of its assets; (xiv) any bankruptcy, insolvency, readjustment, composition, liquidation or similar proceeding with respect to the Issuer, any Guarantor or any other guarantor (if any) of all or any part of any Guarantied Obligations or any such Person’s property and any failure by any Holder to file or enforce a claim against the Issuer, any Guarantor or any such other Person in any such proceeding; (xv) any failure on the part of the Issuer for any reason to comply with or perform any of the terms of any other agreement with any Guarantor; or (xvi) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than the defense of indefeasible payment in full).

2C. Obligations Unimpaired. Each Holder is authorized, without demand or notice, which demand and notice are hereby waived, and without discharging or otherwise affecting the obligations of any Guarantor hereunder (which shall remain absolute and unconditional notwithstanding any such action or omission to act), from time to time to (i) renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, the Guarantied Obligations or any portion thereof, or otherwise modify, amend or change the terms of the Note Agreement, the Notes, any other Transaction Documents, so long as any amendment to the Note Agreement, the Notes or any other Transaction Documents is made in accordance with terms thereof; (ii) accept partial payments on the Guarantied Obligations; (iii) take and hold security for the Guarantied Obligations or any portion thereof or any other liabilities of the Issuer, the obligations of any Guarantor under this Guaranty and the obligations under any other guaranties and sureties (if any) of all or any of the Guarantied Obligations, and exchange, enforce, waive, release, sell, transfer, assign, abandon, fail to perfect, subordinate or otherwise deal with any such

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security (if any); (iv) apply such security (if any) and direct the order or manner of sale of such security (if any) as such Holder may determine in its sole discretion; (v) settle, release, compromise, collect or otherwise liquidate the Guarantied Obligations or any portion thereof and any security (if any) therefor or guaranty (if any) thereof in any manner; (vi) extend additional loans, credit and financial accommodations to the Issuer or any other Guarantor and otherwise create additional Guarantied Obligations; (vii) waive strict compliance with the terms of the Note Agreement, the Notes, any other Transaction Document or any other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Issuer, any Guarantor or any other guarantor (if any) of all or any of the Guarantied Obligations in connection with the Note Agreement and otherwise forbear from asserting such Holder’s rights and remedies thereunder; (viii) take and hold additional guaranties or sureties and enforce or forbear from enforcing any guaranty or surety (if any) of any other guarantor or surety (if any) of the Guarantied Obligations, any portion thereof or release or otherwise take any action (or omit to take any action) with respect to any such guarantor or surety (if any); (ix) assign this Guaranty in part or in whole in connection with any assignment of the Guarantied Obligations or any portion thereof; (x) exercise or refrain from exercising any rights against the Issuer or any Guarantor or any other guarantor (if any) of all or any part of the Guarantied Obligations; and (xi) apply any sums, by whomsoever paid or however realized, to the payment of the Guarantied Obligations as such Holder in its sole discretion may determine.

2D. Waivers of Guarantor. To the extent permitted by applicable law, each Guarantor waives for the benefit of each Holder:

(i) any right to require any Holder, as a condition of payment or performance by such Guarantor or otherwise to (a) proceed against the Issuer, any other Guarantor or any other guarantor (if any) of the Guarantied Obligations or any other Person (if any), (b) proceed against or exhaust any security (if any) given to or held by any Holder in connection with the Guarantied Obligations or any other guaranty (if any), or (c) pursue any other remedy available to any Holder whatsoever;

(ii) any defense arising by reason of (a) the incapacity, lack of authority or any disability or other defense of the Issuer, including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guarantied Obligations or any agreement or instrument relating thereto, (b) the cessation of the liability of the Issuer from any cause (other than a defense of payment, unless the payment on which such defense is based was or is subsequently invalidated, declared to be fraudulent or preferential, otherwise avoided and/or required to be repaid to the Issuer or any Guarantor, as the case may be, or the estate of any such party, a trustee, receiver or any other Person under any bankruptcy law, state or federal law, common law or equitable cause, in which case there shall be no defense of payment with respect to such payment) or (c) any act or omission of any Holder or any other Person which directly or indirectly, by operation of law or otherwise, results in or aids the discharge or release of the Issuer or any security (if any) given to or held by any Holder in connection with the Guarantied Obligations or any other guaranty (if any);

(iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

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(iv) any defense based upon any Holder’s errors or omissions in the administration of the Guarantied Obligations;

(v) (a) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of such Guarantor’s, any Holder’s or any other guarantor’s (if any) obligations hereunder, (b) the benefit of any statute of limitations affecting the Guarantied Obligations or such Guarantor’s, any Holder’s or any other guarantor’s (if any) liability hereunder or the enforcement hereof, (c) any rights to set-offs, recoupments and counterclaims, and (d) promptness, diligence and any requirement that any Holder protect, maintain, secure, perfect or insure any Lien (if any) or any property subject thereto;

(vi) notices (a) of nonperformance or dishonor, (b) of acceptance of this Guaranty by any Holder or by such Guarantor or any other guarantor (if any), (c) of default in respect of the Guarantied Obligations or any other guaranty (if any), (d) of the existence, creation or incurrence of new or additional indebtedness, arising either from additional loans extended to the Issuer or otherwise, (e) that the principal amount, or any portion thereof, and/or any interest, on any document or instrument evidencing all or any part of the Guarantied Obligations is due, (f) of any and all proceedings to collect from the Issuer, any Guarantor or any other guarantor (if any) of all or any part of the Guarantied Obligations, or from anyone else, (g) of exchange, sale, surrender or other handling of any security or collateral (if any) given to any Holder to secure payment of the Guarantied Obligations or any guaranty (if any) therefor, (h) of renewal, extension or modification of any of the Guarantied Obligations, (i) of assignment, sale or other transfer of any Note to a Transferee, and (j) of any of the matters referred to in paragraph 2B and any right to consent to any thereof;

(vii) presentment, demand for payment or performance and protest and notice of protest with respect to the Guarantied Obligations or any guaranty (if any) with respect thereto; and

(viii) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.

Each Guarantor agrees that no Holder shall be under any obligation to marshal any assets in favor of any Guarantor or against or in payment of any or all of the Guarantied Obligations.

No Guarantor will exercise any rights that it may have acquired by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, or accept any payment on account of such subrogation rights, or any rights of reimbursement or indemnity or any rights or recourse to any security (if any) for the Guarantied Obligations or this Guaranty unless at the time of such Guarantor’s exercise of any such right there shall have been performed and indefeasibly paid in full in cash all of the Guarantied Obligations and no Holder shall have any outstanding commitment under the Note Agreement.

2E. Revival. Each Guarantor agrees that, if any payment made by the Issuer or any other Person is applied to the Guarantied Obligations and is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be

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refunded or repaid, or the proceeds of any security (if any) for the Guarantied Obligations are required to be returned by any Holder to the Issuer, its estate, trustee, receiver or any other Person, including, without limitation, any Guarantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, such Guarantor’s liability hereunder (and any Lien (if any) securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made, or, if prior thereto this Guaranty shall have been canceled or surrendered (and if any Lien (if any) securing such Guarantor’s liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), this Guaranty (and such Lien (if any)) shall be reinstated and returned in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any Guarantor in respect of the amount of such payment (or any Lien (if any) securing such obligation).

2F. Obligation to Keep Informed. Each Guarantor shall be responsible for keeping itself informed of the financial condition of the Issuer, and of all other circumstances bearing upon the risk of nonpayment of the Guarantied Obligations or any portion thereof, and each Guarantor agrees that no Holder shall have a duty to advise such Guarantor of information known to such Holder regarding such condition or any such circumstance. If any Holder, in its discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, such Holder shall not be under any obligation to (i) undertake any investigation, whether or not a part of its regular business routine, (ii) disclose any information which such Holder wishes to maintain confidential, or (iii) make any other or future disclosures of such information or any other information to any Guarantor.

2G. Bankruptcy. If any Event of Default specified in clause (v) of paragraph 7A of the Note Agreement shall occur and be continuing with respect to the Company, then each Guarantor agrees to immediately pay the full amount of the Guarantied Obligations without notice or demand of any kind.

3. REPRESENTATIONS AND WARRANTIES. Each Guarantor represents, covenants and warrants as follows:

3A. Organization, Power and Authority.

3A(1) Organization. Such Guarantor is duly organized and, where applicable, in good standing under the laws of its jurisdiction of its incorporation or organization, is duly qualified in all jurisdictions where required by the conduct of its business or ownership of its assets, except where the failure to so qualify would not have a Material Adverse Effect, and has the power and authority to own and operate its assets and to conduct its business as is now done.

3A(2) Power and Authority. Such Guarantor has all requisite corporate, limited liability company, partnership or similar organizational, as the case may be, power to own or hold under lease and operate its properties which it purports to own or hold under lease and to conduct its business as currently conducted and as currently proposed to be conducted. Such Guarantor has all requisite corporate or other organizational power to execute, deliver and perform its obligations under this Guaranty. The execution, delivery and performance of this Guaranty has been duly authorized by all requisite corporate, limited liability company or partnership, as the case may be,

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action by such Guarantor, and this Guaranty has been duly executed and delivered by authorized officers, authorized representatives or attorneys in fact of such Guarantor and is a valid obligation of such Guarantor, legally binding upon and enforceable against such Guarantor in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3B. Conflicting Agreements and Other Matters. Such Guarantor is not a party to any contract or agreement or subject to any charter, by-law, limited liability company operating agreement, memorandum and articles of association, partnership agreement or other corporate, limited liability company or partnership restriction which materially and adversely affects the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. Neither the execution nor delivery of this Guaranty or the other Transaction Documents to which such Guarantor is a party, nor fulfillment of nor compliance with the terms and provisions hereof and of the other Transaction Documents to which such Guarantor is a party will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of such Guarantor pursuant to, the charter, by-laws, limited liability company operating agreement, memorandum and articles of association, partnership agreement or similar organizational document of such Guarantor, any award of any arbitrator or any agreement (including any agreement with shareholders, members or partners), instrument, order, judgment, decree, statute, law, rule or regulation to which such Guarantor is subject. Such Guarantor is not a party to, nor otherwise subject to any provision contained in, any instrument evidencing any Indebtedness of such Guarantor, any agreement relating thereto or any other contract or agreement (including its charter, by-laws, limited liability company operating agreement, memorandum and articles of association, partnership agreement or similar organizational document) that limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of such Guarantor of the type to be evidenced by this Guaranty except as set forth in the agreements listed on Schedule 8G to the Note Agreement (as such Schedule 8G may have been modified from time to time by written supplements thereto delivered in accordance with the Note Agreement).

3C. ERISA. The execution and delivery of this Guaranty will be exempt from, or will not involve any transaction which is subject to, the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a tax could be imposed pursuant to section 4975(c)(1(A)-(D) of the Code.

3D. Governmental Consent. Neither the nature of such Guarantor, nor any of its businesses or properties, nor any relationship between such Guarantor and any other Person, nor any circumstance in connection with the execution, delivery and performance of this Guaranty, is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the date of closing with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Guaranty or the other Transaction Documents to which such Guarantor is party or fulfillment of or compliance with the terms and provisions hereof.

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3E. Regulatory Status. Such Guarantor is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 2005, or (iii) a “public utility” within the meaning of the Federal Power Act, as amended. Such Guarantor is not subject to regulation as a “public utility” (or any analogous term) under any state or local law or subject to regulation under the ICC Termination Act of 1995, as amended.

4. MISCELLANEOUS.

4A. Successors and Assigns. This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of each Holder and their respective successors and assigns (including, without limitation, any Transferee); all references herein to a Guarantor shall be deemed to include its successors and assigns; all references herein to a Holder shall be deemed to include its successors and assigns.

4B. Consent to Amendments. This Guaranty may be amended, and any Guarantor may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if such Guarantor shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s). Each Holder shall be bound by any consent authorized by this paragraph 4B, whether or not the Notes or other instrument held by any holder thereof shall have been marked to indicate such consent. No course of dealing between any Guarantor and any Holder nor any delay in exercising any rights hereunder or under any other Transaction Document shall operate as a waiver of any rights of any Holder. As used herein, the term “this Guaranty” and references thereto shall mean this Guaranty as it may from time to time be amended or supplemented. Notwithstanding the foregoing, this Guaranty may be amended by the addition of additional Guarantors pursuant to a Guaranty Joinder in the form of Exhibit A hereto.

4C. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of each Guarantor in connection herewith shall survive the execution and delivery of this Guaranty, the transfer by any Holder of any Note or portion thereof or interest therein in accordance with the Note Agreement and the payment of any Note, and may be relied upon by any such Transferee, regardless of any investigation made at any time by or on behalf of any Holder or any such Transferee. Subject to the immediately preceding sentence, this Guaranty and the other Transaction Documents embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof.

4D. Notices. All written communications provided for hereunder shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) or by hand delivery or facsimile and (i) if to a Holder, addressed as specified for such communications to such Holder under the Note Agreement and (ii) if to any Guarantor, addressed to it at: c/o the Company to the address indicated for notices to the Company in the Note Agreement.

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4E. Descriptive Headings; Advice of Counsel; Interpretation; Time is of the Essence. The descriptive headings of the several paragraphs of this Guaranty are inserted for convenience only and do not constitute a part of this Guaranty. Each Guarantor represents to the Holders that such Guarantor has been represented by counsel in connection with this Guaranty, that such Guarantor has discussed this Guaranty with its counsel and that any and all issues with respect to this Guaranty have been resolved as set forth herein. No provision of this Guaranty shall be construed against or interpreted to the disadvantage of any Holder by any court or other governmental or judicial authority by reason of such Holder having or being deemed to have structured, drafted or dictated such provision. Time is of the essence in the performance of this Guaranty.

4F. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Guaranty required to be satisfactory to any Holder or to the Required Holder(s) the determination of such satisfaction shall be made by such Holder or the Required Holder(s) as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

4G. Governing Law. THIS GUARANTY SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES UNDER THIS GUARANTY OR IN CONNECTION WITH ANY CLAIMS OR DISPUTES ARISING OUT OF OR RELATING TO THIS GUARANTY (WHETHER SOUNDING IN CONTRACT OR TORT) SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS GUARANTY TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

4H. Counterparts; Facsimile or Electronic Signatures. This Guaranty may be executed in any number of counterparts (or counterpart signature pages), each of which counterparts shall be an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Guaranty by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Guaranty.

4I. Independence of Covenants. All covenants hereunder and in the other Transaction Documents shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of a Default or an Event of Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by the holder of any Note to prohibit through equitable action or otherwise the taking of any action by any Guarantor which would result in a Default or an Event of Default.

4J. Binding Guaranty. When this Guaranty is executed and delivered by a Guarantor (including pursuant to a Guaranty Joinder), it shall become a binding agreement by such Guarantor in favor of the Holders. Subject to paragraph 2E hereof, this Guaranty shall terminate automatically (i) upon the indefeasible payment in full of the Notes and all other amounts owing

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under the Note Agreement, the Notes and this Guaranty, the termination of the Facility and the termination of all commitments of the Holder under the Note Agreement, and (ii) in part, as to any Guarantor, upon the release of such Guarantor pursuant to paragraph 5J(ii) of the Note Agreement.

4K. Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4L. SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY, THE NOTE AGREEMENT, THE NOTES, OR THE OTHER TRANSACTION DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS GUARANTY EACH GUARANTOR HEREBY IRREVOCABLY ACCEPTS, UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING. EACH GUARANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS PROVIDED PURSUANT TO PARAGRAPH 4D, SUCH SERVICE TO BECOME EFFECTIVE UPON RECEIPT. EACH GUARANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON SUCH JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY HOLDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY GUARANTOR IN ANY OTHER JURISDICTION. EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY BROUGHT IN ANY OF THE AFORESAID COURTS AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH GUARANTOR AND EACH HOLDER WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS GUARANTY, THE NOTE AGREEMENT, THE NOTES OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING IN CONNECTION WITH ANY CLAIMS OR DISPUTES RELATING THERETO, WHETHER SOUNDING IN CONTRACT OR TORT)..

4M. Contribution with Respect to Guaranty Obligations. At all times when there is more than one Guarantor party hereto, each Guarantor party hereto agrees as follows:

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(i) To the extent any Guarantor shall make a payment of all or any of the Guarantied Obligations (a “Guarantor Payment”) that exceeds the amount that such Guarantor would otherwise have paid, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, if each Guarantor had paid the aggregate Guarantied Obligations satisfied by such Guarantor Payment in the same proportion that such Guarantor’s Allocable Amount (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of all Guarantors (as determined immediately prior to such Guarantor Payment), then, after the Guarantied Obligations shall be indefeasibly paid in full in cash and no Holder shall have any commitment under the Note Agreement, such Guarantor shall be entitled to receive contribution and indemnification payments from and be reimbursed by each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(ii) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim that could then be recovered from such Guarantor under this paragraph 4M without rendering such claim void, voidable or otherwise unenforceable under, any fraudulent conveyance or fraudulent transfer law, including Section 548 of the Bankruptcy Code.

(iii) This paragraph 4M is intended only to define the relative rights of Guarantors, and nothing in this paragraph 4M is intended to or shall impair the obligations of Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with this Guaranty.

(iv) The rights of contribution and indemnification hereunder shall constitute assets of the Guarantor to which such contribution and indemnification is owing.

(v) The rights of the indemnifying Guarantors against other Guarantors under this paragraph 4M shall be exercisable once the Guarantied Obligations shall be indefeasibly paid in full in cash and no Holder shall have any commitment under the Note Agreement.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK;
SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed as of the date first above written.

[_______________], as a Guarantor

By:
Name:
Title:

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GUARANTOR SCHEDULE

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EXHIBIT A

[FORM OF JOINDER AGREEMENT TO GUARANTY AGREEMENT]

JOINDER AGREEMENT NO.____TO GUARANTY AGREEMENT

Re: Worthington Enterprises, Inc.

This Joinder Agreement is made as of ______________, in favor of the Holders (as such terms are defined in the Guaranty, as hereinafter defined).

A. Reference is made to the Guaranty Agreement made as of [________ __], 20[__] (as such guarantee may be supplemented, amended, restated or consolidated from time to time, the “Guaranty”) by certain Persons in favor of the Holders, under which such Persons have guaranteed to the Holders the due payment and performance by Worthington Enterprises, Inc., an Ohio corporation (formerly known as Worthington Industries, Inc.) (the “Company” or the “Issuer”), of the Guarantied Obligations (as defined in the Guaranty).

B. Capitalized terms used but not otherwise defined in this Joinder Agreement have the respective meanings given to such terms in the Guaranty, including the definitions of terms incorporated in the Guaranty by reference to other agreements.

C. Paragraph 4B of the Guaranty provides that additional Persons may from time to time after the date of the Guaranty become Guarantors under the Guaranty by executing and delivering to the Holders a supplemental agreement to the Guaranty in the form of this Joinder Agreement.

For valuable consideration, each of the undersigned (each, a “New Guarantor”) severally (and not jointly, or jointly and severally) agrees as follows:

1. Each of the New Guarantors has received a copy of, and has reviewed, the Guaranty and the Transaction Documents in existence on the date of this Joinder Agreement and is executing and delivering this Joinder Agreement to the Holders pursuant to paragraph 4B of the Guaranty.

2. Effective from and after the date this Joinder Agreement is executed and delivered to the Holders by any one of the New Guarantors (and irrespective of whether this Joinder Agreement has been executed and delivered by any other Person), such New Guarantor is, and shall be deemed for all purposes to be, a Guarantor under the Guaranty with the same force and effect, and subject to the same agreements, representations, guarantees, indemnities, liabilities and obligations, as if such New Guarantor was, effective as of the date of this Joinder Agreement, an original signatory to the Guaranty as a Guarantor. In furtherance of the foregoing, each of the New Guarantors jointly and severally guarantees to the Holders the full and punctual payment and prompt performance of the Guarantied Obligations in accordance with the terms of the Guaranty and understands, agrees and confirms that the Holders may enforce the Guaranty and this Joinder Agreement against such New Guarantor for the benefit of the Holders up to the full amount of the Guarantied Obligations without first proceeding against any other Guarantor, the Issuer, any other

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Person (if any) or any collateral (if any) securing the Guarantied Obligations. The terms and provisions of the Guaranty are incorporated by reference in this Joinder Agreement.

3. Upon this Joinder Agreement bearing the signature of any authorized officer, authorized representative or attorney in fact of any New Guarantor, this Joinder Agreement will be deemed to be finally and irrevocably executed and delivered by, and be effective and binding on, and enforceable against, such New Guarantor free from any promise or condition affecting or limiting the liabilities of such New Guarantor and such New Guarantor shall be, and shall be deemed for all purposes to be, a Guarantor under the Guaranty.

4. Delivery of an executed signature page to this Joinder Agreement by any New Guarantor by facsimile transmission or in "pdf" format shall be as effective as delivery of a manually executed copy of this Joinder Agreement by such New Guarantor.

5. This Joinder Agreement is a contract made under, and will for all purposes be governed by and interpreted and enforced according to, the internal laws of the State of New York excluding any conflict of laws rule or principle which might refer these matters to the laws of another jurisdiction.

6. This Joinder Agreement and the Guaranty shall be binding upon each of the New Guarantors and the successors and assigns of each of the New Guarantors. None of the New Guarantors may assign any of its obligations or liabilities in respect of the Guarantied Obligations unless it is otherwise permitted by the Guaranty and the Note Agreement.

IN WITNESS OF WHICH this Joinder Agreement has been duly executed and delivered by each of the New Guarantors as of the date indicated on the first page of this Joinder Agreement.

[NEW GUARANTOR]

By:

Name:

Title:

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EXHIBIT E-2

[FORM OF CONFIRMATION OF GUARANTY]

CONFIRMATION OF GUARANTY AGREEMENT

THIS CONFIRMATION OF GUARANTY AGREEMENT (this “Confirmation”) is entered into on a joint and several basis by each of the undersigned (which parties are hereinafter referred to individually as a “Guarantor” and collectively as the “Guarantors”) in favor of the holders of the Notes (as defined below) from time to time (the “Holders”). Capitalized terms used herein and not otherwise defined shall have the meanings given in the Note Agreement, as defined below.

WHEREAS, Worthington Enterprises, Inc. (the “Company” or the “Issuer”), PGIM, Inc. (“Prudential”), the Existing Holders named in the Purchaser Schedule attached thereto and each Prudential Affiliate party thereto are parties to the Note Purchase and Exchange Agreement, dated as of May 17, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”).

WHEREAS, each Guarantor is party to the Guaranty Agreement, dated as of [_______ __], 20[__] (the “Guaranty Agreement”), under which each Guarantor has guaranteed the Issuer’s obligations under the Note Agreement and the Notes.

WHEREAS, each Guarantor is a Subsidiary of the Company.

WHEREAS, pursuant to the Request for Purchase dated as of _____________ and the Confirmation of Acceptance dated as of _______________, the Issuer will issue and certain Prudential Affiliates (the “Series ___ Purchasers”) will purchase the Issuer’s ______% Series _____ Senior Notes Due _____ (the “Series _____ Notes”).

WHEREAS, each Guarantor will benefit from the proceeds of the issuance of the Series ____ Notes.

WHEREAS, the Holders have required as a condition to the effectiveness of the Series ___ Purchasers’ obligations to purchase the Series ____ Notes that each of the Guarantors execute and deliver this Confirmation, and that each Guarantor reaffirm that the Guaranty Agreement guarantees the liabilities and obligations of the Issuer under the Series ____ Notes.

Now, Therefore, in order to induce, and in consideration of, the purchase of the Series ____ Notes by the Series ___ Purchasers, each Guarantor hereby, jointly and severally, covenants and agrees with, and represents and warrants to, each of the Series ___ Purchasers and each Holder from time to time of the Notes as follows:

1. Confirmation of Guaranty Agreement. Each Guarantor hereby ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Guaranty Agreement, and confirms and agrees that each reference in the Guaranty Agreement to the [Guaranteed Obligations] includes the obligations of the Issuer under the Series ____ Notes. Each

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Guarantor acknowledges that the Guaranty Agreement remains in full force and effect and is hereby ratified and confirmed. Without limiting the generality of the foregoing, each Guarantor hereby acknowledges and confirms that it intends that the Guaranty Agreement will continue to secure, to the fullest extent provided thereby, the payment and performance of all [Guaranteed Obligations,] including, without limitation, the payment and performance of the obligations of the Issuer under the Series _____ Notes. Each Guarantor confirms and agrees that, with respect to the Guaranty Agreement, each and every covenant, condition, obligation, representation (except those representations which relate only to a specific date, which are confirmed as of such date only), warranty and provision set forth therein is, and shall continue to be, in full force and effect and are hereby confirmed and ratified in all respects.

2. Successors and Assigns. All covenants and other agreements contained in this Confirmation by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent Holder of a Note) whether so expressed or not.

3. No Waiver. The execution of this Confirmation shall not operate as a novation, waiver of any right, power or remedy of Prudential or any Holder, nor constitute a waiver of any provision of the Note Agreement or any Note.

4. Governing Law. This Confirmation shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

5. Severability. Any provision of this Confirmation that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

6. Counterparts. This Confirmation may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

7. Section Headings. The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

8. Authorization. Each Guarantor is duly authorized to execute and deliver this Confirmation and is and will continue to be duly authorized to perform its obligations under the Guaranty Agreement.

9. No Defenses. Each Guarantor hereby represents and warrants to, and covenants that, as of the date hereof, (a) such Guarantor has no defenses, offsets or counterclaims of any kind or nature whatsoever against Prudential or any Holder with respect to the [Guaranteed Obligations] (as defined in the Guaranty Agreement) or any action previously taken or not taken by Prudential

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or any Holder with respect thereto, and (b) that Prudential and each Holder has fully performed all obligations to such Guarantor which it may have had or has on and as of the date hereof.

[signature page follows]

IN WITNESS WHEREOF, this Confirmation of Guaranty Agreement has been duly executed and delivered as of the date first above written.

[GUARANTORS]

By:_____________________________________

Name: __________________________________

Title: ___________________________________

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EXHIBIT F-1

FORM OF OPINION OF GENERAL COUNSEL TO THE TRANSACTION PARTIES

[_________ __], 2024

PGIM, Inc. (“Prudential”)

Each of the Existing Holders listed

on Schedule I attached hereto

Re:	€36,700,000 2.06% Series A Senior Notes due August 23, 2031 €55,000,000 2.40% Series B Senior Notes due August 23, 2034

Ladies and Gentlemen:

I am the General Counsel of Worthington Enterprises, Inc., an Ohio corporation (the “Company” or the “Issuer”), and am familiar with the transactions contemplated by the Note Purchase and Exchange Agreement, dated as of May [17], 2024 (the “Note Agreement”), among the Company, PGIM, Inc. (“Prudential”), the Existing Holders listed on the Purchaser Schedule to the Note Agreement (the “Existing Holders”, collectively with any person that becomes the holder of any Note, the “Holders”) and each other Prudential Affiliate that becomes bound thereby from time to time. This opinion is furnished to you pursuant to paragraph 3A(3)(a) of the Note Agreement. Capitalized terms used in this opinion that are defined in the Note Agreement have the meanings set forth in the Note Agreement, unless otherwise defined herein.

In connection with this opinion, I have examined originals or certified, conformed or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation, the following:

(a) the Note Agreement;

(b) the Series A Notes issued on the date hereof;

(c) the Series B Notes issued on the date hereof; and

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(d) such other documents, certificates and resolutions as I have deemed necessary to give the opinions hereinafter expressed.

I have also examined the originals or certified, conformed or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation, such other records, agreements, instruments and documents as I have deemed necessary or relevant as the basis for my opinion. The documents referenced in clauses (a) through (d) above are referred to herein as the “Transaction Documents.”

In rendering the opinions expressed below, I have assumed (except, to the extent set forth in the opinions expressed below, as to the Company): (i) the genuineness of all signatures of parties to the Transaction Documents (other than the officers of the Company), the authenticity of all documents submitted to me as originals and the conformity with authentic original documents of all documents submitted to me as copies; (ii) the due execution as indicated thereon by all parties thereto, and delivery of all documents and instruments and of the consideration recited therein; (iii) that each of the parties to the Transaction Documents has the full power, authority and legal right under its charter and other governing documents, legislation, and applicable laws and regulations to execute and perform its obligations under all documents executed by it; (iv) that each Transaction Document has been duly authorized by, has been duly executed and delivered by, and constitutes the legal, valid, binding and enforceable obligation of each of the parties party thereto, enforceable against such party in accordance with its terms; (v) that all signatories to each Transaction Document have been duly authorized; and (vi) that the laws of any jurisdiction other than the State of Ohio which may govern any one or more of the Transaction Documents are not inconsistent with the laws of the State of Ohio in any matter material to this opinion.

Whenever a statement herein is qualified by “to the best of my knowledge,” “known to me” or a similar phrase, it is intended to indicate that I do not have current actual knowledge of the inaccuracy of such statement. However, except as expressly otherwise indicated, I have not undertaken any independent investigation to determine the accuracy of any such statement. I have not examined the records of any Governmental Authority and have not performed a docket search of any judicial body.

As used herein, the phrases “corporate power and authority” and “duly authorized by all necessary corporate action” with respect to the Company refer and are limited to the Ohio General Corporation Law and the Company’s articles of incorporation and code of regulations.

Based upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, I am of the opinion that:

1. The Company is a corporation incorporated, validly existing and in good standing under the laws of the State of Ohio.

2. The Company has the corporate power and authority to conduct its business as it is now being conducted.

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3. The Company has the corporate power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations thereunder.

4. The execution and delivery by the Company of, and the performance and incurrence by the Company of its obligations and liabilities under, the Transaction Documents to which it is a party have been duly authorized by all necessary corporate action on the part of the Company.

5. The Company has duly executed and delivered each of the Transaction Documents to which it is a party.

6. The execution, delivery and performance by the Company of each Transaction Document to which it is a party do not conflict with, or result in any breach or violation of: (a) the articles of incorporation or code of regulations of the Company or (b) any law of the State of Ohio applicable to the Company.

7. The execution, delivery and performance by the Company of each Transaction Document to which it is a party do not conflict with, or result in any breach or violation of: (a) any agreement for material Indebtedness (including, without limitation, the Credit Agreement) to which the Company is a party or by which any of its property is bound, or (b) to the best of my knowledge, any order, writ, injunction or decree of any court or Governmental Authority applicable to the Company.

8. To the best of my knowledge, there are no actions, suits or proceedings pending, or threatened against, or affecting the Company, at law or in equity or before or by any Governmental Authority, that would reasonably be expected to result in a Material Adverse Effect.

9. No consent, approval, license, authorization or validation of, notice to or filing, recording or registration with any Governmental Authority pursuant to the laws of the State of Ohio that are generally applicable to corporations entering into similar transactions is required on the part of the Company for the execution, delivery and performance by the Company of its obligations under, the Transaction Documents to which it is a party, the failure to so comply with would have a material adverse effect on the Company’s obligations thereunder.

The opinions expressed above are subject to the following additional qualifications:

I have not conducted requisite factual or legal examinations, and accordingly I express no opinion, with respect to the application, if any, of laws concerning or promulgated by (a) environmental effects or agencies; (b) industries the operations, financial affairs or profits of which are regulated by the United States or the State of Ohio, to wit, banks and thrift institutions, insurance and utilities under Title 49 of the Revised Code of Ohio (“R.C.”); (c) fraudulent dispositions or obligations (Chapter 1336, R.C. and Section 1313.56, R.C.); (d) securities laws; (e) restrictions attendant to financings of property by public authorities, for example industrial revenue bond financings; (f) political subdivisions of the State of Ohio; or (g) any taxes or tax effects.

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The opinions expressed herein are limited to the laws of the State of Ohio and the federal laws of the United States of America having effect on the date hereof, and I express no opinion as to the laws of any other jurisdiction. The opinions expressed herein, each of which speaks only as of the date hereof, are furnished specifically in connection with the execution and delivery of the Transaction Documents for the benefit of Prudential and the Existing Holders and any transferee that becomes a holder of any Note under the Note Agreement after the date hereof in accordance with the terms of the Note Agreement (each a “Subsequent Holder”) as if this opinion letter were addressed and delivered to such Subsequent Holder on the date hereof, on the condition and understanding that: (i) in no event shall any Subsequent Holder have any greater rights with respect hereto than the original addressees of this letter on the date hereof nor, in the case of any Subsequent Holder that takes by transfer from a prior holder of a Note, any greater rights than the prior holder, (ii) in furtherance and not in limitation of the foregoing, our consent to such reliance shall in no event constitute a reissuance of the opinions expressed herein or otherwise extend any statute of limitations period applicable hereto on the date hereof, and (iii) any such reliance also must be actual and reasonable under the circumstances existing at the time such Subsequent Holder becomes a holder of a Note, including any circumstances relating to changes in law, facts or any other developments known to or reasonably knowable by such holder of a Note at such time, and may not be relied upon, assigned, quoted or otherwise used in any manner or for any purpose by any other person or entity, without my specific prior written consent, except that (a) this opinion may be shown to, but not relied upon by, your attorneys and auditors, (b) this opinion may be shown to the National Association of Insurance Commissioners and any other state or federal authority having regulatory power over any one or more of Prudential and the Existing Holders (“Regulatory Authorities”), provided that such Regulatory Authorities shall not be entitled to rely upon or quote this opinion and (c) a copy of this opinion may be disclosed for informational purposes only and without reliance thereon as required pursuant to any order of any court or governmental authority of competent jurisdiction or in connection with any proceeding to enforce any Transaction Document.

Very truly yours,

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Schedule I

The Prudential Insurance Company of America

Pruco Life Insurance Company

Prudential Legacy Insurance Company of New Jersey

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EXHIBIT F-2

FORM OF OPINION OF COMPANY’S SPECIAL COUNSEL

[_______ __], 2024

PGIM, Inc.

Each of the Existing Holders

listed on Schedule I attached hereto

Re:	€36,700,000 2.06% Series A Senior Notes due August 23, 2031 €55,000,000 2.40% Series B Senior Notes due August 23, 2034

Ladies and Gentlemen:

We have acted as special counsel for Worthington Enterprises, Inc., an Ohio corporation (the “Company” or the “Issuer”), in connection with (a) the €36,700,000 aggregate principal amount of the Company’s 2.06% Series A Senior Notes due August 23, 2031 (the “Series A Notes”) and (b) the €55,000,000 aggregate principal amount of the Company’s 2.40% Series B Senior Notes due August 23, 2034 (the “Series B Notes” and, together with the Series A Notes, the “Notes”), in each case issued under and pursuant to that certain Note Purchase and Exchange Agreement dated as of the date hereof (the “Note Agreement”) among the Company, PGIM, Inc., the Existing Holders listed on the Purchaser Schedule to the Note Agreement (the “Existing Holders”, collectively with any person that becomes the holder of any Note, the “Holders”) and each other Prudential Affiliate that becomes bound thereby from time to time. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Note Agreement. This opinion letter is being delivered pursuant to paragraph 3A(3)(b) of the Note Agreement.

In connection with the foregoing, we have examined and relied upon the following:

(i) the Note Agreement;

(ii) the Series A Notes issued on the date hereof;

(iii) the Series B Notes issued on the date hereof;

(iv) a certificate of officers or authorized representatives of the Company, as to certain factual matters concerning the Company (the “Officers’ Certificate”); and

(v) such other documents and matters of law as we have deemed necessary to give the opinions hereinafter expressed.

The documents referred to in items (i) through (iii) above are hereinafter referred to as the “Transaction Documents.”

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For the purposes of this opinion, we have assumed: (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to authentic original documents of all documents submitted to us as copies; (iv) the due organization, existence and good standing of each of the parties to the Transaction Documents; (v) the legal right, authority and power of each of the parties to the Transaction Documents (other than as set forth below as to Applicable Laws) under all applicable laws to execute, deliver and perform its obligations under the Transaction Documents to which it is a party; (vi) the due authorization, execution and delivery of each of the Transaction Documents by each of the parties thereto; (vii) that the performance by each of the parties thereto of its obligations under the Transaction Documents does not breach its organizational documents, by‑laws or other governing documents and does not violate, or result in a breach or default under, any law, regulation, decree or order applicable to it; (viii) that each of the Transaction Documents constitutes the valid and binding obligation of each of the parties thereto (other than the Company), enforceable against it in accordance with its terms; (ix) that all parties to the Transaction Documents have acted in good faith without notice of adverse claims or defenses against the enforcement of any rights created by the Transaction Documents, and have complied with all laws applicable to them that affect the Transaction Documents (the foregoing notwithstanding, we have no knowledge of any such adverse claim or defense); and (x) that the Existing Holders have exchanged and transferred all of their interest in the Existing Notes as consideration for the Series A Notes and the Series B Notes in accordance with the provisions of the Note Agreement.

As to matters of fact relevant to this opinion, we have also assumed and relied upon, with your permission and without independent investigation, the accuracy of, and compliance with, the representations, warranties and covenants of the parties set forth in the Transaction Documents and the Officers’ Certificate.

We express no opinion as to the law of any jurisdiction other than (i) the laws of the State of New York, and (ii) the federal laws of the United States of America.

In basing the opinions set forth herein on “our knowledge,” the words “our knowledge” signify that, in the course of our representation of the Company, no facts have come to our attention that would give us actual notice that any such opinions or other matters are not accurate. Except as otherwise stated herein, we have undertaken no investigation or verification of such matters. Further, the words “our knowledge” and similar language as used herein are intended to be limited to the actual knowledge of the attorneys within our firm who have been directly involved in representing the Company.

In connection with our rendering of this opinion, we have made no independent investigation of any agreements, documents or contracts entered into by the Company or of any public records relating to any actions or proceedings against the Company, and have made no attempt to verify any of the information provided by any other Person. Without limiting the generality of the foregoing, we have made no examination of the character, organization, activities or authority of any party, other than the Company, to the documents which might have any effect upon our opinions expressed herein, and we have neither examined, nor do we opine upon, any provision or matter to the extent that the examination or opinion would require a financial, mathematical or accounting calculation or determination.

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The term “Applicable Laws” shall mean those laws, rules and regulations of the State of New York and the federal laws of the United States of America as in effect on the date hereof, which, in our experience, are normally applicable to financing transactions of the type contemplated by the Transaction Documents, without our having made any special investigation as to the applicability of any specific law, rule or regulation, and which are not the subject of a specific opinion herein referring expressly to a particular law or laws. The term “Governmental Approval” shall mean any consent, approval, license, authorization or validation of, notice to or filing, recording or registration with any governmental authority pursuant to the Applicable Laws.

Based upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof (or as of the date of any assumption made herein or in any certificate, schedule, exhibit or inquiry stated to have been examined, made, or otherwise relied upon by us), we are of the opinion that:

1. Each Transaction Document to which the Company is a party is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2. The execution, delivery and performance by the Company of each Transaction Document to which it is a party will not violate any provision of, or result in a breach or default under, any Applicable Laws.

3. No Governmental Approval is required on the part of the Company for the execution or delivery by the Company of, or the performance by the Company of its obligations under, the Transaction Documents to which it is a party.

4. Based on the representations contained in paragraph 8H and paragraph 9A of the Note Agreement and the representations in the Officers’ Certificate, the issuance, sale and delivery of the Series A Notes and the Series B Notes by the Company in exchange for the Existing Notes under the circumstances contemplated by the Note Agreement do not require the registration of the Series A Notes or the Series B Notes under the Securities Act of 1933, as amended, or the qualification of an indenture in respect of the Series A Notes and Series B Notes under the Trust Indenture Act of 1939, as amended.

5. Based solely on the representations contained in paragraph 8I of the Note Agreement, neither the sale of the Series A Notes or the Series B Notes made under the Note Agreement nor the use or intended use by the Company of all or any portion of the proceeds of the sale thereunder in accordance with paragraph 8I of the Note Agreement will violate Regulations T, U, and X of the Board of Governors of the Federal Reserve System.

6. Based solely on the Officers’ Certificate, the Company is not (a) required to be registered as an “investment company” under the Investment Company Act of 1940, as amended, or as an “investment adviser” under the Investment Advisers Act of 1940, as amended, (b) a “holding company” of a “public utility company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 2005, or (c) a “public utility” within the meaning of the Federal Power Act, as amended.

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Our opinions are subject to the following further exceptions, qualifications and limitations:

(i) the enforcement of any obligations of any Person under the Transaction Documents or otherwise may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws and rules of law affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights), and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law);

(ii) we express no opinion as to the availability of any specific or equitable relief of any kind;

(iii) the enforcement of any of your rights may in all cases be subject to an implied duty of reasonableness, conscionability, good faith and fair dealing;

(iv) we express no opinion as to the enforceability of any particular provision of the Transaction Documents relating to (A) waivers of right to jury trial or waivers of rights to (or methods of) service of process, (B) waivers of rights to object to jurisdiction or venue, (C) consents to jurisdiction or venue except to the extent that such consents are made enforceable by New York General Obligations Law Section 5-1402 (as applied by a New York State court), (D) waivers or variations of legal provisions or rights which are not capable of waiver or variation under applicable law or which may be waived only under certain circumstances under applicable law, including without limitation waivers of the right to assert a counterclaim, appraisement rights, valuation rights, notice rights or requirements, redemption rights or rights relating to the marshaling of assets or liens, (E) exculpation or exoneration clauses or indemnity clauses, (F) the payment of interest on interest, (G) the award of attorneys’ fees to an opposing party, (H) provisions which purport to effect the alteration or termination of rights held by third parties without their consent, (I) provisions which purport to establish evidentiary standards, (J) provisions which purport to authorize execution of various documents on behalf of another, (K) allowing a creditor to set-off and apply the deposits of a debtor to the obligations of such debtor under the Transaction Documents without prior notice or (L) choice of governing law to the extent that the validity or binding effect of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law principles of the State of New York;

(v) we express no opinion with respect to the following: (A) federal securities laws and regulations administered by the Securities and Exchange Commission (other than as provided for in paragraphs 4 and 6), state “Blue Sky” laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments, (B) pension and employee benefit laws and regulations (e.g., ERISA), (C) federal and state antitrust and unfair competition laws and regulations, (D) federal and state environmental and hazardous materials laws and regulations, (E) federal and state tax laws and regulations or tax effects, (F) federal and state racketeering laws and regulations (e.g., RICO), (G) federal and state health and safety laws and regulations (e.g., OSHA), (H) federal and state labor laws and regulations, (I) federal patent, copyright and trademark, state trademark and other federal and state intellectual property laws and regulations, (J) any order of any court or other authority directed

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specifically to any party to the Transaction Documents of which we do not have knowledge, (K) the necessity of Prudential or any Existing Holder to qualify to do business in the State of New York, (L) any laws relating to the making of dividends or related insolvency laws, (M) the use of proceeds contemplated by the Transaction Documents, (N) other federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes), and (O) federal and state laws, regulations and policies concerning (1) national and local emergency, (2) possible judicial deference to acts of sovereign states and (3) criminal and civil forfeiture laws;

(vi) we express no opinion as to the enforceability of any provision of the Transaction Documents to the extent that, upon the occurrence of an Event of Default, such provision directly or indirectly provides for the payment of liquidated damages, late charges, interest at an increased rate or Yield-Maintenance Amount if such provision is determined to be a penalty;

(vii) under certain circumstances, the provision that a failure or delay in exercising any right or remedy will not impair or waive such right or remedy may be unenforceable to the extent that a course of dealing has occurred modifying such provision;

(viii) we express no opinion as to the creation or perfection of any lien, mortgage or security interest granted pursuant to or in connection with the Transaction Documents; and

(ix) we express no opinion with respect to any disclosure materials that may have been provided by or on behalf of the Company or its Subsidiaries to Prudential or the Existing Holders.

This opinion is being furnished only to you in connection with the execution, delivery and performance of the Note Agreement and the issuance and purchase of the Series A Notes and the Series B Notes pursuant to the Note Exchange pursuant to the Note Agreement, and is not to be used, quoted, relied upon or otherwise referred to by any other person or for any other purposes without our prior written consent, except that (a) this opinion may be reviewed, but not relied upon, by legal and regulatory authorities (including the National Association of Insurance Commissioners), by your attorneys and auditors, and by potential transferees of the Notes who may acquire the Notes in accordance with the terms of the Note Agreement, (b) may be relied upon as of the date hereof by subsequent holders of the Notes who are institutional investors and who have acquired the Notes in accordance with the terms of the Note Agreement as if such subsequent holders were original addressees hereon (each a “Subsequent Holder”) as if this opinion letter were addressed and delivered to such Subsequent Holder on the date hereof, on the condition and understanding that: (i) in no event shall any Subsequent Holder have any greater rights with respect hereto than the original addressees of this letter on the date hereof nor, in the case of any Subsequent Holder that takes by transfer from a prior holder of a Note, any greater rights than the prior holder, (ii) in furtherance and not in limitation of the foregoing, our consent to such reliance shall in no event constitute a reissuance of the opinions expressed herein or otherwise extend any statute of limitations period applicable hereto on the date hereof, and (iii) any such reliance also must be actual and reasonable under the circumstances existing at the time such Subsequent Holder becomes a holder of a Note, including any circumstances relating to changes in law, facts or any other developments known to or reasonably knowable by such holder of a Note at such time, and

F-2-5

(c) a copy of this opinion may be disclosed for informational purposes only and without reliance thereon as required pursuant to any order of any court or governmental authority of competent jurisdiction or in connection with any proceeding to enforce any Transaction Document. Our opinion represents our legal judgment based upon our review of the law and the facts that we deem relevant to render such opinion, and it is not a guarantee of a result. This opinion is based on factual matters in existence as of the date hereof and laws and regulations in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should such factual matters change or should such laws or regulations be changed by legislative or regulatory action, judicial decision or otherwise.

Respectfully submitted,

Vorys, Sater, Seymour and Pease, LLP

F-2-6

Schedule 1

The Prudential Insurance Company of America

Pruco Life Insurance Company

Prudential Legacy Insurance Company of New Jersey

F-2-7

SCHEDULE 6B

CERTAIN EXISTING LIENS

(As of September 27, 2023)

Debtor / Jurisdiction	Secured Party	Date Filed / File Number
Worthington Cylinder Corporation (OH)	Kloeckner Metals Corporation	6/15/2020 OH00241681912
The Worthington Steel Company (DE)	Kloeckner Metals Corporation and Wells Fargo Bank, N.A.	4/11/2008 20081274487
Worthington Steel of Michigan, Inc. (MI)	HYG Financial Services, Inc.	3/8/2019 20190308000694-4
Worthington Enterprises, Inc. (OH)	NMHG Financial Services, Inc. and HYG Financial Services, Inc.	6/03/2005 OH00090080521
Worthington Enterprises, Inc. (OH)	Coilplus-Texas, Inc., Coilplus, Inc. and Coilplus Holdings Division of Metal One Holdings America, Inc.	8/27/2007 OH00118561685
Worthington Enterprises, Inc. (OH)	Coilplus-Ohio, Inc. and Coilplus, Inc.	12/7/2007 OH00121803503
Worthington Enterprises, Inc. (OH)	MacSteel Service Centers USA, Kloeckner Metals Corporation and Well Fargo Bank, N.A.	4/22/2008 OH00125978021
Worthington Enterprises, Inc. (OH)	Samuel, Son & Co. (USA) Inc. and Samuel Strapping Systems, Inc.	5/13/2011 OH00150202776
Worthington Enterprises, Inc. (OH)	Mega Manufacturing, Inc.	11/17/2015 OH00190904580
Worthington Enterprises, Inc. (OH)	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association	7/20/2016 OH00202797960
Worthington Enterprises, Inc. (OH)	Timepayment Corporation	9/16/2016 OH00204265430
Worthington Enterprises, Inc. (OH)	Steel Technologies LLC	3/29/2017 OH00209480815
Worthington Enterprises, Inc. (OH)	Bank of America, N.A.	3/23/2018 OH00219757672
Worthington Enterprises, Inc. (OH)	United States Steel Corporation	8/24/2018 OH00224242628
Worthington Enterprises, Inc. (OH)	De Lage Landen Financial Services, Inc.	10/11/2018 OH00225404299

6B-1

Debtor / Jurisdiction	Secured Party	Date Filed / File Number
Worthington Enterprises, Inc. (OH)	Metal One America, Inc.	2/3/2019 OH00228254697
Worthington Enterprises, Inc. (OH)	Citibank, N.A., its branches, subsidiaries and affiliates	4/2/2019 OH00229439327, OH00229439549 and OH00229439650
Worthington Enterprises, Inc. (OH)	Toyota Industries Commercial Finance, Inc.	7/2/2019 OH00232168246
Worthington Enterprises, Inc. (OH)	United States Steel Corporation	4/7/2020 OH00238738453
AMTROL, Inc. (RI)	Citibank, N.A., its branches, subsidiaries and affiliates	12/14/2017 201718929250

6B-2

SCHEDULE 6F

UNRESTRICTED SUBSIDIARIES

Domestic Unrestricted Subsidiaries

Worthington-Buckeye, Inc. (OH)

GerCo Holdings, Inc. (OH)
Worthington Industries Leasing, LLC (OH)

Worthington Military Construction, Inc. (OH)

Worthington Mid-Rise Construction, Inc. (OH)

Foreign Unrestricted Subsidiaries

Worthington Cylinders GmbH (Austria)
Worthington Industries International S.á.r.l. (Luxembourg)

6F-1

SCHEDULE 8A(1)

SUBSIDIARIES

Domestic Unrestricted Subsidiaries

Worthington-Buckeye, Inc. (OH)

GerCo Holdings, Inc. (OH)
Worthington Industries Leasing, LLC (OH)

Worthington Military Construction, Inc. (OH)

Worthington Mid-Rise Construction, Inc. (OH)

Foreign Unrestricted Subsidiaries

Worthington Cylinders GmbH (Austria)
Worthington Industries International S.á.r.l. (Luxembourg)

Restricted Subsidiaries

Worthington Services, LLC	Ohio
Worthington Industries Medical Center, Inc.	Ohio
Worthington Steel of Michigan, Inc.	Michigan
New AMTROL Holdings, Inc.	Delaware
AMTROL Inc.	Rhode Island
AMTROL North American Cylinders, LLC	Delaware
AMTROL Water Technology, LLC	Delaware
AMTROL International Investments Inc.	Rhode Island
AMTROL Holding Netherlands B.V.	Netherlands
AMTROL Holding Portugal, SGPS, Unipessoal, Lda	Portugal
AMTROL-ALFA Metalomecanica, S.A.	Portugal
AMTROL Licensing Inc.	Rhode Island
Precision Specialty Metals, Inc.	Delaware
WI Ventures, LLC	Ohio
Worthington Cylinder Corporation	Ohio
dHybrid Systems, LLC	Ohio
Worthington Cryogenics, LLC	Ohio
Worthington Cylinders Mexico, S. de R.L. de C.V.	Mexico
Worthington Industries PoalndSp. z.o.o.	Poland
Worthington Industries Germany UG	Germany
Worthington Cylinders Kansas, LLC	Ohio
Worthington Cylinders Wisconsin, LLC	Ohio
Worthington Industries Engineered Cabs, Inc.	Delaware
The Worthington Steel Company	Delaware
Worthington CDBS Holding, LLC	Ohio
Worthington Steel Company of Decatur, LLC	Alabama

8A(1)-1

GTI Holding Company

General Tools & Instruments Company, LLC

Mannix Instruments Co., LLC

PTI Distributors, LLC

Level 5 Tools, LLC

WC Realty Holdings, LLC

Worthington Industries Consumer Products, LLC

WH Products, LLC*

General Tools & Instruments (Shanghai) Company Ltd.

PTEC Pressure Technology GmbH

Delaware New York New York New York Kansas Ohio Ohio Delaware China Germany

*WH Products, LLC (“Halo”) is the only Restricted Subsidiary that is not a Wholly-Owned Subsidiary of the Company. Worthington Cylinder Corporation owns 80% of the Equity Interests in Halo and Halo Products Group, LLC owns the remaining 20%.

8A(1)-2

SCHEDULE 8G

LIST OF AGREEMENTS RESTRICTING INDEBTEDNESS

Fourth Amended and Restated Credit Agreement, dated as of September 27, 2023, by and among the Company, the foreign subsidiary borrowers party thereto, PNC Bank, National Association, as administrative agent, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as syndication agents, and the other agents and lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time.

Indenture, dated April 13, 2010, between the Company and U.S. Bank National Association, as trustee (“U.S. Bank”), as supplemented by (i) that certain First Supplemental Indenture, dated April 13, 2010, between the Company and U.S. Bank, (ii) that certain Second Supplemental Indenture, dated April 15, 2014, between the Company and U.S. Bank, and (iii) that certain Third Supplemental Indenture, dated July 28, 2017, between the Company and U.S. Bank

8G-1